  As filed with the Securities and Exchange Commission on January 17, 2001
                                                     Registration No. 333-52498

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                              GLACIER BANCORP, INC.
             (Exact name of registrant as specified in its charter)


              DELAWARE                              6035                            81-0519541
  (State or other jurisdiction of       (Primary standard industrial      (I.R.S. employer identification no.)
   incorporation or organization)        classification code number)

            49 COMMONS LOOP, KALISPELL, MONTANA 59901 (406) 756-4200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                               MICHAEL J. BLODNICK
                      President and Chief Executive Officer
                                 49 Commons Loop
                            Kalispell, Montana 59901
                                 (406) 756-4200
       (Name, address, including zip code, and telephone number, including area code, of agent
                                  for service)
                                ---------------
                          Copies of communications to:

STEPHEN M. KLEIN, ESQ.                                       BARRY P. TAFF, ESQ.
WILLIAM E. BARTHOLDT, ESQ.                       Silver, Freedman & Taff, L.L.P.
Graham & Dunn P.C.                            1100 New York Avenue NW, Suite 700
1420 Fifth Avenue, 33rd Floor                       Washington, D.C.  20005-3934
Seattle, Washington  98101
                                ---------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
     The date of mailing of the enclosed Prospectus/Joint Proxy Statement to stockholders of Glacier Bancorp and WesterFed Financial Corporation.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



                                    --------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE 1933 ACT, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

[GLACIER BANCORP LOGO]                                [WESTERFED FINANCIAL LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT


        The boards of directors of Glacier Bancorp, Inc. and WesterFed Financial Corporation have agreed on a merger. The merger is structured so that Glacier will be the surviving publicly-traded company. The merger agreement provides that WesterFed stockholders will be able to elect cash, Glacier common stock or a combination of both. The value of the merger consideration to be received for each share of WesterFed common stock will be based on the average per share closing price of Glacier common stock for the twenty trading days ending on the fifteenth trading day immediately preceding the date the merger is completed. If January 19, 2001, were the merger completion date WesterFed stockholders would receive calculated merger consideration of either $22.33 in cash or 1.85 shares of Glacier common stock for each share of WesterFed common stock, with a market value of $23.47 based on Glacier's January 19, 2001 closing price. Glacier stockholders will continue to own their existing shares. For an explanation of the merger consideration, see "THE MERGER - Merger Consideration" in this document.



        The merger cannot be completed unless both the Glacier and WesterFed stockholders adopt the merger agreement. Each of us has scheduled special meetings for our stockholders to vote on this matter. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the WesterFed or Glacier special meeting, please take the time to vote by completing and mailing the enclosed proxy form. IT IS ALSO VERY IMPORTANT for WesterFed stockholders to complete and return the form of election that will be sent to them separately. The form of election will be sent to WesterFed stockholders on or shortly after the date on which this prospectus/joint proxy statement is mailed.


        The dates, times and places of the special meetings are as follows:


        FOR GLACIER STOCKHOLDERS                    FOR WESTERFED STOCKHOLDERS
        February 26, 2001                           February 26, 2001
        9:00 a.m. local time                        9:00 a.m. local time
        The Outlaw Inn, 1701 Highway 93 South       2601 Garfield Street
        Kalispell, Montana                          Missoula, Montana  59801


        Glacier common stock is listed on the Nasdaq Stock Market under the symbol "GBCI." WesterFed common stock is listed on the Nasdaq Stock Market under the symbol "WSTR."

        This document provides you with detailed information about the proposed merger and the merger agreement. We encourage you to read this entire document carefully. In addition, you may obtain information about our companies from publicly available documents that we have filed with the Securities and Exchange Commission.

Michael J. Blodnick                        Ralph K. Holliday
President and Chief Executive Officer      President and Chief Executive Officer
Glacier Bancorp, Inc.                      WesterFed Financial Corporation

--------------------------------------------------------------------------------

        See "Risk Factors" beginning on page 14 for a description of factors that may affect the value of the Glacier common stock to be issued in the merger along with several other risk factors that should be considered by stockholders with respect to the merger.


        Neither the SEC nor any state securities regulators has approved the Glacier common shares to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any governmental agency.
--------------------------------------------------------------------------------


        Prospectus/joint proxy statement dated as of January 24, 2001 and first mailed to stockholders of Glacier on or about January 25, 2001 and to stockholders of WesterFed on or about January 25, 2001.

                              GLACIER BANCORP, INC.
                                 49 COMMONS LOOP
                            KALISPELL, MONTANA 59901

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD FEBRUARY 26, 2001


TO THE STOCKHOLDERS OF GLACIER BANCORP, INC.:


        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Glacier Bancorp, Inc. will be held on February 26, 2001, at 9:00 a.m. local time, at The Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana. The special meeting is for the following purposes:


1. MERGER AGREEMENT. To consider and vote upon a proposal to adopt the Amended and Restated Plan and Agreement of Merger, dated as of September 20, 2000, between Glacier Bancorp, Inc. and WesterFed Financial Corporation, under the terms of which WesterFed Financial Corporation will merge with and into Glacier Bancorp, Inc., as more fully described in the accompanying prospectus/joint proxy statement. The merger agreement is attached as Appendix A to the prospectus/joint proxy statement which accompanies this notice.

2. OTHER MATTERS. To act upon any other matters as may properly come before the special meeting, or any postponement or adjournment of it.


        Only holders of record of Glacier Bancorp, Inc. common stock, at 5:00 p.m. on January 12, 2001 the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of it. The affirmative vote of the holders of a majority of the outstanding shares of Glacier Bancorp, Inc. common stock is required for adoption of the merger agreement. As of January 12, 2001, there were 11,487,318 shares of Glacier Bancorp, Inc. common stock outstanding.


        All stockholders are cordially invited to attend the special meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of Glacier common stock. Stockholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to Glacier's Secretary at or before the special meeting, or by appearing and voting at the special meeting in person. Attendance at the special meeting will not of itself revoke a previously submitted proxy.

                                             By Order of the Board of Directors,



                                             James H. Strosahl,
                                             Secretary


Kalispell, Montana
January 24, 2001


YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, AND WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF GLACIER COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED AND A QUORUM IS ATTAINED, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY FORM.

                         WESTERFED FINANCIAL CORPORATION
                                110 East Broadway
                             Missoula, Montana 59802
                                 (406) 721-5254


                            NOTICE OF SPECIAL MEETING
                        TO BE HELD ON FEBRUARY 26, 2001



To the Stockholders of WesterFed Financial Corporation:


        You are cordially invited to attend a special meeting of stockholders of WesterFed Financial Corporation at 9:00 a.m., local time, on February 26, 2001, at the Missoula Southgate Branch of Western Security Bank, a wholly owned subsidiary of the Company, located at 2601 Garfield Street, Missoula, Montana, to vote on a proposal recommended by the Board of Directors of WesterFed to:


        - adopt the Amended and Restated Plan and Agreement of Merger, dated as of September 20, 2000, by and between Glacier Bancorp, Inc. and WesterFed Financial Corporation; and

        - transact such other business which may properly be presented at the special meeting or any adjournment or postponement of the special meeting.


        Only stockholders of record at the close of business on January 12, 2001 are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. A list of WesterFed stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the main office of WesterFed during ordinary business hours for at least ten days prior to the special meeting, as well as at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of WesterFed common stock is required for adoption of the merger agreement. As of January 12, 2001, there were 4,116,370 shares of WesterFed common stock outstanding.

        To ensure your representation at the special meeting, please sign, date and promptly return the accompanying proxy form in the enclosed envelope whether or not you plan to attend the meeting. Stockholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to WesterFed's Secretary at or before the special meeting, or by appearing and voting at the special meeting in person. Attendance at the special meeting will not of itself revoke a previously submitted proxy. Please review the prospectus/joint proxy statement accompanying this notice for more complete information regarding the merger proposed for your consideration at the special meeting.

        If you want to make an election as to the form of merger consideration you would like to receive (i.e., cash, Glacier stock or a combination of both), you must complete, sign and date the election form that will be sent to you separately and deliver the completed election form to the exchange agent, Davidson Trust, no later than 5:00 p.m., Mountain Time, on February 26, 2001. You may revoke your election by completing, signing, dating and returning a new election form, provided such election form is actually received by Davidson Trust no later than 5:00 p.m., Mountain Time, on February 26, 2001.


                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           Ralph K. Holliday
                                           President and Chief Executive Officer

Missoula, Montana
January 24, 2001


THE BOARD OF DIRECTORS OF WESTERFED UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT. YOUR SUPPORT IS APPRECIATED.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, AND WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF WESTERFED COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED AND A QUORUM IS ATTAINED, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY FORM.

                      REFERENCES TO ADDITIONAL INFORMATION

        THIS PROSPECTUS/JOINT PROXY STATEMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT GLACIER AND WESTERFED FROM DOCUMENTS THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. YOU CAN OBTAIN DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS/JOINT PROXY STATEMENT BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM THE APPROPRIATE COMPANY AT THE FOLLOWING ADDRESSES:

                              GLACIER BANCORP, INC.
                                 49 Commons Loop
                               Kalispell, MT 59901
                  ATTN: James H. Strosahl, Corporate Secretary
                            Telephone: (406) 756-4263

                         WESTERFED FINANCIAL CORPORATION
                                110 East Broadway
                                  P.O. Box 5388
                               Missoula, MT 59802
                  ATTN: Marcia L. Johnson, Corporate Secretary
                            Telephone: (406) 721-5254


        You will not be charged for these documents that you request. If you would like to request documents, please do so by February 19, 2001 in order to receive them before the Glacier and WesterFed special stockholders meetings. You can also obtain these and other documents filed by Glacier or WesterFed with the Securities and Exchange Commission from the SEC's website at "www.sec.gov."


        See "WHERE YOU CAN FIND MORE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE."

                                TABLE OF CONTENTS

                                                                                                  PAGE

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS.............................................1


SUMMARY.............................................................................................3


SELECTED HISTORICAL FINANCIAL DATA.................................................................11


HISTORICAL FINANCIAL DATA..........................................................................12


RISK FACTORS.......................................................................................14


FORWARD-LOOKING STATEMENTS.........................................................................17


GLACIER SPECIAL STOCKHOLDERS MEETING...............................................................18

    Date, Time, Place and Purpose..................................................................18
    Record Date; Shares Outstanding and Entitled to Vote...........................................18
    Vote Required..................................................................................18
    Voting, Solicitation, and Revocation of Proxies................................................18

WESTERFED SPECIAL STOCKHOLDERS MEETING.............................................................19

    Purpose of the Meeting.........................................................................19
    Voting and Revocability of Proxies.............................................................19
    Vote Required..................................................................................20
    Solicitation of Proxies........................................................................21

BACKGROUND OF AND REASONS FOR THE MERGER...........................................................21

    Background of the Merger.......................................................................21
    Reasons For The Merger - Glacier...............................................................22
    Recommendation for the Glacier Board of Directors..............................................24
    Opinion of Glacier's Financial Advisor.........................................................24
    Reasons for the Merger - WesterFed.............................................................30
    Recommendation of the WesterFed Board of Directors.............................................32
    Opinion of WesterFed's Financial Advisor.......................................................32

THE MERGER.........................................................................................36

    Basic Terms of the Merger......................................................................37
    Merger Consideration...........................................................................37
    Election Procedures............................................................................39
    Election Procedure Examples....................................................................40
    Allocation Procedures..........................................................................42
    Example of Allocation Mechanism................................................................42
    Cash for Fractional Shares.....................................................................44
    Exchange of WesterFed Stock Certificates for Non-Election Shares...............................44
    Deemed Issuance of Glacier Common Stock........................................................44
    WesterFed Stock Option Agreement...............................................................44
    Voting Agreements..............................................................................46
    Amendment or Termination of the Merger Agreement...............................................46
    Payment of Liquidated Damages upon Termination in Certain Circumstances........................47


    Conditions to Consummation of the Merger.......................................................48
    Conduct of Business Pending the Merger.........................................................48
    Directors and Executive Officers After the Merger..............................................49
    Employee Benefit Plans; Stock Option Plans.....................................................50
    Interests of Certain Persons in the Merger.....................................................50
    Material United States Federal Income Tax Consequences.........................................52
    Accounting Treatment of the Merger.............................................................55
    Dissenter's Rights of Appraisal................................................................56
    Resale of Glacier Stock........................................................................57
    No Solicitation................................................................................58

UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS........................................59


NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS...............................63


STOCK PRICE AND DIVIDEND INFORMATION...............................................................68


BUSINESSES OF THE PARTIES TO THE MERGER............................................................70

    Information Concerning Glacier.................................................................70
        General....................................................................................70
        Proposed Glacier Branch Acquisitions.......................................................71
    Information Concerning WesterFed...............................................................72

SUPERVISION AND REGULATION.........................................................................74


DESCRIPTION OF GLACIER'S CAPITAL STOCK.............................................................80


COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF gLACIER AND WESTERFED COMMON STOCK......................81


CERTAIN LEGAL MATTERS..............................................................................87


EXPERTS............................................................................................88


WHERE YOU CAN FIND MORE INFORMATION................................................................88


INFORMATION INCORPORATED BY REFERENCE..............................................................89


OTHER MATTERS......................................................................................90

    WesterFed......................................................................................91
    Glacier........................................................................................91


Appendix A - Amended and Restated Plan and Agreement of Merger

Appendix B - Delaware Statute Regarding Dissenters' Rights of Appraisal

Appendix C - Stock Option Agreement

Appendix D - Opinion of D.A. Davidson & Co.

Appendix E - Opinion of Putnam Lovell Securities, Inc.

                   QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS

Q.      WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A. The WesterFed board of directors believes that a combination with Glacier is in the best interests of WesterFed stockholders, particularly in a transaction where a significant portion of the merger consideration will be in the form of Glacier common stock which will be received on a tax deferred basis.

        Glacier's board of directors likewise believes that a combination with WesterFed is in the best interests of Glacier stockholders. In addition, Glacier wants to better serve customers in WesterFed's service areas and to expand Glacier's presence in those markets.

Q.      WHAT AM I BEING ASKED TO VOTE ON?

A.      You are being asked to adopt the merger agreement.

Q.      WHAT WILL WESTERFED STOCKHOLDERS RECEIVE IN THE MERGER?


A. Each WesterFed stockholder can elect the form of merger consideration he or she would like to receive (i.e., cash, Glacier common stock, or a combination of both) by completing, signing and dating the election form that will be sent to them separately, and delivering the completed election form to the exchange agent, Davidson Trust. The election form must be received by the exchange agent not later than 5:00 p.m., Mountain Time, on February 26, 2001. The value of the merger consideration for each share of WesterFed common stock will be based on the average per share closing price of Glacier common stock for the twenty trading days ending on the fifteenth trading day immediately preceding the date the merger is completed.



        If January 19, 2001, were the merger completion date WesterFed stockholders would receive calculated merger consideration of either $22.33 in cash or 1.85 shares of Glacier common stock for each share of WesterFed common stock.



        In other words, by timely delivering your completed and signed election form to the exchange agent you will be able to elect to receive cash for all of your WesterFed shares, Glacier common stock for all of your WesterFed shares, or a combination of cash and Glacier common stock for your WesterFed shares. After all the elections have been made by WesterFed stockholders, the elections will be adjusted as provided in the merger agreement. The adjustments will ensure that the total cash to be paid by Glacier does not exceed $41.3 million, and that the total cash payment does not exceed 55% of the value of the aggregate merger consideration based upon the closing price of Glacier stock on the date the merger is completed. An adjustment will also be made, if necessary, to ensure that the maximum number of WesterFed shares that may be exchanged for Glacier common stock will not exceed 1.1 times the total number of WesterFed common stock issued and outstanding immediately prior to completion of the merger divided by the final exchange ratio. The final exchange ratio is determined by dividing the average per share closing price of Glacier common stock for the twenty day period described above into the merger consideration per share. The adjustments will be made on a pro rata basis. Because of the possible adjustments to the elections, WesterFed stockholders may receive stock and/or cash in amounts that are not consistent with their elections.


        Glacier stockholders will not change their Glacier common shares as a result of the merger.


Q.      HOW DO I VOTE?



A. You should read this document and complete, sign and date the enclosed proxy form and mail it to us in the enclosed return envelope as soon as possible. If you sign and send the proxy form and do not indicate how you want to vote, we will count your proxy as a vote in favor of the merger agreement. The boards of directors of Glacier and WesterFed recommend voting FOR the adoption of the merger agreement.


Q.      WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A. If you do not return your proxy form and do not otherwise vote at the special meeting, it will have the same effect as if you voted against the merger agreement.

Q.      HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY?

A. If you are a stockholder of record, which means you hold your shares in certificate form, and you sign, date and send in your proxy form and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER, WILL THE BROKER VOTE THE SHARES FOR ME?

A. Brokers may not vote your shares on the merger agreement. You must instruct your broker to vote your shares on the merger agreement, following the directions provided by your broker. Your failure to instruct your broker to vote will be equivalent to voting against the merger agreement.

Q.      CAN I VOTE MY SHARES IN PERSON?

A. Yes, if you own your shares in certificate form. You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy form. However, in order to ensure that your vote is counted at the special meeting we recommend that you sign, date and promptly mail the enclosed proxy form.

Q.      CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY FORM?

A. Yes. You can change your vote at any time prior to the special meeting by submitting a later-dated signed proxy form or by attending the special meeting and voting in person.

Q.      HOW DO I MAKE A MERGER CONSIDERATION ELECTION?


A. You must complete, sign and date the election form that will be mailed to you separately, and return the election form to the exchange agent. If your WesterFed shares are held in "street name" by a broker, your broker will forward an election form to you. For an election form to be effective, it must be properly completed and executed by you and received by the exchange agent by the election deadline. The election deadline is 5:00 p.m., Mountain Time, on February 26, 2001.



        An election form may be revoked or changed by submitting a new election form to the exchange agent, which must be received prior to the election deadline. If you would like to receive a new election form, please contact Melissa Kerr of Davidson Trust at (800) 634-5526. The exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters will be binding and conclusive. Neither Glacier nor the exchange agent will be under any obligation to notify any person of any defect in an election form.


Q.      SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. WesterFed stockholders will be sent written instructions from the exchange agent shortly after the merger is completed to exchange their stock certificates for merger consideration. Glacier stockholders will keep their current stock certificates.


Q.      WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A.      We hope to complete the merger in the first quarter of 2001.

Q.      WILL I CONTINUE TO RECEIVE DIVIDENDS ON MY SHARES?


A. The merger agreement permits WesterFed to pay, prior to completion of the merger, regular quarterly cash dividends to its stockholders and a bonus dividend consistent with past practice not to exceed $325,000 in the aggregate for all WesterFed stockholders. WesterFed declared a bonus dividend in December, 2000 in the approximate amount of $277,000. WesterFed has agreed in the merger agreement to coordinate with Glacier the declaration and payment date of the last WesterFed dividend prior to completion of the merger to preclude any loss or duplication of dividends received by WesterFed stockholders.


        Glacier has paid regular quarterly cash dividends on Glacier common stock. For the third quarter of 2000, Glacier paid a cash dividend of $0.15 per share. The payment of dividends by Glacier in the future must be approved and declared by Glacier's board of directors and will depend on Glacier's business conditions, financial condition and earnings, and other factors. For information on recent cash dividends paid by Glacier and WesterFed, see "STOCK PRICE AND DIVIDEND INFORMATION."

Q.      WHAT SHOULD I DO IF I HAVE QUESTIONS?

A. If you have any questions about the merger or the special meetings you should contact:

        FOR GLACIER INFORMATION

        Glacier Bancorp Inc.
        49 Commons Loop
        Kalispell, MT  59901
        Attention:  James Strosahl
        (406) 756-4263

        FOR WESTERFED INFORMATION

        WesterFed Financial Corporation
        110 East Broadway
        Missoula, MT 59802
        Attention:  Marcia L. Johnson
        (406) 721-5254

                                     SUMMARY

        This section briefly summarizes some of the information in this document. Because this is a summary, it does not contain all of the information that may be important to you. You should read this entire document and its appendices carefully before you decide how to vote.

                                  THE COMPANIES

GLACIER BANCORP, INC.

49 Commons Loop
Kalispell, Montana 59901
(406) 756-4263

        Glacier is a registered bank holding company incorporated under Delaware law. Its principal business activities are conducted through seven bank subsidiaries:

-       Glacier Bank of Kalispell;
-       Glacier Bank of Whitefish;
-       Glacier Bank of Eureka;
-       First Security Bank of Missoula;
-       Valley Bank of Helena;
-       Big Sky Western Bank; and
-       Mountain West Bank of Coeur d'Alene, Idaho

        Glacier also has a non-bank subsidiary, Community First, Inc., which offers full service brokerage services through Raymond James Financial, an unaffiliated brokerage firm.


        At January 1, 2001, Glacier had facilities in 25 towns in Montana and five towns in Idaho, operating 28 full-service offices and one limited service office. Glacier's principal executive offices are located in Kalispell, Montana.


        At September 30, 2000, Glacier had total assets of approximately $1.0 billion, deposits of approximately $717 million and stockholders' equity of approximately $92 million.

        Additional information concerning Glacier and its business is included in "BUSINESSES OF THE PARTIES TO THE MERGER - Information Concerning Glacier."

WESTERFED FINANCIAL CORPORATION

110 East Broadway
Missoula, Montana 59802
(406) 721-5254


        WesterFed is a unitary savings and loan holding company incorporated under Delaware law. WesterFed owns all of the stock of Western Security Bank, a federal stock savings bank. WesterFed through its savings bank subsidiary serves the financial needs of 14 Montana communities through a main office located in Missoula, 26 branch offices and one loan servicing office. At September 30, 2000, WesterFed had total assets of approximately $933 million, deposits of approximately $603 million and stockholders' equity of approximately $92 million.


        Additional information concerning WesterFed and its business is included in "BUSINESSES OF THE PARTIES TO THE MERGER - Information Concerning WesterFed."

                              THE SPECIAL MEETINGS

GLACIER SPECIAL MEETING


        Date, Time and Place. The Glacier special meeting will be held on February 26, 2001, at The Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana, at 9:00 a.m., local time, unless adjourned or postponed.

        Record Date. You can vote at the Glacier special meeting if you owned Glacier common stock at the close of business on January 12, 2001.


        Matters to be Considered. At the Glacier special meeting you will be asked to adopt the merger agreement.

        Vote Required. The proposal to adopt the merger agreement will be passed if a majority of the outstanding shares of Glacier common stock are voted in favor of it.

        Proxies. You can revoke your proxy before it is voted either by sending to Glacier a revocation notice or a new proxy or by attending the Glacier special meeting and voting in person. You will not revoke your proxy simply by attending the Glacier special meeting.

WESTERFED SPECIAL MEETING


        Date, Time and Place. The WesterFed special meeting will be held on February 26, 2001, at 2601 Garfield, Street, Missoula, Montana, at 9:00 a.m., local time, unless adjourned or postponed.

        Record Date. You can vote at the WesterFed special meeting if you owned WesterFed common stock at the close of business on January 12, 2001.


        Matters to be Considered. At the WesterFed special meeting, you will be asked to adopt the merger agreement.

        Vote Required. The proposal to adopt the merger agreement will be passed if a majority of the outstanding shares of WesterFed common stock are voted in favor of it.

        Proxies. You can revoke your proxy before it is voted either by sending to WesterFed a revocation notice or a new proxy or by attending the WesterFed special meeting and voting in person.

        You will not revoke your proxy simply by attending the WesterFed special meeting.

                                   THE MERGER

        We have attached the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

GENERAL

        We propose a merger of WesterFed and Glacier, with Glacier as the surviving publicly-traded company. We hope to complete this transaction in the first quarter of 2001.

MERGER CONSIDERATION


        WesterFed stockholders can elect the form of consideration they would like to receive, i.e., cash, Glacier common stock, or a combination of both. The value of the merger consideration for each share of WesterFed common stock will be based on the average per share closing price of Glacier common stock for the twenty trading days ending on the fifteenth trading day immediately preceding the date the merger is completed. If the calculated merger consideration per share is less than $19.94 as of such date, the WesterFed board of directors has the right to terminate the merger agreement subject to the right of Glacier's board of directors to increase the calculated merger consideration per share to $19.94 as of such date.


        The WesterFed board of directors may also decide to complete the merger where the calculated merger consideration is less than $19.94, if it determines that the lower value remains in the best interest of WesterFed stockholders. See "--Right to Terminate" below.


        If January 19, 2001 were the merger completion date, WesterFed stockholders would receive calculated merger consideration of either $22.33 in cash or 1.85 shares of Glacier common stock for each share of WesterFed common stock.

        In other words, by properly completing and timely delivering the election form to the exchange agent, you can elect to receive cash for all of your WesterFed shares, Glacier common stock for all of your WesterFed shares, or a combination of cash and Glacier common stock for your WesterFed shares. Glacier will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share owed to you in an amount based on the closing price of Glacier common stock on the date the merger is completed. After all the elections have been made, the elections will be adjusted, as provided in the merger agreement. The adjustments will ensure that the total cash to be paid by Glacier does not exceed $41.3 million, and that the total cash payment does not exceed 55% of the value of the aggregate merger consideration based upon the closing price of Glacier stock on the date the merger is completed. An adjustment will also be made, if necessary, to ensure that the maximum number of WesterFed shares that may be exchanged for Glacier common stock will not exceed
1.1 times the total number of WesterFed shares issued and outstanding immediately prior to completion of the merger divided by the final exchange ratio. The final exchange ratio is determined by dividing the average per share closing price of Glacier common stock for the twenty day period described above into the merger consideration per share. The adjustments will be made on a pro rata basis. Because of the possible adjustments to the elections, WesterFed stockholders may receive stock and/or cash in amounts that are not consistent with their elections.


EACH WESTERFED STOCKHOLDER SHOULD:


        - COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE PRE-PAID, PRE-ADDRESSED ENVELOPE PROVIDED.

        - COMPLETE, DATE AND SIGN THE ELECTION FORM THAT IS BEING SEPARATELY MAILED TO YOU AND RETURN IT PROMPTLY IN THE PREPAID, PRE-ADDRESSED ENVELOPE PROVIDED TO YOU WITH THE ELECTION FORM.

        Please do not send your WesterFed stock certificates. You will receive instructions from the exchange agent shortly after the merger is completed telling you how to exchange your WesterFed common stock certificates for merger consideration.

EACH GLACIER STOCKHOLDER SHOULD:

        - COMPLETE AND SIGN THE ENCLOSED PROXY FORM AND RETURN IT PROMPTLY IN THE ENCLOSED PRE-PAID, PRE-ADDRESSED ENVELOPE. You will not need to exchange your Glacier common stock certificates.

NECESSITY FOR TIMELY RETURN OF ELECTION FORM


        IF A WESTERFED STOCKHOLDER FAILS TO DELIVER A PROPERLY COMPLETED AND SIGNED ELECTION FORM, TO THE EXCHANGE AGENT BY THE ELECTION DEADLINE, HIS OR HER WESTERFED SHARES WILL BE DEEMED TO BE NON-ELECTION SHARES. AS A RESULT, SUCH STOCKHOLDER WILL HAVE NO CHOICE AS TO WHETHER HE OR SHE RECEIVES CASH OR GLACIER COMMON STOCK IN PAYMENT FOR SUCH SHARES. See "THE MERGER - Election Procedures."


WESTERFED STOCK OPTIONS

        The options to purchase WesterFed common stock under WesterFed's director and employee stock option plans will be converted into options to purchase Glacier common stock with appropriate adjustments to the number of shares subject to the options and to the exercise price based upon the final exchange ratio.

REASONS FOR THE MERGER

        The WesterFed board believes that, based upon the extremely competitive environment in the banking industry and the limited opportunities available to it as a stand alone institution to improve its stock performance, a combination with Glacier is in the best interests of its stockholders. In addition, the WesterFed board believes that the customers and community served by it will benefit from the merger.

        The Glacier board believes that the merger is consistent with Glacier's established strategic goals, and is in the best interests of its stockholders. The Glacier board also believes that the merger will allow Glacier to better serve customers in WesterFed's service areas and to expand Glacier's presence in those markets.

        You can find a more detailed discussion of reasons for the merger in this document under "BACKGROUND OF AND REASONS FOR THE MERGER."

RECOMMENDATIONS TO STOCKHOLDERS

        Glacier. The Glacier board of directors has unanimously approved the merger agreement and the issuance of common shares in the merger and believes that the merger is in the best interests of its stockholders and that the consideration to be paid by it in the merger is fair to its stockholders from a financial point of view. THE GLACIER BOARD THEREFORE RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

        WesterFed. The WesterFed board of directors has unanimously approved the merger agreement and believes that the merger is in the best interests of its stockholders and that the consideration to be received by its stockholders in the merger is fair from a financial point of view. THE WESTERFED BOARD THEREFORE RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

        Glacier. D.A. Davidson & Co. has delivered its opinion to the Glacier board that as of September 20, 2000 and the date of this document, based upon and subject to the various considerations set forth in Davidson's opinion, the consideration to be paid by Glacier in the merger is fair to Glacier's stockholders from a financial point of view. A copy of Davidson's opinion is attached to this document as APPENDIX D. You should read it completely to understand the assumptions made, matters considered and limitations of the review made by Davidson in providing this opinion.

        WesterFed. Putnam Lovell Securities, Inc., has delivered its opinion to the WesterFed Board that as of September 20, 2000 and the date of this document, based upon and subject to the various considerations set forth in Putnam Lovell's opinion, the merger consideration is fair to WesterFed's stockholders from a financial point of view. A copy of Putnam Lovell's opinion is attached to this document as APPENDIX E. You should read it completely to understand the assumptions made, matters considered and limitations of the review made by Putnam Lovell in providing this opinion.

WESTERFED HAS GRANTED GLACIER AN OPTION

        To induce Glacier to enter into the merger agreement, WesterFed granted Glacier an option to purchase authorized but unissued shares of WesterFed common stock. Glacier may exercise this option in certain limited circumstances. If Glacier was to exercise this option in full, it would acquire a number of shares equal to 19.9% of the outstanding shares of WesterFed common stock at $15.75 per share. See "THE MERGER - WesterFed Stock Option Agreement." A copy of the Stock Option Agreement is attached to this document as APPENDIX C.

APPRAISAL RIGHTS

        If you are a WesterFed stockholder, Delaware law permits you to dissent from the merger. If you dissent, the fair value of your WesterFed common stock may be determined by a court and paid to you in cash. To do this, you must follow certain procedures, including giving WesterFed certain notices and not voting your WesterFed shares in favor of the merger agreement. You will not receive the merger consideration if you dissent and follow all of the required procedures. Instead, you will only receive the value of your WesterFed shares in cash as determined by a court. See "THE MERGER - Dissenter's Rights of Appraisal." The relevant sections of Delaware law governing this process are attached to this document as APPENDIX B.

        Glacier stockholders do not have dissenters' rights with respect to the merger.

SHARE OWNERSHIP OF WESTERFED'S MANAGEMENT AND DIRECTORS


        On January 12, 2001, the record date for the WesterFed special meeting, directors and executive officers of WesterFed and their affiliates beneficially owned and were entitled to vote 287,403 shares of WesterFed common stock, or approximately 7% of the WesterFed shares outstanding on that date. The WesterFed directors and executive officers who have executed voting agreements will, and all other WesterFed directors and executive officers have indicated that they intend to, vote all 287,403 shares of WesterFed common stock owned by them in favor of the merger agreement.


SHARE OWNERSHIP OF GLACIER'S MANAGEMENT AND DIRECTORS


        On January 12, 2001, the record date for the Glacier special meeting, directors and executive officers of Glacier and their affiliates beneficially owned and were entitled to vote 1,510,955 shares of Glacier common stock, or 13.2% of the Glacier shares outstanding on that date. The Glacier directors have executed voting agreements and will vote all shares of Glacier common stock owned by them in favor of the merger agreement. Glacier believes its executive officers intend to vote all shares of Glacier common stock owned by them in favor of the merger agreement.


WHAT NEEDS TO BE DONE TO COMPLETE THE MERGER

        The completion of the merger depends on a number of conditions being met, which include among others, the following:

        - adoption of the merger agreement by both the Glacier and WesterFed stockholders;

        -       approval of the merger by regulators; and

        - receipt of tax opinions regarding the tax consequences of the merger.

        Where law permits, the board of directors of Glacier or WesterFed could decide to complete the merger even though one or more of its conditions to closing has not been met. We cannot be certain when, or if, the conditions to the closing will be satisfied or waived, or that the merger will be completed.

RIGHT TO TERMINATE

        The boards of directors of Glacier and WesterFed may jointly agree in writing to terminate the merger agreement without completing the merger. In addition, either party can individually terminate the merger agreement prior to the completion of the merger if:

        - the other party materially breaches any of the representations or warranties it made or materially fails to comply with any of its obligations under the merger agreement;

        -       the merger is not completed by June 30, 2001;

        -       the parties do not obtain the required regulatory approvals;

        -       either party's stockholders do not adopt the merger agreement;
                or

        -       other conditions to closing the merger have not been satisfied.

        WesterFed's board of directors can also terminate the merger agreement if the value of the calculated merger consideration per share is less than $19.94 on the date it is determined, subject to the right of Glacier's board of directors to increase the calculated merger consideration per share to $19.94 as of such date. This right of termination will arise if the average per share closing price of Glacier common stock for the twenty trading days ending on the fifteenth trading day prior to completion of the merger is less than $9.00 because this will result in the calculated merger consideration per share being less than $19.94.

        Glacier's board of directors can also elect to terminate the merger agreement if the calculated merger consideration per share is less than $18.29 on the date it is determined. This right of termination will arise if the average per share closing price of Glacier common stock for the twenty-trading days ending on the fifteenth trading day prior to completion of the merger is less than $7.50 because this will result in the calculated merger consideration per share being less than $18.29.

LIQUIDATED DAMAGES

        The merger agreement provides that in certain limited circumstances Glacier or WesterFed would be required to pay to the other liquidated damages upon termination of the merger agreement. If Glacier is obliged to pay WesterFed liquidated damages, it would be in the amount of $3.5 million. If WesterFed is obliged to pay Glacier liquidated damages, it would be in the amount of $4.5 million. If Glacier is entitled to liquidated damages, it must give up all of its option rights to acquire WesterFed shares as a condition to receiving payment of liquidated damages. See "THE MERGER - Payment of Liquidated Damages upon Termination in Certain Circumstances."

INTERESTS OF WESTERFED DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS

        Some of the WesterFed directors and officers have interests in the merger that are different from, or in addition to, their interests as stockholders in WesterFed. These interests exist because of agreements that WesterFed directors and officers have with WesterFed and Glacier under the terms of the merger agreement, including the following:

        - Ralph K. Holliday, President and a director of WesterFed, will become a director of Glacier;

        - WesterFed director and employee stock option agreements provide for the accelerated vesting of unvested stock options upon WesterFed stockholder approval of the merger, or in some instances, upon completion of the merger;

        - WesterFed's board of directors may, in its sole discretion, at any time prior to completion of the merger extend the exercise period for options previously granted by WesterFed for a period of up to 2 years after the optionee's cessation of service with WesterFed, Glacier or their respective subsidiaries;


        - Ralph K. Holliday, President of WesterFed, James A. Salisbury, Chief Financial Officer of WesterFed and three officers of WesterFed's savings bank subsidiary have entered into one year employment agreements with Glacier to become effective upon completion of the merger which provide that Glacier will honor and cause to be paid the change in control benefits contained in each such officer's current employment or change in control agreement with WesterFed or its savings bank subsidiary; and

        - Glacier has agreed to indemnify and hold harmless WesterFed's existing officers and directors for premerger acts and omissions to the same extent such persons are indemnified and held harmless under Delaware law and WesterFed's formation documents; and Glacier has also agreed to provide directors' and officers' liability insurance for a period of six years for WesterFed's existing officers and directors.

        The members of the board of directors of WesterFed knew about these additional interests, and considered them, when they approved the merger agreement. See "THE MERGER - Interests of Certain Persons in the Merger."

THE MERGER IS EXPECTED TO BE TAX-FREE, EXCEPT FOR CASH RECEIVED BY WESTERFED STOCKHOLDERS

        It is expected that the merger will constitute a tax-free reorganization for United States federal income tax purposes. Accordingly, no gain or loss will be recognized by WesterFed stockholders on the conversion of WesterFed common stock solely into Glacier common stock by reason of the merger. However, WesterFed stockholders who receive cash, whether pursuant to an affirmative election to receive such cash or not, or by reason of cash received in lieu of fractional shares of Glacier common stock, will be subject to the recognition of gain up to the amount of cash received. See "THE MERGER - Material United States Federal Income Tax Consequences." WesterFed stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger.

ACCOUNTING TREATMENT

        The merger will be accounted for as a "purchase" in accordance with accounting principles generally accepted in the United States of America.

DIRECTORS OF GLACIER AFTER THE MERGER

        Following the merger, Glacier's board of directors will consist of those persons who were Glacier directors immediately before the merger and Ralph K. Holliday, President and a director of WesterFed.

SHARE INFORMATION AND MARKET PRICES

        Glacier stock is quoted on the Nasdaq National Market under the symbol "GBCI." WesterFed stock is quoted on the Nasdaq National Market under the symbol "WSTR." See "STOCK PRICE AND DIVIDEND INFORMATION."


        The following table sets forth the last reported sale price per share of Glacier stock and of WesterFed stock, each as reported on the Nasdaq National Market, in addition to the equivalent per share price for WesterFed stock, on September 19, 2000, the last full trading day prior to the public announcement of the execution of the merger agreement) and on January 19, 2001, the most recent date for which it was practicable to obtain market price data prior to the printing of this prospectus/joint proxy statement. Holders of WesterFed stock are urged to obtain current market quotations for shares of Glacier stock.



-------------------------------------------------------------------------------------------------------
PRICE PER SHARE:                                  September 19, 2000          January 19, 2001
-------------------------------------------------------------------------------------------------------
        Glacier Common Stock                            $12.81                         $12.6875
-------------------------------------------------------------------------------------------------------
        WesterFed Common Stock                          $15.75                         $22.375
-------------------------------------------------------------------------------------------------------
        WesterFed Equivalent Pro Forma(1)               $22.25                         $23.006
-------------------------------------------------------------------------------------------------------



(1) Giving effect for the merger and computed by (a) multiplying the closing price per share of Glacier common stock by an assumed exchange ratio of
        1.1 shares of Glacier stock and (b) adding $9.05 in cash per WesterFed share.

                     SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA


        The following tables set forth for Glacier and WesterFed, separately and on a combined basis, certain selected historical and unaudited pro forma equivalent per share data as of and for the nine months ended September 30, 2000, and as of and for the year ended December 31, 1999, giving effect to the merger using the purchase method of accounting. Equivalent pro forma earnings per share assumes that 59% of the outstanding shares of WesterFed common stock are exchanged for Glacier common stock and the balance of the outstanding shares of WesterFed common stock are exchanged for cash in the merger. Equivalent pro forma book value per share assumes that 100% of the outstanding shares of WesterFed common stock are exchanged for Glacier common stock. The information in the tables is derived from the historical financial statements for Glacier and WesterFed and the unaudited combined condensed pro forma financial statements, giving effect to the merger, appearing elsewhere in this prospectus/joint proxy statement or incorporated herein by reference. This data should be read in conjunction with such financial statements. See "UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS" and "INFORMATION INCORPORATED BY REFERENCE."




                                                                           For the nine       For the year
                                                                           months ended          ended
                                                                       September 30, 2000  December 31, 1999
                                                                       ------------------  -----------------
Earnings per common and common equivalent share(1):
    Glacier - basic                                                     $            0.90  $            1.08
    Glacier - diluted                                                                0.89               1.06
    Glacier combined pro forma - basic                                               0.90               1.02
    Glacier combined pro forma - diluted                                             0.89               0.99
    Glacier cash dividends per share                                                 0.44               0.58
    Glacier combined pro forma cash dividends per share                              0.44               0.58

    WesterFed - basic                                                                1.63               1.70
    WesterFed - diluted                                                              1.59               1.63
    WesterFed equivalent pro forma - basic                                           0.99               1.12
    WesterFed equivalent pro forma - diluted                                         0.98               1.09
    WesterFed cash dividends per share                                               0.51               0.66
    WesterFed equivalent pro forma cash dividends per share                          0.44               0.58


                                                                                At                 At
                                                                       September 30, 2000  December 31, 1999
                                                                       ------------------  -----------------
Book value per share (2):
    Glacier                                                             $            8.03  $            7.44
    Glacier combined pro forma                                                       9.26               8.55
    WesterFed                                                                       22.36              20.57
    WesterFed equivalent pro forma                                                  17.17              15.85




(1) The Glacier combined pro forma earnings per common share and common equivalent share were calculated by using aggregate historical earnings information for Glacier and WesterFed divided by the average pro forma shares outstanding of the combined entity. The average pro forma shares of the combined entity were calculated by combining the Glacier historical average shares and the historical average shares of WesterFed as adjusted by the conversion number of 1.1. The WesterFed equivalent pro forma per share amounts were computed by multiplying the Glacier combined pro forma amounts by the conversion number of 1.1.


(2) The Glacier combined pro forma book value per share is based on the aggregate pro forma common stockholders' equity divided by the total pro forma common shares of the combined entity based on the conversion number of 1.1. The WesterFed equivalent pro forma book value per share at period end represents the Glacier pro forma amounts multiplied by an estimated final exchange ratio of 1.8542 which assumes the maximum number of shares exchanged at an average closing price of $12.00.

                       SELECTED HISTORICAL FINANCIAL DATA

        The tables on the following pages set forth, for the respective periods specified, selected historical consolidated financial data for each of Glacier and WesterFed. The data has been derived in part from and should be read in conjunction with, the consolidated financial statements and notes thereto and other financial information with respect to Glacier and WesterFed set forth elsewhere in this prospectus/joint proxy statement or incorporated herein by reference, and such data are qualified in their entirety by reference thereto.

        All adjustments that the respective managements of Glacier and WesterFed believe to be necessary for a fair presentation of the data have been included. Results of interim periods are not indicative of results for a full year. The September 30, 2000 ratios have been annualized where necessary.

GLACIER BANCORP, INC.

        The following table presents unaudited information concerning certain financial information and ratios for Glacier Bancorp, Inc. Amounts are in thousands, except per share data.



                                       As of and for the      ---------------------------------------------------
                                       Nine Months Ended                      As of and for the
                                         September 30,                     Year ended December 31,
                                                              ---------------------------------------------------
                                        2000        1999       1999       1998       1997       1996       1995
                                     ----------    -------    -------    -------    -------    -------    -------
SUMMARY OF OPERATIONS:
  Interest income ................   $   57,939     46,723     64,719     58,828     55,612     50,481     44,407
  Interest expense ...............       27,360     19,703     27,635     25,470     24,925     22,639     19,285
                                     ----------    -------    -------    -------    -------    -------    -------
    Net interest income ..........       30,579     27,020     37,084     33,358     30,687     27,842     25,122
  Provision for loan losses ......        1,483      1,246      1,723      1,735      1,052      1,017        652
                                     ----------    -------    -------    -------    -------    -------    -------
    Net interest income after
      provision for loan losses ..       29,096     25,774     35,361     31,623     29,635     26,825     24,470
  Non-interest income ............       10,097      9,752     12,809     13,596     11,057     10,421      9,068
  Non-interest expense ...........       23,095     21,145     29,096     27,170     23,709     23,027     18,954
                                     ----------    -------    -------    -------    -------    -------    -------
    Earnings before income
      taxes ......................       16,098     14,381     19,074     18,049     16,983     14,219     14,584
  Income taxes ...................        5,825      5,058      6,722      6,674      6,246      5,740      5,523
                                     ----------    -------    -------    -------    -------    -------    -------
    Net earnings .................       10,273      9,323     12,352     11,375     10,737      8,479      9,061
                                     ==========    =======    =======    =======    =======    =======    =======

PER SHARE DATA (1):
  Average common shares
    outstanding - basic...........       11,439     11,341     11,393     11,147     10,782     10,532     10,589
  Basic earnings per common
    share ........................   $     0.90       0.82       1.08       1.02       1.00       0.81       0.86
  Diluted earnings per common
    share ........................         0.89       0.81       1.06       1.00       0.98       0.80       0.85
  Dividends declared per share ...         0.44       0.40       0.54       0.42       0.36       0.29       0.19
  Period end book value ..........         8.03       8.21       7.44       7.44       6.69       5.86       5.47

SUMMARY OF FINANCIAL
CONDITION:
  Total assets ...................   $1,026,041    918,140    974,001    786,802    748,526    675,580    599,193
  Investment securities ..........      203,849    205,060    209,312    119,087    128,638    126,689    112,877
  Loans receivable, net ..........      723,026    619,614    652,208    571,188    526,234    478,868    421,812
  Total deposits .................      716,987    576,784    644,106    546,503    487,539    433,434    378,316
  Total borrowed funds ...........      206,593    245,482    235,264    144,593    177,620    169,987    151,104
  Stockholders' equity ...........       91,838     85,260     85,056     84,146     73,537     61,620     55,763

FINANCIAL RATIOS:
  Return on:
    Average assets(2) ............         1.37%      1.37%      1.41%      1.47%      1.50%      1.32%      1.64%
    Average stockholders'
      equity(2) ..................        15.82%     14.41%     14.60%     14.43%     15.89%     14.45%     17.66%
  Equity as a percentage of
    total assets .................         8.95%      9.29%      8.73%     10.69%      9.82%      9.12%      9.31%
  Dividend payout ratio ..........        48.89%     48.78%     50.00%     41.07%     36.36%     35.80%     22.09%
  Efficiency ratio(3) ............        56.78%     57.50%     58.32%     57.87%     56.80%     60.18%     55.44%
  Net loans to total assets ......        70.47%     67.49%     66.96%     72.60%     70.30%     70.88%     70.40%
  Net interest margin on
    average earning assets (tax
    equivalent)(2) ...............         4.46%      4.67%      4.72%      4.79%      4.72%      4.76%      4.96%

  Nonperforming assets to total
    assets(4) ....................         0.18%      0.28%      0.23%      0.39%      0.27%      0.28%      0.21%
  Allowance for loan losses to
    total loans ..................         1.07%      1.05%      1.02%      0.98%      0.88%      0.85%      0.89%
  Allowance for loan losses to
    nonperforming assets .........          418%       278%       295%       185%       230%       215%       299%


(1) Revised for stock splits and dividends.
(2) The ratios for the nine months ended September 30, 1999 and September 30, 2000 have been annualized and are not necessarily indicative of results for the entire year.
(3) Efficiency ratio is the ratio of non-interest expense to the sum of net interest income and non-interest income.
(4) Non-performing assets consist of (i) non-accrual loans, (ii) loans delinquent more than 90 days, and (iii) other real estate owned (OREO).

WESTERFED FINANCIAL CORPORATION

        The following table presents unaudited information concerning certain financial information and ratios for WesterFed Financial Corporation. Dollar amounts are in thousands, except per share data. Effective December 31, 1999, WesterFed changed its fiscal year-end from June 30 to December 31.


                                                                  As of and
                                              As of and for the    for the
                                              Nine Months Ended   Six Months                      As of and for the
                                                September 30,       Ended                    Fiscal Years Ended June 30,
                                             -------------------  December 31, ---------------------------------------------------
                                               2000       1999      1999         1999       1998      1997(1)     1996      1995
                                             --------  ---------  -----------  ---------  ---------   -------   --------  --------
SUMMARY OF OPERATIONS:
  Interest income .......................... $ 53,130     52,295      35,606      70,798     74,524    51,260     42,544     37,783
  Interest expense .........................   30,346     28,465      19,385      39,244     42,286    28,407     24,737     20,984
                                             --------  ---------   ---------   ---------  ---------   -------   --------  ---------
    Net interest income ....................   22,784     29,830      16,221      31,554     32,238    22,853     17,807     16,799
  Provision for loan losses ................    1,350      1,235         880       1,300        840       400          0          0
                                             --------  ---------   ---------   ---------  ---------   -------   --------  ---------
    Net interest income after
      provision for loan losses ............   21,434     22,595      15,341      30,254     31,398    22,453     17,807     16,799
  Non-interest income ......................    7,668      6,535       4,127       9,298      8,381     4,685      3,312      2,670
  Non-interest expense .....................   18,603     20,566      13,010      28,226     27,759    20,568     14,004     12,868
                                             --------  ---------   ---------   ---------  ---------   -------   --------  ---------
    Earnings before income taxes ...........   10,499      8,564       6,458      11,326     12,020     6,570      7,115      6,601
  Income taxes .............................    4,038      3,216       2,483       4,403      4,760     2,063      2,556      2,473
                                             --------  ---------   ---------   ---------  ---------   -------   --------  ---------
    Net earnings ...........................    6,461      5,348       3,975       6,923      7,260     4,507      4,559      4,128
                                             ========  =========   =========   =========  =========   =======   ========  =========
PER SHARE DATA:
  Average common shares outstanding - basic.    3,959      4,334       4,291       4,830      5,318     4,458      4,259      4,313
  Basic earnings per common share .......... $   1.63       1.23        0.93        1.43       1.37      1.01       1.07       0.96
  Diluted earnings per common share ........     1.59       1.18        0.89        1.37       1.29      0.96       1.07       0.96
  Dividends declared per share .............     0.51       0.50        0.32        0.62       0.54      0.45       0.36       0.30
  Period end book value ....................    22.36      20.41       20.57       20.08      19.64     18.74      17.88      17.09

SUMMARY OF FINANCIAL CONDITION:
  Total assets ............................. $933,009  1,014,049   1,000,885   1,007,349  1,022,136   955,639    563,931    563,285
  Investment securities ....................  243,655    306,767     303,693     291,020    281,784   248,054    169,055    226,200
  Loans receivable, net ....................  621,951    629,823     620,751     631,371    657,293   630,277    368,193    313,121
  Total deposits ...........................  602,913    642,994     658,404     645,549    636,441   630,869    350,212    344,155
  Total borrowed funds .....................  212,513    257,491     234,809     251,185    255,186   199,236    125,838    134,704
  Stockholders' equity .....................   91,991     90,423      89,525      91,149    109,700   104,259     78,607     75,146

FINANCIAL RATIOS:
  Return on:
    Average assets(2) ......................     0.89%      0.72%       0.79%       0.70%      0.72%     0.65%      0.79%      0.76%
    Average stockholders' equity(2) ........     9.71       7.79        8.75        6.93       6.73      5.15       5.90       5.54
  Equity as a percentage
    of total assets ........................     9.86       8.92        8.94        9.05      10.73     10.91      13.94      13.34
  Dividend payout ratio ....................    31.29      40.65       34.41       43.36      39.42     44.55      33.64      31.25
  Efficiency ratio(3) ......................    61.09      67.73       63.94       69.09      68.34     74.69      66.31      66.09
  Net loans to total assets ................    66.66      62.11       62.02       62.67      64.31     65.95      62.29      55.59
  Net interest margin on average
    earning assets (tax equivalent)(2) .....     3.35       3.43        3.50        3.46       3.46      3.53       3.23       3.23
  Nonperforming assets to total assets .....     0.32       0.41        0.31        0.42       0.49      0.25       0.13       0.10
  Allowance for loan losses to total loans..     0.99       0.83        0.82        0.81       0.74      0.73       0.54       0.64
  Allowance for loan losses
    to nonperforming assets ................      206        129         165         121         97       191        280        350


(1) Includes assets and liabilities from the Security Bancorp acquisition for only four months of fiscal 1997.

(2) The ratios for the nine months ended September 30, 2000 and 1999 have been annualized and are not necessarily indicative of results for the entire year.

(3) Efficiency ratio is the ratio on non-interest expense to the sum of net interest income and non-interest income.

                                  RISK FACTORS

        In evaluating the merger and the merger agreement, stockholders should take into account the following risks, as well as other information included in or incorporated by reference into this document:

RISKS RELATED TO THE MERGER


THE MERGER CONSIDERATION IS NOT FIXED AND COULD FLUCTUATE OVER TIME.

        The value of the merger consideration will not be determined until the fifteenth trading day preceding the date the merger is completed. Accordingly, the value of the merger consideration will be determined at a later date. Moreover, the value of the Glacier stock to be received in the merger is subject to fluctuation after the date the merger consideration is determined due to subsequent changes in the market price of Glacier common stock. On September 19, 2000, the last full trading day prior to the public announcement of the execution of the merger agreement, Glacier's common stock closed at $12.81. On January 19, 2001, the most recent date for which it was practicable to obtain market price data prior to the printing of this document, Glacier's stock closed at $12.6875. The market price of Glacier common stock at and after the date the merger consideration is determined and the date the merger is completed may be substantially higher or lower than recent prices. You are advised to obtain current market quotations for Glacier stock.

WESTERFED'S STOCKHOLDERS MIGHT RECEIVE MERGER CONSIDERATION WITH A CALCULATED VALUE OF LESS THAN $19.94 PER SHARE.


        If the average per share closing price of Glacier stock for the twenty trading days ending on the fifteenth trading day immediately preceding the date the merger is completed is less than $9.00, this will cause the calculated merger consideration per share to be less than $19.94. In such event, the WesterFed board may elect to terminate the merger subject to the right of the Glacier board to increase the calculated merger consideration to $19.94 as of the determination date. Rather than taking the risk of a termination of the merger, the WesterFed board may elect to proceed with the merger at a lower price if it concludes that such action is in the best interest of its stockholders and that the merger consideration at the lower price remains fair to its stockholders from a financial point of view. No additional stockholder approval is required for the WesterFed board to take this action. By adopting the merger agreement, the WesterFed stockholders will vest the WesterFed board with the power to make this decision. If the average per share closing price of Glacier common stock for the twenty trading days ending on the fifteenth trading day immediately preceding the date the merger is completed is less than $7.50, this would cause the calculated merger consideration per share to be less than $18.29, and in such circumstance, the WesterFed board would not have the power to cause the merger to be completed without the consent of the Glacier board.


WESTERFED STOCKHOLDERS MIGHT NOT RECEIVE MERGER CONSIDERATION THAT IS CONSISTENT WITH THEIR ELECTIONS.


        WesterFed stockholders can elect to receive cash, shares of Glacier stock, or a combination of both, for their WesterFed shares. However, after all the elections have been made, the elections will be adjusted to ensure that the portion of the total merger consideration to be paid in cash is not more than $41.3 million, and is not more than 55% of the value of the aggregate merger consideration based upon the closing price of Glacier stock on the date the merger is completed, and that the maximum number of WesterFed shares that can be exchanged for Glacier stock will not exceed 1.1 times the total number of WesterFed shares issued and outstanding immediately prior to the completion of the merger divided by the final exchange ratio. The adjustments will be made on a pro rata basis. Because of the possible adjustments to the elections, WesterFed stockholders may receive stock and/or cash in amounts that are not consistent with their elections.

WESTERFED'S STOCKHOLDERS WILL NOT CONTROL GLACIER'S FUTURE OPERATIONS.

        WesterFed's stockholders collectively own 100% of WesterFed and, in the aggregate, have the absolute power to approve or reject any matters requiring the adoption or approval of stockholders under Delaware law and WesterFed's certificate of incorporation. In the merger it is expected that WesterFed's stockholders in the aggregate will become the owners of less than 33% of the outstanding shares of Glacier stock. Accordingly, even if all of the former WesterFed stockholders voted in concert on all matters presented to Glacier's stockholders from time to time, the former WesterFed stockholders may not have a significant impact on whether future Glacier proposals are approved or rejected.

GLACIER MAY EXPERIENCE GREATER THAN EXPECTED DIFFICULTIES IN OPERATING WESTERFED'S BUSINESSES.

        The merger involves the combination of two companies that have previously operated independently. Glacier expects to realize increased revenues, together with other financial and operating benefits from the merger, but there can be no assurance as to when, or the extent to which, the combined company will be able to realize these benefits. Glacier may experience greater than expected difficulties in operating WesterFed, which could have an adverse effect on Glacier's ability to realize the expected benefits of the merger.

        There are many things that could go wrong and adversely affect the business and profitability of the combined company. We cannot predict the full range of post-merger problems that may occur. Some possible difficulties include:

        - the failure of Glacier to effectively integrate the businesses and operations of WesterFed;

        -       the failure to retain key personnel of WesterFed;

        - increased competition from competitors for WesterFed's customers; and

        -       risks associated with unanticipated events or liabilities.

GLACIER WILL ACQUIRE ADDITIONAL BRANCHES IN ANOTHER TRANSACTION, WHICH MAY BE DIFFICULT TO INTEGRATE IN THE SHORT TO MID-TERM FUTURE.

        As described under "BUSINESSES OF THE PARTIES TO THE MERGER - Information Concerning Glacier - Proposed Glacier Branch Acquisition," Glacier has entered into agreements to purchase a total of seven additional branches of Wells Fargo & Company and First Security Corporation subsidiary banks located in Idaho and Utah. These branches will be acquired through Mountain West Bank, a Glacier subsidiary. The branches will operate as Mountain West Bank branches following the acquisitions, which are expected to be completed as early as March 2001.

        The branch acquisitions will increase the total number of Glacier bank branches from 30 to 37, and will increase the total deposits of the Glacier banks by approximately $188 million. Two of the branches to be acquired are located in Utah, a market where Glacier has no previous experience.

        The successful integration of the branches into Glacier's business will present challenges, particularly in light of the fact that Glacier will also be integrating the business of WesterFed, as described immediately above, at approximately the same time. Glacier may experience greater than expected difficulties in integrating and operating the new branches, and any such difficulties will be compounded by Glacier's simultaneous integration of the business conducted by WesterFed, following completion of the merger. Management resources (of both Glacier and Mountain West Bank, which will operate the new branches) could be strained, and there can be no assurance that Glacier will be able to effectively integrate the operations of the new branches. Unanticipated difficulties could have an adverse effect on Glacier's ability to realize the expected benefits of both the merger and the acquisition of the branches.

THE MERGER WILL, AND FUTURE ACQUISITIONS BY GLACIER MAY, DILUTE YOUR OWNERSHIP OF GLACIER AND MAY CAUSE GLACIER TO BECOME MORE SUSCEPTIBLE TO ADVERSE ECONOMIC EVENTS.

        The merger is material to Glacier. Glacier will issue a substantial number of shares of its stock and use significant cash resources to effect the merger. This will result in a dilution of ownership to existing Glacier stockholders, a reduction in Glacier's cash liquidity and possibly limitations on Glacier's ability to effect financings in the future. Future business acquisitions could also be material to Glacier and result in the same consequences described above.

CHANGES IN INTEREST RATES COULD HAVE AN ADVERSE EFFECT ON GLACIER'S
PROFITABILITY.

        Glacier's ability to make a profit, like that of most financial institutions, substantially depends upon its net interest income, which is the difference between the interest income it earns on its interest-earning assets, such as loans, and the interest expense it pays on its interest-bearing liabilities, such as deposits. Certain assets and liabilities, however, may react in different degrees to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. Additionally, some of Glacier's assets, such as adjustable rate mortgages, have features, including payment and rate caps, which restrict changes in their interest rates. As a result, Glacier's net interest margin would be adversely impacted by a rise in interest rates where actual rates on adjustable rate loans do not rise as rapidly as its cost of funds.

        Factors such as inflation, recession, unemployment, money supply, international disorders, instability in domestic and foreign financial markets, and other factors beyond Glacier's control may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on Glacier's loans and payments on its mortgage-backed securities resulting in the receipt of proceeds that may be reinvested at a lower rate than the loan or mortgage-backed security being prepaid. Although Glacier pursues an asset-liability management strategy designed to control its risk from changes in market interest rates, changes in interest rates could still have an adverse effect on Glacier's profitability.

IF GLACIER DOES NOT ADJUST TO RAPID CHANGES IN THE FINANCIAL SERVICES INDUSTRY, ITS FINANCIAL PERFORMANCE MAY SUFFER.

        Glacier's ability to maintain its history of strong financial performance and return on investment to stockholders will depend in part on Glacier's ability to expand its scope of available financial services as needed to meet the requirements and demands of its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, Glacier's competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

CHANGES IN THE REGULATORY STRUCTURE OR THE STATUTES OR REGULATIONS APPLICABLE TO GLACIER COULD HAVE A MATERIAL IMPACT ON ITS OPERATIONS.

        Glacier and its subsidiaries are subject to extensive regulation, supervision and examination by the Federal Reserve Board, state banking authorities, and the Federal Deposit Insurance Corporation, which insures the deposits of Glacier's bank subsidiaries up to applicable limits. Regulatory authorities have extensive discretion in carrying out their supervisory and enforcement responsibilities, and regulations have been implemented which have increased capital requirements, increased insurance premiums and resulted in increased administrative, professional and compensation expenses. Any change in the regulatory structure or the applicable statutes or regulations could have a material impact on Glacier's operations. Additional legislation and regulations may be enacted or adopted in the future which could significantly affect Glacier's powers, authority and operations, and its competitors which, in turn, could have a material adverse effect on its operations.

                           FORWARD-LOOKING STATEMENTS

        This document, including information incorporated by reference into this document, contains or may contain forward-looking statements about Glacier, WesterFed and the combined company which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Glacier, including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above. Further information on other factors which could affect the financial results of Glacier and WesterFed before the merger and Glacier after the merger are included in the SEC filings incorporated by reference into this document.
See "WHERE YOU CAN FIND MORE INFORMATION."

                      GLACIER SPECIAL STOCKHOLDERS MEETING

DATE, TIME, PLACE AND PURPOSE


        The Glacier special stockholders meeting will be held on February 26, 2001 at 9:00 a.m. local time, at The Outlaw Inn, 1701 Highway
93 South, Kalispell, Montana. The purposes of the Glacier special meeting are:
(i) to consider and vote upon the adoption of the merger agreement and (ii) to act upon other matters, if any, that may properly come before the meeting.


RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE


        The Glacier board of directors has fixed 5:00 p.m. on January 12, 2001 as the Glacier record date for determining the holders of shares of Glacier stock entitled to notice of and to vote at the Glacier special meeting. At the close of business on the Glacier record date, there were 11,487,318 shares of Glacier stock issued and outstanding held by approximately 1,228 holders of record. Holders of record of Glacier stock on the Glacier record date are entitled to one vote per share.


VOTE REQUIRED

        At least a majority of all shares of Glacier stock outstanding on the Glacier record date must vote in favor of the merger agreement in order for it to be adopted. A majority of the shares of Glacier stock outstanding at the record date must be present in person or by proxy to constitute a quorum of stockholders for the Glacier special meeting. For this purpose, proxies from stockholders who have abstained and broker non-votes (i.e. proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners of, or other persons entitled to vote, such shares) are counted in determining the shares present at a meeting. For voting purposes, neither abstentions nor broker non-votes, will be counted as favorable votes in determining whether the merger agreement is adopted by the holders of Glacier stock. As a consequence, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement.


        As of the Glacier record date, directors and executive officers of Glacier, and their affiliates, owned and were entitled to vote 1,510,955 shares at the Glacier special meeting, representing approximately 13.2% of the outstanding shares of Glacier stock. Each director and executive officer of Glacier has either agreed or intends to vote all outstanding shares of Glacier stock held or controlled by him or her (a total of 1,510,955 shares or approximately 13.2% of the shares outstanding) in favor of adoption of the merger agreement. See "THE MERGER - Voting Agreements."


VOTING, SOLICITATION, AND REVOCATION OF PROXIES

        All Glacier shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If no specification is given, the persons named in the proxy will vote the shares represented by the proxy FOR the adoption of the merger agreement, and in the proxy's discretion, on any other matter coming before the meeting, unless otherwise directed by the proxy.

        Proxies for the Glacier special meeting are being solicited on behalf of the Glacier board of directors. Glacier will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, proxies may be solicited in person or by telephone by officers or employees of Glacier. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of the proxies. Glacier may in its discretion engage and pay an independent firm to assist it in soliciting proxies. Glacier will also, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

        Any proxy given by a stockholder may be revoked before its exercise by written notice to the Secretary of Glacier, or by a properly submitted subsequently dated proxy, or in open meeting at the special stockholders meeting before the stockholder vote is taken. Simply attending the special stockholders meeting, without informing Glacier that you desire to vote in person, will not revoke a previously submitted proxy.

        GLACIER STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                     WESTERFED SPECIAL STOCKHOLDERS MEETING


        This document and the accompanying proxy form are being furnished to you in connection with the solicitation by the board of directors of WesterFed of proxies to be used at the special meeting to be held at 9:00 a.m., local time, on February 26, 2001, at 2601 Garfield Street, Missoula, Montana, and at any adjournments or postponements thereof. This document, the enclosed notice of WesterFed's special meeting and proxy form are first being sent to you on or about January 25, 2001.


PURPOSE OF THE MEETING

        The purpose of the special meeting of WesterFed's stockholders is to adopt the merger agreement relating to the merger of WesterFed with and into Glacier and other transactions contemplated thereby. WesterFed stockholders also may consider and vote upon such other matters as are properly brought before the special meeting, including a proposal to adjourn the special meeting to permit further solicitation of proxies by the WesterFed board in the event that there are not sufficient votes to adopt the merger agreement at the time of the special meeting. However, no proxy which is voted against the adoption of the merger agreement will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date of this document, the WesterFed board knows of no business that will be presented for consideration at the special meeting, other than matters described in this document.

VOTING AND REVOCABILITY OF PROXIES


        The WesterFed board of directors has fixed the close of business on January 12, 2001 as the record date for stockholders entitled to notice of and to vote at the special meeting. Only holders of record of WesterFed common stock on that record date are entitled to notice of and to vote at the special meeting. Each share of WesterFed common stock that you own entitles you to one vote. On the record date, 4,116,370 shares of WesterFed common stock were outstanding and entitled to vote at the special meeting, held by approximately 902 stockholders of record.


        Proxies solicited by the WesterFed board will be voted in accordance with the directions given on the proxy forms. If you are the record holder of your shares and you sign and date your proxy but do not indicate your vote on the proxy, your proxy will be voted to adopt the merger agreement at the special meeting. The proxies confer discretionary authority on the persons named on the proxy forms to vote WesterFed common stock with respect to matters incident to the conduct of the special meeting. If any other business is presented at the special meeting, proxies will be voted in accordance with the discretion of the proxy holders. Proxies marked as abstentions will have the same effect as a vote against the merger agreement at the special meeting. If you do not return your proxy or otherwise vote at the special meeting, it will have the same effect as if you voted against the merger agreement at the special meeting.

        If you hold your shares in "street name" with a broker, you must instruct your broker to vote your shares by following the directions provided to you by your broker. Your broker may not vote your shares on the merger agreement without instructions from you. Your failure to instruct your broker to vote on the adoption of the merger agreement will result in a broker non-vote, which will be the equivalent of voting against the merger agreement.

        Each participant in the WesterFed Employee Stock Ownership Plan may instruct the trustee of the plan how to vote the shares allocated to his or her account under the plan. If a participant properly executes the voting instruction form distributed by the trustee, the trustee will vote such plan participant's shares in accordance with the participant's instructions. Where properly executed voting instruction forms are returned to the trustee with no specific instruction as how to vote at the special meeting, or as to shares for which the trustee receive no timely voting instructions, the trustee is entitled to vote such shares in its discretion. The plan provides that shares of WesterFed stock held in the plan but not allocated to any participant's account are to be voted in the same proportion as directed by the plan participants who directed the trustee as to the manner of voting their allocated shares with respect to the adoption of the merger agreement.

        Stockholders who execute proxies retain the right to revoke them at any time prior to the time they are voted. Unless revoked, the shares represented by proxies will be voted at the special meeting and all adjournments thereof. Proxies may be revoked by: (1) written notice to the Secretary of WesterFed Financial Corporation, 110 East Broadway, Missoula, Montana, 59802, (2) filing a later dated proxy prior to a vote being taken on a particular proposal at the special meeting, or (3) attending the special meeting and voting in person.

VOTE REQUIRED

        One-third of the shares of WesterFed common stock outstanding on the WesterFed record date must be present in person or by proxy to constitute a quorum of stockholders for the WesterFed special meeting. The affirmative vote of the holders of a majority of the WesterFed common stock outstanding is required to adopt the merger agreement. Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the WesterFed common stock outstanding, abstentions and failures to vote will have the same effect as votes against the merger agreement. Without your voting instructions, a broker non-vote will occur. Broker non-votes have the same effect as votes against the merger agreement.


        As of the WesterFed record date, directors and executive officers of WesterFed, and their affiliates, owned and were entitled to vote 287,403 shares of WesterFed stock, representing approximately 7% of the outstanding shares of WesterFed stock. Each director and executive officer of WesterFed has either agreed or intends to vote all outstanding shares of WesterFed stock held or controlled by him or her (a total of 287,403 shares or approximately 7% of the shares outstanding), in favor of adoption of the merger agreement. See "THE MERGER - Voting Agreements."


        THE WESTERFED BOARD UNANIMOUSLY RECOMMENDS THAT THE WESTERFED STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

SOLICITATION OF PROXIES


        WesterFed will pay all the costs of soliciting proxies, and its proportionate share of the expenses of printing and mailing this document. WesterFed will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and employees of WesterFed may solicit proxies personally or by telephone without additional compensation.

        WESTERFED'S STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND ELECTION FORM AND RETURN THEM PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPES. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY OR ELECTION FORM.


                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

        WesterFed is the holding company for the largest savings bank in Montana, Western Security Bank, and serves fourteen Montana communities through twenty-seven offices. Over the past several years, WesterFed has embarked on a strategy to transform itself from a thrift institution into a commercial banking franchise, recognizing that commercial banks are more highly valued in the marketplace. The transformation involves changing the culture, hiring personnel with banking experience and introducing new products and services, among other things. The difficulty of completing such a transformation was becoming evident. The stockholder base remained unconvinced as WesterFed's stock price traded below comparable Northwest thrift and banking institutions.

        In April 2000, Ralph Holliday, WesterFed's Chief Executive Officer, received a phone call from Mick Blodnick, Glacier's Chief Executive Officer, to discuss the possibility of a combination of Glacier and WesterFed. As a result, Mr. Holliday engaged in informal discussions with several members of the WesterFed board to seek their views on the matter. The informal consensus was that further exploration of a possible combination was appropriate and that it should be more formally discussed at the next board meeting.


        Subsequent to Mr. Holliday's and Mr. Blodnick's initial conversation, WesterFed notified Putnam Lovell that they had been contacted by Glacier. On April 27, 2000, at Mr. Holliday's request, Putnam Lovell gave a presentation to WesterFed's board that included a review of the current bank financial institution merger and acquisition market, a valuation analysis and an analysis of several strategic options available to WesterFed, including purchasing another entity, an internal growth strategy, and selling WesterFed. Putnam Lovell also analyzed a potential business combination with Glacier. At the end of the board meeting, the directors authorized Mr. Holliday to continue discussions with Glacier. Several issues led the board to its decision to continue discussions with Glacier. These issues included WesterFed's weak trading performance, low returns on equity, delayed cost savings from its transition from a thrift to a commercial bank, and an increased level of competition from community banks.


        In mid May 2000, WesterFed's management met with Glacier's management to discuss potential synergies and other strategic considerations. At approximately that time, Glacier provided WesterFed with an initial potential bid. WesterFed retained Putnam Lovell as its exclusive financial advisor on May 22, 2000.

        In mid June 2000, after meeting with WesterFed's management and revising potential synergies, Glacier revised its bid upward. WesterFed felt that the bid was too low and at that point negotiations were suspended indefinitely.

        In early August 2000, Glacier resurfaced with a written indication of interest in the form of a term sheet. The pricing had been revised upward and Mr. Holliday thought it was appropriate to have Putnam Lovell and the WesterFed board evaluate the offer. On August 21, 2000, Putnam Lovell presented an analysis of the offer to the WesterFed board and a further review of its strategic alternatives. After evaluating its fiduciary duties to WesterFed's stockholders, the board instructed Putnam Lovell to (a) contract a group of other logical potential acquirors to determine whether they had an interest in acquiring WesterFed and (b) continue discussions with Glacier on behalf of WesterFed to improve both the per share purchase price and price protections. Putnam Lovell contacted 5 other potential acquirors but did not receive a formal indication of interest from any of them.

        In late August 2000 and early September 2000, WesterFed and Glacier conducted due diligence. Soon after the completion of due diligence, Glacier presented WesterFed with its final bid which included both improvement in pricing and price protection.

        On September 20, 2000, the WesterFed board held a meeting, at which WesterFed's directors discussed the proposed merger and merger agreement in detail with WesterFed's management, outside counsel and its financial advisor, including the consideration to be paid by Glacier and the related transaction structure. WesterFed's counsel reviewed the terms of the merger agreement in great detail and Putnam Lovell delivered its oral opinion that the consideration to be received was fair to WesterFed's stockholders, as of that date. Putnam Lovell's oral opinion was subsequently confirmed in writing as of such date. At the meeting, the WesterFed board approved the merger agreement and the transactions contemplated by the merger agreement as in the best interests of WesterFed and its stockholders. The WesterFed board also authorized WesterFed's management to finalize the terms of the merger agreement.

        Following the September 20, 2000 WesterFed board meeting and after the close of the market, the parties signed the merger agreement and issued a joint press release publicly announcing the merger.

REASONS FOR THE MERGER - GLACIER

        At its meeting on September 20, 2000, the Glacier board of directors approved the merger agreement. In reaching its decision to approve the merger agreement and the transaction contemplated by the merger agreement and to recommend that Glacier's stockholders vote "FOR" adoption of the merger agreement, the Glacier board of directors consulted with senior management and Glacier's financial and legal advisors and considered a number of factors with respect to the merger. The material factors considered are summarized below.

        - The consistency of the merger with Glacier's established strategic and financial goals.

                -       The strategic goals included:

                        - strengthening Glacier's position in key markets throughout Montana where it historically has had a significant presence, and

                        - expanding Glacier's presence into the best markets throughout Montana where it has had only limited or no operations.

-       The financial goals included:

        -       achieving a 15 -20% return on equity on a yearly basis

        - maintaining double digit growth of cash earnings per share on a yearly basis

        -     maintaining a lower than peer group average efficiency ratio, and

        -     generating a net increase in assets and deposits.

        The Glacier board of directors determined that the merger was fully consistent with these goals. In making this determination, the Glacier board of directors also considered the following:

        - WesterFed is Montana's largest savings bank, and by combining WesterFed into the Glacier family of banks, it creates, based upon asset size and deposits, the largest publicly traded bank holding company in Montana and in the Inland Northwest;

        - WesterFed has significant operations in cities where Glacier has only minimal or no presence;

        - over the last eighteen months, WesterFed has hired a new Chief Executive Officer who has been charged with accelerating the company's transition to a commercial lending organization;

        - the merger is expected to be accretive to cash and stated earnings per share for Glacier in 2001;

        -       the prices paid in recent comparable transactions;

        -       the cost of establishing de novo branches;

        - certain senior management of WesterFed will be retained following the merger, and key employees of WesterFed are expected to remain in their positions;

        - the merger will require approval by Glacier's stockholders and various regulatory bodies;

        - the merger complements Glacier's announced acquisition of the seven Wells Fargo and First Security branches in Idaho and Utah; and

        - the analyses, presentations and opinion of Davidson, Glacier's financial advisor, to the effect that the consideration to be paid by Glacier in the merger is fair to the stockholders of Glacier from a financial point of view.

        In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the merger, the board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights to the specific factors described above, and individual members of the board of directors may have given different weights to different factors.

RECOMMENDATION FOR THE GLACIER BOARD OF DIRECTORS

        FOR THE REASONS SET FORTH ABOVE, THE GLACIER BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF GLACIER AND GLACIER'S STOCKHOLDERS AND RECOMMENDS THAT THE GLACIER STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF GLACIER'S FINANCIAL ADVISOR

        Glacier's board has retained Davidson as its exclusive financial advisor in connection with this transaction. Davidson agreed to assist Glacier in analyzing, structuring, negotiating and effecting a transaction with WesterFed. Glacier's board requested that Davidson provide to Glacier's board a fairness opinion relating to the merger consideration in connection with the merger.

        Davidson, as part of its investment banking business, is engaged in the valuation of banking and other businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Glacier board of directors retained Davidson based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions. Glacier has retained Davidson in the past for other investment banking assignments. Davidson makes a market in the common stocks of both Glacier and WesterFed and publishes a research recommendation on each company.

        On September 20, 2000, a representative of Davidson attended the Glacier board of directors' meeting at which the Glacier board considered and approved the merger agreement. The representative presented to the board Davidson's written fairness opinion that as of the date of the meeting, the merger consideration to be paid pursuant to the merger agreement is fair from a financial point of view to the holders of Glacier common stock. That opinion was reconfirmed in writing as of the date of this prospectus/joint proxy statement. The full text of Davidson's opinion, including review procedures, valuation methods and assumptions and results of their analyses, is attached as APPENDIX D to this document.

        Davidson's opinion is directed to the Glacier board of directors and addresses only the merger consideration specified in the merger agreement. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any stockholder as to how the stockholder should vote at the special meeting with respect to the adoption of the merger agreement or any other matter related thereto.

        REVIEW PROCEDURES. In connection with providing this opinion, Davidson reviewed, among other things:

        -       the merger agreement;

        - annual reports to stockholders and annual reports on Form 10-K of Glacier;

        - annual reports to stockholders and annual reports on Form 10-K of WesterFed;

        -       quarterly reports on Form 10-Q of Glacier;

        -       quarterly reports on Form 10-Q of WesterFed;

        - certain internal financial statements and other non-publicly available financial and operating data of Glacier and WesterFed provided to it by the managements of Glacier and WesterFed;

        - discussions about the past and current operations, financial condition, regulatory relationships and future prospects of Glacier and WesterFed with their executive managements;

        - the relative contributions of assets, liabilities, income and expenses to the combined company by Glacier and WesterFed in the merger;

        - the pro forma results that the combined company could produce through the end of 2002 based upon forecasts prepared by managements of Glacier and WesterFed;

        - the financial terms of certain recent business combinations in the banking industry that were publicly disclosed and available to Davidson;

        - certain financial and stock market information for Glacier and WesterFed and compared this information to similar information for certain other companies with publicly traded securities; and

        -       other analyses and reviews, as it deemed appropriate.

        In connection with its review, Davidson relied upon and assumed the accuracy and completeness of all of the information listed above that was provided to it or publicly available. Davidson does not assume any responsibility for independent verification of the information. Davidson assumed that the internal confidential financial projections prepared by both managements were reasonably prepared, reflecting the best currently available estimates and judgments of the future financial performance of the combined company, and Davidson did not independently verify the validity of these assumptions.

        Davidson did not make any independent evaluation or appraisal of the assets and liabilities of Glacier or WesterFed, nor was it furnished with any appraisals. Davidson did not examine individual loan files of Glacier or WesterFed. Davidson is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for loan losses and assumed that these allowances are, in the aggregate, adequate to cover the losses.

        Davidson's opinion is predicated on the merger receiving the tax and accounting treatment contemplated in the merger agreement.

        Davidson's opinion is necessarily based upon economic, market and other conditions in effect on September 20, 2000 and the information made available to Davidson as of September 20, 2000 and as reconfirmed as of the date of this prospectus/joint proxy statement.

        No limitations were imposed on Davidson regarding the scope of its investigation or otherwise by Glacier or WesterFed.

        VALUATION METHODS. In connection with providing its opinion, Davidson performed a variety of financial analyses, included those summarized below. The information provided below is not a complete description of the analyses that Davidson used in reaching its opinion. Preparation of a fairness opinion involves various determinations and judgments as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances.

        A fairness opinion is not readily susceptible to a partial analysis or summary description. While Davidson provided the Glacier board with the results of the various analyses that follow, Davidson believes that all of its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, or including other discrete analyses or factors, could create an incomplete view of the evaluation process underlying its opinion.

        In performing its analyses, Davidson made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Glacier, WesterFed, the combined company and Davidson.

        The following is a summary of the analyses presented in the following sections by Davidson to Glacier's board of directors on September 20, 2000:

        -       Comparable Company Analysis and Historical Stock Data Analysis

        -       Analysis of Relative Contributions of Parties

        -       Comparable Transaction Analysis and Exchange Ratio Analysis

        -       Discounted Cash Flow Analysis

        -       Pro Forma Merger Analysis and Accretion/Dilution Analysis

        COMPARABLE COMPANY ANALYSIS. Davidson compared the financial performance and market performance of Glacier and WesterFed based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including but not limited to, price to book values, price to earnings and dividend yields to certain selected financial institutions holding companies.

        For the purpose of such analysis, the financial information used by Davidson is as of and for the six months ending June 30, 2000. Market price information is as of September 18, 2000. For comparison to Glacier, Davidson selected publicly traded banking companies in Washington, Oregon, Idaho, Montana, Wyoming, New Mexico, Utah, Nevada, California, Colorado and Arizona with assets between $500 million and $2 billion, and for comparison to WesterFed, Davidson selected publicly traded thrifts in the same states with assets between $500 million and $3 billion. Davidson excluded any bank or thrift that is in the process of being acquired.

        Davidson's analysis showed the following concerning Glacier's financial performance:


                                                    GLACIER PERFORMANCE      AVERAGE         MEDIAN
                                                    -------------------      -------         ------
   Return on average assets                                  1.30%            1.44%          1.34%
   Return on average equity                                 15.10%           14.50%         15.00%
   Net Interest Margin                                       4.30%            5.76%          5.75%
   Efficiency Ratio                                         58.78%           59.30%         61.10%
   Ratio of total equity to total assets                     8.60%            9.50%          8.60%
   Ratio of non-performing assets to
      total loans plus other real estate owned                .23%             .66%           .54%
   Ratio of loan loss reserve to total loans                 1.05%            1.48%          1.48%

        Davidson's analysis further showed the following concerning Glacier's market performance:

        - that its price to earnings per share multiple based on 2000 projected earnings was 10.5 times, compared to an average of
                11.0 and median of 10.7;

        - that its price to earnings per share multiple based on 2001 projected earnings was 9.2 times, compared to an average of 9.6 and median of 9.7;

        - that its price to book value per share was 1.67 times, compared to an average of 1.63 and median of 1.50; and

        - that its dividend yield was 4.67% compared to an average of 1.18% and median of 0.49%.

        Davidson's analysis showed the following concerning WesterFed's financial performance:


                                                       WESTERFED PERFORMANCE     AVERAGE       MEDIAN
                                                       ---------------------     -------       ------
 Return on average assets                                       .79%                .88%         .91%
 Return on average equity                                      8.90%              11.00%       10.60%
 Net Interest Margin                                           3.31%               3.42%        3.40%
 Efficiency Ratio                                             63.90%              57.90%       56.20%
 Ratio of total equity to total assets                         9.40%               8.10%        7.50%
 Ratio of non-performing assets to
    total loans plus other real estate owned                    .31%                .81%         .47%
 Ratio of loan loss reserve to total loans                      .93%               1.10%        1.00%



        Davidson's analysis further showed the following concerning WesterFed's market performance:

        - that its price to earnings per share multiple based on 2000 projected earnings was 8.4 times, compared to an average of 7.7 and median of 7.2;

        - that its price to earnings per share multiple based on 2001 projected earnings was 7.9 times, compared to an average of 7.1 and median of 6.5;

        - that its price to book value per share was 0.72 times, compared to an average of 0.88 and median of 0.86; and

        - that its dividend yield was 4.32% compared to an average of 1.43% and median of 0.00%.

        HISTORICAL STOCK DATA ANALYSIS. Davidson reviewed weekly stock price data for Glacier common stock and WesterFed common stock compared to the Nasdaq Bank Index and S&P Banking Index for the period from January 1, 1999 through September 18, 2000. This analysis showed that on a relative performance basis, Glacier's and WesterFed's stock prices went down 32% and 13%, respectively, compared with a reduction of 8% for the Nasdaq Bank Index and 11% for the S&P Banking Index. During this same time frame, the Dow Jones Industrial Average and S&P 500 Index were both up 18%.

        ANALYSIS OF RELATIVE CONTRIBUTIONS OF PARTIES. In preparing its opinion, Davidson also reviewed the relative financial contributions of Glacier and WesterFed to certain pro forma balance sheet and income statement items of the combined company. The chart below shows these percentage contributions. Davidson compared these percentage contributions to the estimated pro forma ownership for WesterFed stockholders receiving Glacier stock for all or a portion of their total consideration in the merger. Because the total merger consideration consists of both stock and cash, the relative ownership of the combined entity by WesterFed stockholders following the merger will be significantly less than the percentage of WesterFed's contribution except with respect to earnings.

         RELATIVE CONTRIBUTIONS AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2000


                                               GLACIER                   WESTERFED
                                               -------                   ---------
        Asset                                   52.0%                      48.0%
        Net Loans                               53.6%                      46.4%
        Deposits                                52.1%                      47.9%
        Stated Equity                           49.9%                      50.1%
        Net Interest Income                     56.9%                      43.1%
        Non Interest Income                     57.6%                      42.4%
        Non Interest Expense                    55.0%                      45.0%
        Earnings                                62.2%                      37.8%


        Applying only the stock component of the merger consideration (and not giving any value to the cash component of the merger consideration), Glacier stockholders will own approximately 70% of the combined company based upon the relative amounts of stock owned by Glacier and WesterFed stockholders following closing of the transaction. In addition to the stock component of the merger consideration, WesterFed stockholders will receive an amount of cash as described elsewhere in this document. If the merger consideration was paid fully in stock, and using the assumed exchange ratio of 1.8313 shares of Glacier common stock for each share of WesterFed common stock, holders of Glacier's common stock would own approximately 60.5% of the combined company based on common shares outstanding at June 30, 2000.

        COMPARISON TO SELECTED TRANSACTIONS. Davidson reviewed certain terms and financial characteristics of selected mergers or acquisitions of thrift organizations in the United States which were announced in 2000 and compared the financial terms of those transactions to the merger for comparison purposes. Davidson assumed the merger consideration per share was $22.66 based upon a closing price of $12.38 for Glacier stock as of September 18, 2000. The information that it reviewed included, but was not limited to the following:

        -       size of the acquired company;

        -       total transaction value, in aggregate and on a per share basis;
                and

        -       resulting price-to-book ratios and price-to-earnings multiples

        Davidson's initial selection of a guideline group yielded forty-one thrift deals announced in 2000 as of September 10, 2000. Within that group of forty-one, Davidson eliminated six transactions because of a lack of financial information or the transaction being a merger of equals. The remaining 35 transactions were used in its analysis and are summarized below.


                        COMPARABLE GROUP     COMPARABLE GROUP    COMPARABLE GROUP   GLACIER/WESTERFED
                               LOW                MEDIAN               HIGH             MULTIPLES
PRICE/LTM EPS                 9.4x                19.0x               41.4x               12.3x
PRICE TO BOOK                  80%                 141%                242%                105%

        The proposed purchase multiples compare favorably to the national and regional median multiples for similar transactions announced in 2000.

        The valuation multiples involved with these transactions, and the implied sales price per share for WesterFed using each multiple, are set forth below:


                                        COMPARABLE GROUP MEDIAN              IMPLIED VALUE/SHARE
PRICE TO LTM EARNINGS                               19.0x                           $34.01
PRICE TO BOOK                                        141%                           $30.33


        EXCHANGE RATIO ANALYSIS. Davidson calculated the multiple which the merger consideration represents based on the exchange ratio in the agreement of
1.1 shares of Glacier common stock and $9.05 in cash for each share of WesterFed common stock and the closing price of Glacier common stock as of September 18, 2000. Based on the $12.38 closing price of Glacier on September 18, 2000, the merger consideration represented a per share value of $22.66 for each share of WesterFed. The multiples were calculated based on WesterFed's June 30, 2000 book value per share of $21.51, tangible book value per share of $17.22 and its last twelve month earnings per share of $1.84. The deal price to book value was 1.05 times, the deal price to tangible book value was 1.32 times and the deal price to last twelve month earnings per share was 12.3 times.

        DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis, Davidson estimated the future stream of cash flows that WesterFed could produce over the next five years, under various circumstances, assuming WesterFed performed in accordance with the earnings forecasts of WesterFed's management. Davidson then estimated the terminal values for WesterFed common stock at the end of the period by applying multiples ranging from 9.0 times to 12.0 times earnings projected in year five. The cash flow streams and terminal values were then discounted to present values using different discount rates (ranging from 13.0% to 15.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of WesterFed common stock. This discounted cash flow analysis indicated reference ranges of between $18.83 and $24.07 per share for WesterFed common stock. These values compare to the merger consideration of $22.66 based on a conversion ratio of 1.1 shares, $9.05 cash per share and Glacier closing price of $12.38 as of September 18, 2000.

        PRO FORMA MERGER ANALYSIS. Davidson reviewed projections prepared by Glacier and WesterFed's managements for year-end 2000, 2001 and 2002. Davidson used these inputs to generate merged company forecasts for these years.

        While Davidson did not heavily weigh the following information for the purpose of reaching its opinion, this information was used in analyzing the exchange ratio. This information was provided to the Glacier board to illustrate the possible outcome of the proposed combined company.

        These projections assume that there will be no substantial shift in future economic, financial market, competitive and regulatory conditions, all of which are difficult or impossible to predict and largely beyond the control of both parties to this merger.

        Actual results achieved by the combined company following the merger may vary from this and other forecasts, and the variations may be material. Like all forward-looking statements, this analysis produces results that are inherently uncertain.

        ACCRETION/DILUTION ANALYSIS. One important analytic method that Davidson considered in reaching its opinion is derived directly from the forecast of combined company performance following the completion of the merger based upon financial projections of future performance provided to it by Glacier. This analysis examines whether and by how much the proposed transaction is expected to be accretive to Glacier stockholders in calendar year 2001, the first year of the combined company's operations. The critical part of this analysis is the set of assumptions which drive the earnings per share estimate.

        Davidson concluded that Glacier management's assertion that the proposed merger will be slightly accretive to Glacier stockholders in 2001 is reasonable. Davidson noted that the analysis does not take into consideration any possible revenue growth coming from the wider variety of commercial products being offered to customers. It also does not anticipate any additional buyback of stock. Like all forward-looking statements, this analysis produces results that are inherently uncertain.

        The foregoing summary does not purport to be a complete description of the analyses performed by Davidson. As described above, Davidson's opinion to the Glacier board was one of many factors taken into consideration by the Glacier board in making its determination to approve the merger and merger agreement.

        D.A. DAVIDSON & CO. The Glacier board of directors retained Davidson as an independent contractor because of its experience and expertise. Davidson's opinion is directed only to the Glacier board and the question of whether the merger consideration is fair from a financial perspective to holders of Glacier common stock and does not constitute a recommendation to any Glacier stockholder to vote in favor of the merger agreement.

        Davidson acts as a market maker in and writes research on both Glacier and WesterFed common stock. In the ordinary course of Davidson's business, Davidson and its affiliates may actively trade securities of Glacier and WesterFed for their own and for the accounts of customers, and may, therefore, at any time hold a long or short position in such securities.

        Glacier and Davidson have entered in to an agreement relating to the services to be provided by Davidson in connection with the merger. Glacier has agreed to pay Davidson a cash fee of 0.50% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock and options of WesterFed Financial Corporation in the merger. Glacier paid $100,000 to Davidson when Davidson presented its fairness opinion to the Glacier board of directors. Glacier also agreed to reimburse Davidson for reasonable out of pocket expenses. Glacier has also agreed to indemnify Davidson and its officers and employees against certain liabilities in connection with this engagement, including liabilities under the federal securities laws.

REASONS FOR THE MERGER - WESTERFED

        WesterFed's board of directors believes that the vision of Glacier and its strategies, in combination with its management, personnel, technical expertise and other strengths, will provide those WesterFed stockholders receiving Glacier common stock in the merger with an ownership interest in a company with capabilities and resources better positioned to succeed and grow in the competitive banking marketplace. WesterFed believes the merger with Glacier will also provide substantial benefits to WesterFed customers and new opportunities to its employees.

        In approving the merger agreement, and making these determinations and its recommendation to WesterFed stockholders that they adopt the merger agreement, the WesterFed board of directors consulted with WesterFed management as well as its outside legal counsel and financial advisor, and considered a number of factors, including the following:

        - the amount and form of merger consideration to be received by WesterFed stockholders;

        -       the other terms of the merger agreement;

        - each of WesterFed's and Glacier's business, financial condition, earnings, risks and prospects;

        - historical market prices and trading information with respect to Glacier common stock and WesterFed common stock;

        - a comparison of historical financial and operational measures for Glacier and WesterFed, including earnings, return on capital, capital levels and asset quality;

        -       current industry, economic and market conditions;

        - the ability of the combined company to compete in relevant markets;

        - the likelihood of receiving the required regulatory approvals in a timely manner;

        - the impact of the merger on the depositors, employees, customers and communities served by WesterFed, including the potential benefits resulting from the expanded services and opportunities available as part of a larger organization;

        - the ability of WesterFed stockholders to receive the stock portion of the merger consideration on a tax-deferred basis;

        - the interests that certain executive officers and directors of WesterFed may have with respect to the merger in addition to their interests as stockholders of WesterFed; and

        - the analyses, presentations and opinion of Putnam Lovell to the effect that the consideration to be paid by Glacier to the WesterFed stockholders in the merger was fair, from a financial point of view, to the holders of WesterFed common stock.

        The discussion above of the information and factors considered by the WesterFed board of directors in making its decision is not intended to be exhaustive. Due to the wide array of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors of WesterFed did not believe it was beneficial and did not seek to quantify, rank or otherwise assign relative weights to these factors. The WesterFed board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the WesterFed board of directors conducted an overall analysis of the factors described above in addition to other factors, including thorough discussions with and questioning of WesterFed's management, legal, financial and accounting advisors. In addition, the individual members of the WesterFed board of directors may have given different weight to different factors.

RECOMMENDATION OF THE WESTERFED BOARD OF DIRECTORS

        FOR THE REASONS SET FORTH ABOVE, THE WESTERFED BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF THE WESTERFED STOCKHOLDERS AND RECOMMENDS THAT THE WESTERFED STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

OPINION OF WESTERFED'S FINANCIAL ADVISOR

        Pursuant to an engagement letter dated May 22, 2000, WesterFed engaged Putnam Lovell to perform financial advisory services, including advising it on a potential sale of WesterFed. As part of its engagement, Putnam Lovell agreed to render to the WesterFed board an opinion with respect to the fairness from a financial point of view of the consideration to be received by holders of WesterFed common stock in a potential sale of WesterFed. Putnam Lovell is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, private placements and valuations for corporate and other purposes. WesterFed selected Putnam Lovell as its financial advisor on the basis of its experience and expertise and its reputation in the banking and investment communities.

        At a meeting of the WesterFed board on September 20, 2000, Putnam Lovell delivered its oral opinion, stating that the consideration to be received by the stockholders of WesterFed pursuant to the merger was fair to such stockholders from a financial point of view, as of the date of such opinion. Putnam Lovell's oral opinion was subsequently confirmed in writing as of the date of the oral opinion. On the date of this document Putnam Lovell delivered a written update of its fairness opinion to the WesterFed board reconfirming that the merger consideration was fair to the WesterFed stockholders from a financial point of view as of such date. No limitations were imposed by the WesterFed board with respect to the investigations made or procedures followed by Putnam Lovell in rendering its opinion

        The full text of Putnam Lovell's written opinion, which sets forth the assumptions made, matters considered, and limitations of the review by Putnam Lovell, is attached as APPENDIX E to this prospectus/joint proxy statement. The following summary of Putnam Lovell's opinion is qualified in its entirety by reference to the full text of its opinion. Putnam Lovell's opinion is directed to the WesterFed board and does not constitute a recommendation on how any stockholder should vote with respect to the merger agreement. Putnam Lovell's opinion addresses only the fairness from a financial point of view of the consideration to be received by the holders of WesterFed common stock and does not address the underlying decision of the WesterFed board to proceed with the merger or any other aspect of the merger agreement. In furnishing its opinion, Putnam Lovell did not admit that it is an expert with the meaning of the term "expert" as used in the Securities Act of 1933, as amended, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act of 1933, and statements to such effect are included in the Putnam Lovell opinion.

        In connection with Putnam Lovell's opinion, Putnam Lovell, among other things: (i) reviewed certain publicly available financial and other data with respect to WesterFed and Glacier, including the consolidated financial statements for recent years and interim periods to June 30, 2000 and certain other relevant financial and operating data relating to WesterFed and Glacier made available to Putnam Lovell from published sources and from the internal records of WesterFed and Glacier; (ii) reviewed the financial terms and conditions of the September 18, 2000 draft of the merger agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, WesterFed common stock and Glacier common stock; (iv) compared the financial performance of WesterFed and

Glacier with certain other financial institutions which Putnam Lovell deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations between financial institutions which Putnam Lovell deemed to be comparable, in whole or in part, to the merger; (vi) reviewed and discussed with representatives of the management of WesterFed and Glacier certain information of a business and financial nature regarding WesterFed and Glacier, furnished to Putnam Lovell by them, including financial forecasts and related assumptions of WesterFed and Glacier; (vii) made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with WesterFed's counsel; and (viii) performed such other analyses and examinations as Putnam Lovell deemed appropriate.

        Putnam Lovell reviewed the September 18, 2000 draft of the merger agreement in its preparation of its opinion. While WesterFed and Glacier had the opportunity to agree to materially add, delete or alter material terms of the merger agreement prior to its execution, the final merger agreement was substantially similar to the September 18, 2000 draft of the merger agreement.

        In connection with Putnam Lovell's review, Putnam Lovell did not assume any obligation independently to verify the foregoing information and has relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for WesterFed and Glacier provided to Putnam Lovell by their respective managements, Putnam Lovell has assumed for purposes of its opinion that the forecasts and estimates were reasonably prepared on basis reflecting the best available estimates and judgments of WesterFed's and Glacier's managements at the time of preparation as to the future financial performance of WesterFed and Glacier. Putnam Lovell has also assumed that there have been no material changes in WesterFed's or Glacier's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Putnam Lovell. Putnam Lovell has relied on advice of counsel to WesterFed as to all legal matters with respect to WesterFed, the merger and the merger agreement. Putnam Lovell has assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations.

        In addition, Putnam Lovell has not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of WesterFed or Glacier, nor has Putnam Lovell been furnished with any such appraisals. Putnam Lovell is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and has assumed, with WesterFed's consent, that such allowances for each of WesterFed and Glacier are in the aggregate adequate to cover such losses. WesterFed has informed Putnam Lovell, and Putnam Lovell has assumed, that the merger will be recorded as a purchase under accounting principles generally accepted in the United States of America. Finally, Putnam Lovell's opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to Putnam Lovell as of September 20, 2000 and on the date of this document. Accordingly, although subsequent developments may affect this opinion, Putnam Lovell has not assumed any obligation to update, revise or reaffirm this opinion after the date of this document.

        Set forth below is a brief summary of the information presented by Putnam Lovell to the WesterFed board in connection with its September 20, 2000 opinion. Some of the summaries of financial analyses performed by Putnam Lovell include information presented in tabular format. In order to fully understand the financial analyses performed by Putnam Lovell, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Putnam Lovell.

                          DISCOUNTED CASH FLOW ANALYSIS

        In performing a discounted cash flow analysis, Putnam Lovell utilized management's estimates of future net income and assumed that net tangible equity in excess of 7.0% of tangible assets generated through earnings would be distributed as cash outflows to the WesterFed stockholders over a four-year period. The estimated net income in the year 2004 was multiplied by an earnings multiple ranging from 8.0x to 10.0x to generate a terminal value representing the potential value of WesterFed in 2004. The cash distributions and the terminal value were discounted back to the present using a 12.5% to 17.5% discount rate. This analysis indicated that the present value of the WesterFed's future stock price plus cash distributions ranged from $16.19 to $21.51 per share. The approximate value of the per share offer from Glacier was $23.14 on September 20, 2000, which amount exceeded the range of values implied by this analysis. Discounted cash flow analysis is a widely used valuation methodology but it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis is not necessarily reflective of the actual values of WesterFed common stock.

                       COMPARABLE PUBLIC COMPANY ANALYSIS

        Putnam Lovell compared selected balance sheet data, profitability measures and market statistics of WesterFed to a comparison group of ten publicly traded western thrifts, including: Cascade Financial Corporation, First Mutual Bancshares, Inc., First Washington Bancorp, Inc., HF Financial Corp., Heritage Financial Corporation, Horizon Financial Corporation, InterWest Bancorp, Inc., Klamath First Bancorp, Inc., Sterling Financial Corporation, and Washington Federal, Inc. The multiples that were analyzed were price to book value, price to tangible book value, price to latest twelve months earnings, price to 2001 estimated earnings, price to deposits, and market capitalization to assets. The medians of these multiples were then multiplied by WesterFed's June 30, 2000 financial measures yielding a range of values from $17.97 to $20.56 per share and a median value of $19.26 per share. The approximate value of the per share offer from Glacier was $23.14 on September 20, 2000, which amount exceeded the range of values implied by this analysis of such date.

                    ANALYSIS OF SELECTED MERGER TRANSACTIONS

        Putnam Lovell reviewed the consideration paid in selected categories of recent financial institution transactions. Specifically, Putnam Lovell reviewed selected financial institution bank transactions from (i) January 1, 2000 to September 18, 2000 consisting of national thrift mergers involving deal values greater than $50 million and less than $200 million and (ii) March 1, 2000 to September 18, 2000 thrift mergers involving targets with return on equity less than 10% which Putnam Lovell felt was a more appropriate comparable. For each transaction, Putnam Lovell analyzed data illustrating purchase price to book value, purchase price to tangible book value, purchase price to latest twelve months earnings per share, the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits, and the premium paid relative to the WesterFed's stock price thirty days prior to announcement.

        A summary of the median multiples in the analysis as compared to WesterFed in the merger based upon a per share value of $23.14 is as follows:

        SUMMARY OF MEDIAN PREMIUMS PAID

                                                                  PRICE/
                                                 PRICE/         TANGIBLE          PRICE/                          30 DAY
                                                  BOOK            BOOK             LTM           PREMIUM/         MARKET
                                                  VALUE           VALUE            EPS             CORE            PRICE
                                                MULTIPLE        MULTIPLE        MULTIPLE         DEPOSITS         PREMIUM
                                                  PAID            PAID            PAID             PAID            PAID
                                               -----------     -----------     -----------      -----------     -----------
  Median
    Thrifts (2000YTD Value b/n $50-$200min)       1.63x           1.63x           18.5x            14.4%           39.2%
    Thrifts (3/00-YTD ROD <10%)                   1.28x           1.28x           19.2x             5.4%           39.0%
  --------------------------------------------------------------------------------------------------------------------------
    GBCI Acquisition of WSTR                      1.07x           1.34x           12.6x             5.1%           46.9%
  --------------------------------------------------------------------------------------------------------------------------


        In the case of the thrifts with a return on equity of less than 10%, the multiples of price to book value and the 30 day market premium exceeded the median of the comparables, while the premium to core deposits was slightly less than that received by the comparables.

                              CONTRIBUTION ANALYSIS

        Putnam Lovell analyzed the contribution of each of WesterFed and Glacier to assets, gross loans, and tangible equity as of June 30, 2000, as well as each party's contribution to market capitalization, calendar year 2000 estimated net income, latest twelve months net income of the pro forma combined companies and projected net income for the calendar year ending December 31, 2000. This analysis indicated that based on the pro forma combined balance sheet of WesterFed and Glacier at June 30, 2000, WesterFed would have contributed approximately 48.0% of the assets, 46.5% of the gross loans, 46.6% of the tangible equity, 30.3% of market capitalization, 38.3% of the latest twelve months net income and 35.6% of calendar year 2000 estimated net income. Based on a 100% stock transaction and an assumed exchange ratio of 1.8 shares of Glacier common stock for each share of WesterFed's common stock, holders of WesterFed's common stock would own approximately 40.5% of the combined companies based on common shares outstanding at August 31, 2000, which exceeds their contributions to the combined company's market capitalization, the combined company's last twelve months net income and the combined company's calendar year 2000 projected net income.

                      PRO FORMA EARNINGS DILUTION ANALYSIS

        Using earning estimates and projected growth rates for WesterFed and Glacier provided by their managements, Putnam Lovell compared estimated reported earnings per share of Glacier common stock on a stand-alone basis and on a pro forma combined company basis including WesterFed for the calendar year ending December 31, 2001. Putnam Lovell noted that the merger would result in 7.2% dilution of Glacier's estimated reported earnings per share in 2001, prior to synergies. Glacier would need synergies of 10.5% of noninterest expense to eliminate earnings dilution.

        These estimates were used for purposes of this analysis only and are not necessarily indicative of expected results or plans of Glacier, WesterFed, or the combined company. Additionally, this analysis did not incorporate any anticipated cost savings or revenue enhancements that could result from the merger.

                            DIVIDEND PICKUP ANALYSIS

        For WesterFed stockholders who receive Glacier common stock in the merger, Putnam Lovell applied an assumed exchange ratio of 1.8 shares of Glacier common stock for each share of WesterFed common stock, based on a per share consideration of $23.14 and a Glacier stock price of $12.81, to the combined company's pro forma annualized cash dividend per share which resulted in $1.09 per WesterFed share on a pro forma combined basis versus $0.68 per WesterFed share on a stand alone basis, which is a 59.7% pick-up in dividends for WesterFed stockholders receiving Glacier common stock in the merger.

                            EARNINGS GROWTH ANALYSIS

        Using a 10.0x terminal multiple (the median price to the latest twelve months earnings multiple of the comparable publicly traded western financial institutions) and a 15.0% discount rate, Putnam Lovell determined that WesterFed would have to achieve an average annual earnings growth rate of 23.9% through the year 2004 in order to obtain a present value stock price of $23.14. WesterFed's stand alone estimated earnings growth rate is significantly less than that amount.

        While the forgoing summary describes all analyses and examinations that Putnam Lovell considered to be material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Putnam Lovell. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Putnam Lovell believes that its analyses and the above summary must be considered as a whole and that selecting a portion of its analyses or factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses in its presentation to WesterFed's board of directors. Putnam Lovell did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses. Accordingly, the ranges of values resulting from any particular analysis described above should not be taken to be Putnam Lovell's view of the actual value of WesterFed.

        In performing its analyses, Putnam Lovell made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of WesterFed or Glacier. The analyses performed by Putnam Lovell are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Putnam Lovell's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts used by Putnam Lovell in certain of its analyses are based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

        Pursuant to the engagement letter dated May 22, 2000, WesterFed has paid Putnam Lovell fees totaling $100,000. Based on the transaction value at the time of the announcement of the transaction, Putnam Lovell will receive an additional fee of approximately $866,000 upon the closing of the merger. Accordingly, a significant portion of Putnam Lovell's fee is contingent upon the closing of the merger. WesterFed has also agreed to reimburse Putnam Lovell for its reasonable out-of-pocket expenses, including fees of legal counsel and other experts retained by Putnam Lovell. WesterFed has agreed to indemnify Putnam Lovell, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under federal securities law.

                                   THE MERGER

        The following is a brief discussion of the material aspects of the merger. There are other aspects of the merger that are not discussed below, but that are contained in the merger agreement. You are being asked to adopt the merger agreement, and you are urged to read the merger agreement carefully. It is attached as APPENDIX A.

        BASIC TERMS OF THE MERGER


        By completing and timely delivering the election form to the exchange agent, WesterFed stockholders may elect the form of merger consideration they would like to receive for their WesterFed shares, i.e., cash and/or Glacier common stock. The form of election will be mailed to each WesterFed stockholder on or shortly after the date on which this prospectus/joint proxy statement is mailed. Because of the election and allocation procedures that are described below, no guarantee can be given that the choice of any WesterFed stockholder will be honored. THE TAX CONSEQUENCES OF RECEIVING CASH CONSIDERATION WILL DIFFER FROM THE TAX CONSEQUENCES OF RECEIVING STOCK CONSIDERATION. WESTERFED'S STOCKHOLDERS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH BELOW UNDER "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."


        MERGER CONSIDERATION

        The total consideration to be paid by Glacier for WesterFed will depend on the average closing price of Glacier stock for the 20 trading day period ending on the 15th trading day prior to completion of the merger. The exact number of shares to be issued by Glacier and amount of cash to be paid by Glacier will fluctuate based upon:

        - the average closing price of Glacier stock for the twenty day trading period ending on the fifteenth trading day prior to completion of the merger;

        - the number of WesterFed shares outstanding immediately prior to completion of the merger; and

        - the elections made by WesterFed stockholders to receive cash or stock.


        The following table shows the total merger consideration that Glacier would pay, assuming various average closing prices for Glacier stock, and assuming that the 4,116,370 shares of WesterFed stock currently outstanding remain outstanding immediately prior to completion of the merger. In the event that the 532,039 options currently outstanding are exercised prior to the completion of the merger, the number of shares of WesterFed stock would increase to 4,648,409, and the consideration for each WesterFed share would be adjusted accordingly.



         AVERAGE CLOSING PRICE     CONSIDERATION               TOTAL
                   OF                 FOR EACH             CONSIDERATION
             GLACIER STOCK        WESTERFED SHARE    (IN THOUSANDS OF DOLLARS)
         ---------------------    ---------------    -------------------------
                $ 9.00                 $19.94                $ 82,080
                $ 9.50                 $19.94                $ 82,080
                $ 9.90                 $19.94                $ 82,080
                $10.00                 $20.05                $ 82,533
                $10.50                 $20.60                $ 84,797
                $11.00                 $21.15                $ 87,061
                $11.50                 $21.70                $ 89,325
                $12.00                 $22.25                $ 91,589
                $12.50                 $22.80                $ 93,853
                $13.00                 $23.35                $ 96,117
                $13.50                 $23.90                $ 98,381
                $14.00                 $24.45                $100,645
                $14.50                 $25.00                $102,909
                $15.00                 $25.55                $105,173

         AVERAGE CLOSING PRICE     CONSIDERATION               TOTAL
                   OF                 FOR EACH             CONSIDERATION
             GLACIER STOCK        WESTERFED SHARE    (IN THOUSANDS OF DOLLARS)
         ---------------------    ---------------    -------------------------
                $15.50                 $26.10                $107,437
                $16.00                 $26.65                $109,701


        Each WesterFed stockholder may elect to receive, for each WesterFed share, either:


        -       cash in an amount equal to the per-share consideration;


        - a number of shares of Glacier stock equal to the per-share consideration (as described below) divided by the average closing price of Glacier stock (as described below), except that cash will be paid for any fractional share interest; or


        -       a combination of cash and shares of Glacier stock.


        In determining the amount of merger consideration to be exchanged for each WesterFed share the following definitions will apply:

        "average closing price" means the average of the daily closing price per share of Glacier stock reported on the Nasdaq Stock Market during the 20 consecutive trading day period ending on the fifteenth trading day immediately before the merger is completed.

        "per-share consideration" has the following meanings:

        - if the average closing price of Glacier stock is greater than or equal to $9.90, then the per-share consideration will be $9.05 plus 1.1 times the average closing price.

        - if the average closing price is less than $9.90 and greater than or equal to $9.00, the per-share consideration will be $19.94.

        - if the average closing price is less than $9.00, then the per-share consideration will be $10.04 plus 1.1 times the average closing price, unless Glacier elects to make the per-share consideration equal to $19.94. If the average closing price of Glacier stock is less than $9.00, the WesterFed board of directors may vote to terminate the merger agreement, and give notice of the action to Glacier, in which case the merger will be terminated if Glacier's board does not increase the per-share consideration to $19.94.

        Here are some examples of how "per share consideration" would work:

        Glacier Stock at $13.00

        If the average closing price of Glacier stock is $13.00, then the per-share consideration would be $9.05 plus 1.1 times $13.00 ($14.30), which equals $23.35; accordingly, a WesterFed share exchanged for cash would receive $23.35 and a WesterFed share exchanged for Glacier stock would receive 1.7962 shares of Glacier stock, calculated by dividing $23.35 by $13.00.

        Glacier Stock at $12.00

        If the average closing price of Glacier stock is $12.00 then the per-share consideration would be $9.05 plus 1.1 times $12.00 ($13.20), which equals $22.25; accordingly, a WesterFed share exchanged for cash would receive $22.25 and a WesterFed share exchanged for Glacier stock would receive 1.8542 shares of Glacier stock, calculated by dividing $22.25 by $12.00.

        Glacier Stock at $9.50

        If the average closing price of Glacier stock is $9.50 then the per-share consideration would be $19.94; accordingly, a WesterFed share exchanged for cash would receive $19.94 and a WesterFed share exchanged for Glacier stock would receive 2.0989 shares of Glacier stock, calculated by dividing $19.94 by $9.50.

        The following table sets forth the amount of cash or Glacier stock to be received by a holder of WesterFed shares at various average closing prices of Glacier stock.

                                                            STOCK CONSIDERATION
  AVERAGE CLOSING PRICE        CASH CONSIDERATION        (NUMBER OF GLACIER SHARES
     OF GLACIER STOCK      (FOR EACH WESTERFED SHARE)    FOR EACH WESTERFED SHARE)
  ---------------------    --------------------------    -------------------------
        $ 9.00                       $19.94                      2.2156
        $ 9.50                       $19.94                      2.0989
        $ 9.90                       $19.94                      2.0141
        $10.00                       $20.05                      2.0050
        $10.50                       $20.60                      1.9619
        $11.00                       $21.15                      1.9227
        $11.50                       $21.70                      1.8870
        $12.00                       $22.25                      1.8542
        $12.50                       $22.80                      1.8240
        $13.00                       $23.35                      1.7962
        $13.50                       $23.90                      1.7704
        $14.00                       $24.45                      1.7464
        $14.50                       $25.00                      1.7241
        $15.00                       $25.55                      1.7033
        $15.50                       $26.10                      1.6839
        $16.00                       $26.65                      1.6656


        At the time of completion of the merger, the value of the per share consideration to be received in Glacier stock will likely be different than the value of the per share consideration to be received in cash, because it is unlikely that Glacier's stock price on that date will be the same as the average closing price.

        The amount of cash and the amount of Glacier stock that Glacier will pay in the merger is limited under the merger agreement. If WesterFed stockholders elect to receive more than the maximum amount of cash or Glacier stock payable in the merger, their elections will be modified according to the Allocation Procedures described below.

ELECTION PROCEDURES


        If you have a preference as to the form of consideration that you want to receive for your WesterFed shares, you must complete, date and sign the election form that will be mailed to you separately and timely deliver it to the exchange agent in the postage-prepaid envelope that will be provided to you with the election form. WesterFed shares as to which an election has been made will be given priority in allocating the form of merger consideration over shares as to which no election is received. Neither the WesterFed board nor its financial advisor makes any recommendation as to whether you should elect to receive the cash consideration or the stock consideration in the merger. YOU MUST MAKE YOUR OWN

DECISION WITH RESPECT TO SUCH ELECTION, BEARING IN MIND THE TAX CONSEQUENCES OF THE ELECTION YOU CHOOSE. See "Material United States Federal Income Tax Consequences."





        If your WesterFed shares are held in "street name" by a broker, your broker will forward the election form to you.

        FOR AN ELECTION FORM TO BE EFFECTIVE, IT MUST BE:


        -       PROPERLY COMPLETED AND EXECUTED AND;

        - ACTUALLY RECEIVED BY THE EXCHANGE AGENT PRIOR TO 5:00 P.M., MOUNTAIN TIME, ON THE DATE OF THE WESTERFED SPECIAL MEETING.

        If a WesterFed stockholder fails to deliver a properly completed and executed election form to the exchange agent by 5:00 p.m., Mountain Time, on the date of the WesterFed special meeting, such stockholder's WesterFed shares will be deemed "non-election shares." As a result, such stockholder will have no choice as to whether he or she receives cash or Glacier stock in payment for such shares. Such WesterFed stockholder will receive cash, or Glacier stock, or a combination of cash and Glacier stock, depending on the elections made by other WesterFed stockholders, and the resulting allocation that is required under the merger agreement as described below under "--Allocation Procedures."

        An election form may be revoked or changed by the person submitting it, but any such revocation or change must be received by the exchange agent not later than 5:00 p.m., Mountain Time, on the date of the WesterFed special meeting. If you would like to receive a new election form, please contact Melissa Kerr or Davidson Trust Co. at (800) 634-5526.


        The exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in an election form, and any good faith decision of the exchange agent regarding such matters will be binding and conclusive. NEITHER GLACIER NOR THE EXCHANGE AGENT WILL BE UNDER ANY OBLIGATION TO NOTIFY ANY PERSON OF ANY DEFECT IN AN ELECTION FORM.

ELECTION PROCEDURE EXAMPLES

        Here are some examples of how the election procedure would work:

        Suppose Stockholder Smith owns 100 WesterFed shares and elects to exchange 50 of his shares for Glacier stock and the other 50 for cash. Here are examples of what Stockholder Smith would receive at various average closing prices of Glacier Stock.

        These examples assume that Stockholder Smith's election is not affected by allocations related to the elections made by all other WesterFed stockholders. See "Allocation Procedures" below for an example of how those allocation procedures might work.

        Glacier Stock at $13.00

        If the average closing price of Glacier stock is $13.00, then the amount of cash Stockholder Smith would receive for each WesterFed share (per-share consideration) would be:

        $9.05 + (1.1 x $13.00) = $23.35,

        and the number of Glacier shares Stockholder Smith would receive for each WesterFed share would be:

        $23.35 / $13.00 = 1.7962, the final exchange ratio

        In the above example, Stockholder Smith would receive $1,167.50 (50 x $23.35) and 89.810 shares of Glacier stock (50 x 1.7962). Then, Stockholder Smith's 0.810 fractional Glacier share would be exchanged for a cash payment of
0.810 times the closing price per share of Glacier stock on the date the merger is completed.

        Glacier Stock at $12.00

        If the average closing price of Glacier stock is $12.00, then the amount of cash Stockholder Smith would receive for each WesterFed share (per-share consideration) would be:

        $9.05 + (1.1 x $12.00) = $22.25,

        and the number of Glacier shares Stockholder Smith would receive for each WesterFed share would be:

        $22.25 / $12.00 = 1.8542, the final exchange ratio

        In the above example, Stockholder Smith would receive $1,112.50 in cash (50 x $22.25) and 92.710 shares of Glacier stock (50 x 1.8542). Then, Stockholder Smith's 0.710 fractional Glacier share would be exchanged for a cash payment of 0.710 times the closing price per share of Glacier stock on the date the merger is completed.

        Glacier Stock at $9.50

        If the average closing price of Glacier stock is $9.50, then the amount of cash Stockholder Smith would receive for each WesterFed share (per-share consideration) would be $19.94, and the number of Glacier shares Stockholder Smith would receive for each WesterFed share would be:

        $19.94 /$9.50 = 2.0989, the final exchange ratio

        In the above example, Stockholder Smith would receive $997 in cash (50 x $19.94) and 104.945 shares of Glacier stock (50 x 2.0989). Then, Stockholder Smith's 0.945 fractional Glacier share would be exchanged for a cash payment of
0.945 times the closing price per share of Glacier stock on the date the merger is completed.


        WESTERFED STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY OR WITH THEIR ELECTION FORM. YOU WILL RECEIVE WRITTEN INSTRUCTIONS FROM THE EXCHANGE AGENT AFTER COMPLETION OF THE MERGER FOR THE EXCHANGE OF YOUR WESTERFED STOCK CERTIFICATES.

ALLOCATION PROCEDURES

        Maximum Amount of WesterFed Shares That Can Be Exchanged for Cash

        Your ability to elect to receive all cash, even if that is what you elect, is subject to the merger agreement's requirement that the total cash consideration (including dissenting shares) may not exceed either $41.3 million, or 55% of the total value of the merger consideration based upon the closing price of Glacier common stock on the date the merger is completed, whichever is lower. If the total cash elections (calculated as if all dissenting shares are to receive cash consideration on a priority basis) are greater than either of those amounts, then all persons making cash elections will receive their pro rata share of the excess cash elections in the form of Glacier common stock based upon the final exchange ratio. The proration will reflect the proportion that the number of cash election shares of each holder bears to the total number of cash election shares.

        Maximum Number of WesterFed Shares That Can Be Exchanged for Glacier
Stock


        There is also a limit on the aggregate number of WesterFed shares that may be exchanged for Glacier stock. That number will be determined by multiplying 1.1 times the total number of WesterFed shares issued and outstanding immediately prior to the time the merger is completed, divided by the "final exchange ratio." The final exchange ratio will be determined by dividing the per share consideration by the average closing price of Glacier stock. By way of example, if there are 4,116,370 WesterFed shares issued and outstanding, the average closing price is $12.00, and the per share consideration is $22.25, the aggregate number of WesterFed shares that can be exchanged for Glacier stock would be calculated as follows:

        Final exchange ratio = $22.25 / $12.00 = 1.8542


        Maximum number of stock election shares = (1.1 x 4,116,370) / 1.8542 = 2,442,027


        If the number of stock election shares exceeds the maximum number, then all persons making stock elections will be paid the per share consideration in cash for the excess stock election shares on a pro rata basis. The proration will reflect the proportion that number of stock election shares of each holder bears to the total number of stock election shares.

EXAMPLE OF ALLOCATION MECHANISM

        If there are excess cash elections


        Here is an example of how the allocation procedure would work with respect to Stockholder Smith's shares, assuming (i) an average closing price of $12.00 which means the per share consideration is $22.25, (ii) a closing price on the date the merger is completed of $12.00, (iii) total merger consideration of $91,589,000 (rounded)(see "Merger Consideration" above), (iv) that out of a total of 4,116,370 shares outstanding, WesterFed stockholders holding 3,293,096 shares of WesterFed stock (80%) have elected to receive cash in the merger, and
(v) no WesterFed stockholder has perfected dissenters' rights:


        - All WesterFed stockholders who elected to receive Glacier stock would receive Glacier stock.

        -       All non-election shares would be exchanged for Glacier stock;
                and

        - All cash election shares would be allocated as follows:


                55% of the total merger consideration = $50,373,950.



                Since $50,373,950 exceeds the $41,300,000 maximum for cash payment provided for the merger agreement, the maximum number of WesterFed shares that can be exchanged for cash would be calculated as follows:


                $41,300,000 / $22.25 = 1,856,180 = maximum number of WesterFed shares that can be exchanged for cash.


                50 / 3,293,096 = 0.000015183 = Stockholder Smith's pro-rata fraction of all cash election shares 0.000015184 x 1,856,180 = 28 (rounded) = number shares of Stockholder Smith's WesterFed stock that may be exchanged for cash.



                0.000015183 x 1,856,180 = 28 (rounded) = number shares of
                Stockholder Smith's WesterFed stock that may be exchanged for cash.


        Stockholder Smith would thus receive $623.00 for 28 of his cash election shares (28 x $22.25), and would receive 133.5024 shares of Glacier stock for his remaining 72 WesterFed shares (72 x 1.8542). Then, Stockholder Smith's 0.5024 fractional Glacier share would be exchanged for a cash payment of 0.5024 times $12.00, or $6.03.

        If there are excess stock elections


        Here is an example of how the allocation procedure would work with respect to Stockholder Smith's shares, using all of the same assumptions as in the above example, except that out of a total of 4,116,370 shares outstanding, WesterFed stockholders holding 3,293,096 shares of WesterFed stock have elected to receive Glacier stock in the merger.


        - All WesterFed stockholders who elected to receive cash would receive cash.

        -       All non-election shares would be exchanged for cash; and

        - All stock election shares would be allocated as follows:

                $22.25 / $12.00 = 1.8542 = final exchange ratio


                1.1 x 4,116,370 = 4,528,007



                4,528,007 / 1.8542 = 2,442,027 = maximum number of WesterFed
                Shares that can be exchanged for Glacier stock



                50 / 3,293,096 = 0.000015183 = Stockholder Smith's pro-rata fraction of all stock election shares



                .000015183 x 2,442,027 = 37 (rounded) = number of Stockholder Smith's WesterFed shares that may be exchanged for Glacier stock.


        Stockholder Smith would thus receive 68.6054 shares of Glacier stock for 37 of his stock election shares (37 x 1.8542), and $1,401.75 in cash for his remaining 63 WesterFed shares (63 x

$22.25). Then, Stockholder Smith's 0.6054 fractional share would be exchanged for a cash payment of 0.6054 times $12.00, or $7.26.

CASH FOR FRACTIONAL SHARES

        Glacier will not issue certificates for fractional shares of Glacier stock. Each WesterFed stockholder who would otherwise be entitled to receive a fractional share will receive cash in lieu of such fractional share, in an amount determined by multiplying such fraction by the closing price per share of Glacier stock on the effective date of the merger. Holders of WesterFed stock will have no other rights with respect to such fractional shares.


EXCHANGE OF WESTERFED STOCK CERTIFICATES FOR MERGER CONSIDERATION



        As promptly as possible after the merger is completed, the exchange agent will send transmittal materials to each WesterFed stockholder of record. Such WesterFed stockholders will use these materials to exchange their WesterFed stock certificates for the merger consideration payable in exchange for their WesterFed shares. The transmittal materials will contain information and instructions regarding the surrender and exchange of such WesterFed stock certificates. If Glacier common stock is to be exchanged for such shares, no dividends or other distributions will be made with respect to such shares of Glacier common stock until the exchange procedures set forth above are completed.


DEEMED ISSUANCE OF GLACIER COMMON STOCK

        All shares of Glacier common stock to be issued to holders of WesterFed shares in the merger will be deemed issued as of completion of the merger.

WESTERFED STOCK OPTION AGREEMENT

        As an inducement to Glacier to enter into the merger agreement, WesterFed has granted an option to Glacier, by agreement dated as of September 20, 2000 to purchase authorized but unissued shares of WesterFed common stock up to an amount which, if issued, would constitute 19.9% of the outstanding WesterFed common stock, at a price of $15.75 per share. Glacier's option effectively makes acquisition of WesterFed by a party other than Glacier more expensive, and therefore less likely, as there would be more shares of WesterFed common stock outstanding.

        The option is triggered by events relating to WesterFed's involvement in an acquisition transaction with a party other than Glacier. An acquisition transaction includes:

        -       a merger involving WesterFed or its savings bank subsidiary,

        - the sale or lease of any substantial part of the assets or deposits of WesterFed or its savings bank subsidiary, or

        - an acquisition of 10% or more of the voting securities of WesterFed or its savings bank subsidiary.

        The stock option agreement categorizes various events relating to an acquisition transaction as either "Initial Triggering Events" or "Subsequent Triggering Events." The option is not triggered unless both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur prior to the termination of the option.

        In general, Initial Triggering Events relate to events preliminary to completion of an acquisition transaction, such as the entering into an agreement, a public announcement or a regulatory filing. In particular, each of the following constitutes an Initial Triggering Event:

        - WesterFed or its savings bank subsidiary, without Glacier's prior consent, enters into an agreement with anyone other than Glacier to engage in an acquisition transaction, or WesterFed's board recommends that WesterFed's stockholders approve an acquisition transaction with anyone other than Glacier;

        - any party other than Glacier acquires or obtains the right to acquire control of 10% or more of WesterFed's stock;

        - any party other than Glacier announces a proposal to engage in acquisition transaction with WesterFed or its savings bank subsidiary;

        - WesterFed's board of directors withdraws or adversely modifies its recommendation that WesterFed's stockholders adopt the merger agreement;

        - any person other than Glacier files with the SEC a registration statement or tender offer materials relating to an acquisition transaction with WesterFed or its savings bank subsidiary;

        - any party other than Glacier files a regulatory application to acquire WesterFed or its savings bank subsidiary; or

        - WesterFed willfully breaches any of its obligations in the merger agreement in anticipation of engaging in an acquisition transaction with another party, and following such breach, Glacier becomes entitled to terminate the merger agreement.

For a "Subsequent Triggering Event" to occur, there must be either:

        - an acquisition by a party other than Glacier of control of 25% or more of the voting securities of WesterFed or its savings bank subsidiary, or

        - the sale or lease of a substantial part of the assets or deposits of WesterFed or its savings bank subsidiary to a party other than Glacier.

        In certain circumstances, Glacier may require WesterFed to repurchase the option for $4.5 million. In addition, Glacier is not entitled to realize total profit in connection with the exercise of the option in excess of $4.5 million.

        The stock option agreement provides that the option will terminate upon the earliest of the following events:

        -       the completion of the merger;

        - termination of the merger agreement before an Initial Triggering Event (except for a termination by Glacier by reason of WesterFed's willful breach of the merger agreement);

        - 15 months after the termination of the merger agreement if such termination occurs following an Initial Triggering Event or a willful breach of the merger agreement by WesterFed; or

        - the date on which Glacier's stockholders vote and fail to adopt the merger agreement, unless (i) WesterFed is then in material default under the merger agreement or (ii) WesterFed's stockholders have also voted and failed to adopt the merger agreement.

VOTING AGREEMENTS


        The directors and executive officers of Glacier have entered into an agreement under which they have agreed in their capacity as stockholders of Glacier to vote their shares of Glacier stock in favor of adoption of the merger agreement. As of the Glacier special meeting record date, the directors and executive officers of Glacier beneficially owned a total of 1,510,955 outstanding shares of Glacier stock, which was approximately 13.2% of the shares outstanding as of that date.



        The directors and executive officers of WesterFed except David W. Jorgenson have entered into an agreement under which they have agreed, in their capacity as stockholders of WesterFed, to vote their shares of WesterFed stock in favor of adoption of the merger agreement. As of the WesterFed special meeting record date, such directors and executive officers of WesterFed (including David W. Jorgenson) owned and were entitled to vote a total of 287,403 outstanding shares of WesterFed stock, which was approximately 7% of the shares outstanding as of that date.


AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

        The merger agreement may be amended by written agreement of the parties, either before or after it has been adopted by Glacier's and WesterFed's stockholders. Following adoption of the merger agreement by WesterFed's stockholders, the merger agreement may not be amended in any manner that would reduce the amount of, or change the form of, the consideration that WesterFed's stockholders will receive in the merger, without approval by WesterFed's stockholders.

        Additionally, Glacier is entitled to change the method of effecting the merger without the consent of WesterFed, but no such change may alter the kind and amount of consideration to be issued to WesterFed stockholders, adversely affect the tax treatment of the merger, materially delay or impede the closing of the merger, or diminish the benefits to be received by the directors, officers or employees of WesterFed or its savings bank subsidiary.

        The merger agreement contains several provisions entitling the board of directors of either Glacier or WesterFed to terminate the merger agreement under certain circumstances. The following briefly describes some of those circumstances:

        Lapse of Time. If the merger has not closed by June 30, 2001, then at any time after that date the boards of directors of either Glacier or WesterFed may terminate the merger agreement, as long as the failure to close the merger is not due to a breach by the party seeking termination.

        Mutual Consent. The parties may terminate the merger agreement at any time before the merger occurs, whether before or after Glacier and WesterFed stockholder adoption, by mutual consent.

        Average Closing Price Less Than $9.00; No Glacier Adjustment. WesterFed may terminate the merger agreement if the average closing price of Glacier's common stock for the twenty-day determination period is less than $9.00, and Glacier in its sole discretion does not elect to increase the merger consideration to be received by WesterFed stockholders to $19.94 per share. The manner in which the average closing price is determined and the manner in which Glacier may increase the merger consideration if it elects to do so are described above under "--Basic Terms of the Merger."

        As described under "RISK FACTORS," the WesterFed board of directors may elect to proceed with the merger at a lower price, rather than risk termination of the merger, if it concludes that such action is in the best interest of its stockholders and that the merger consideration at the lower price remains fair to its stockholders from a financial point of view. No additional stockholder approval is required for the WesterFed board to take this action. By adopting the merger agreement, the WesterFed stockholders will vest the WesterFed board with the power to make this decision.

        Average Closing Price Less Than $7.50. Glacier may terminate the merger agreement if the average closing price of its common stock for the twenty-day determination period is less than $7.50.

        Conditions to Closing Not Met. Either Glacier or WesterFed may terminate the merger agreement if, by June 30, 2001, any of the other party's conditions to closing are not met. Those conditions to closing are described below under "--Conditions to Consummation of the Merger."

PAYMENT OF LIQUIDATED DAMAGES UPON TERMINATION IN CERTAIN CIRCUMSTANCES

        Glacier. The merger agreement provides that if (a) if a proposal is made to (i) engage in a merger or similar transaction with Glacier or any of its bank subsidiaries that is not permitted under the merger agreement, (ii) acquire substantially all of the assets of Glacier or any of its banking subsidiaries, or (iii) purchase more than 19.9% of the voting securities of Glacier or any of its bank subsidiaries, and thereafter Glacier's stockholders fail to adopt the merger agreement, or (b) WesterFed terminates the merger agreement because Glacier's board of directors fails to recommend adoption of the merger agreement to Glacier's stockholders, then Glacier will be required to pay to WesterFed the amount of $3.5 million as liquidated damages.

        Such liquidated damages will not be payable if Glacier terminates, or has the right to terminate, the merger agreement because WesterFed's conditions to closing have not been met by June 30, 2001 (solely on account of the willful breach of WesterFed); or because WesterFed's board of directors has failed to recommend to its stockholders that the merger agreement be adopted; or if WesterFed's stockholders do not adopt the merger agreement at the WesterFed special meeting.

        WesterFed. The merger agreement provides that if WesterFed's board of directors fails to recommend to its stockholders that they adopt the merger agreement, or if WesterFed's stockholders fail to adopt the merger agreement following WesterFed's receipt of an acquisition proposal from a third party, WesterFed will be required to pay to Glacier the amount of $4.5 million as liquidated damages.

        Such liquidated damages will not be payable if Glacier has acquired WesterFed common stock under the terms of the stock option agreement (see "--Stock Option Agreement" above), or if WesterFed has repurchased the option granted by such agreement. Additionally, the liquidated damages will not be payable if WesterFed terminates, or has the right to terminate, the merger agreement because Glacier's conditions to closing have not been met by June 30, 2001 (solely on account of the willful breach of Glacier); or because Glacier's board of directors has failed to recommend to its stockholders that the merger agreement be adopted; or if the Glacier stockholders do not adopt the merger agreement at the Glacier special meeting.

CONDITIONS TO CONSUMMATION OF THE MERGER

        Consummation of the merger is subject to various conditions. No assurance can be provided as to whether these conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that the merger will be completed.

        Under Delaware law, approval of the merger requires the affirmative vote of the holders of a majority of the outstanding stock of Glacier and WesterFed. In addition, the Federal Reserve Board must approve the merger. Application for prior approval by the Federal Reserve Board has been filed. Although no assurance can be given, the parties expect to receive this approval in due course.

        Certain conditions must be satisfied or events must occur before the parties will be obligated to complete the merger. Each party's obligations under the merger agreement are conditioned on satisfaction by the other party of conditions applicable to it. The conditions include the following:

        - Glacier's receipt of an opinion from Graham & Dunn, P.C. to the effect that, among other things, the merger will qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code, and WesterFed's receipt of a similar opinion from Silver, Freedman & Taff, L.L.P.; and

        - The compliance by each party with all of the material terms, covenants and conditions of the merger agreement.

        Either Glacier or WesterFed may waive any of the other party's conditions, except those that are required by law (such as receipt of all required regulatory approvals and the approval of Glacier and WesterFed stockholders). Either Glacier or WesterFed may also grant extended time to the other party to complete an obligation or condition.

CONDUCT OF BUSINESS PENDING THE MERGER

        WesterFed has agreed in the merger agreement not to take, and will not permit its subsidiaries to take, certain actions without the prior approval of Glacier relating to their operations pending consummation of the merger. Among other things, each of WesterFed and its subsidiaries may not:

        - issue, pledge or encumber any shares of its stock or the stock of any subsidiary, except pursuant to stock issued on the exercise of previously granted stock options;

        -       grant any new rights to acquire shares of its stock;


        - declare or pay any dividends on WesterFed shares, other than regular quarterly cash dividends on its stock and a bonus dividend not to exceed $325,000 in the aggregate for all WesterFed stockholders. WesterFed declared a bonus dividend in December 2000 in the approximate amount of $277,000;


        - acquire, sell, encumber or dispose of assets other than in the ordinary course of business;

        -       change its lending policies in any material respect;

        - subject to the exercise of the board's fiduciary duties, enter into or recommend the adoption by WesterFed's stockholders of any agreement involving a possible merger or other business combination or asset sale except the merger with Glacier;

        - enter into or renew contracts with a term of one year or more, excluding contracts of deposit and agreements to lend money entered into in the ordinary course of business;

        - enter into or amend any contract, with specified exceptions, calling for a payment of more than $100,000, unless terminable without penalty upon not more than 30 days' notice;

        - enter into any personal services contracts except specified types of contracts related to the merger;

        - sell securities other than in the ordinary course of business, or sell any securities even in the ordinary course of business if the aggregate gain from all sales after the date of the merger agreement would be more than $100,000;

        - amend its certificate of incorporation, bylaws or other formation documents;

        - implement or adopt any material changes in its operations, policies or procedures unless requested by Glacier or unless they are determined to be necessary or advisable to comply with applicable laws or regulations;

        - implement or adopt changes in accounting principles, with specified exceptions; or

        - enter into any other transaction or make any expenditure other than in the ordinary course of business and consistent with past practices, excepting the merger and specified fees incurred in connection with the merger.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

        The persons serving as directors and executive officers of Glacier immediately prior to the merger will continue to serve in such capacities following the merger, except that Ralph Holliday, President and Chief Executive Officer of WesterFed, will join the Glacier board of directors.

        Following the merger, the board of directors of Western Security Bank will be composed of Ralph Holliday, President and Chief Executive Officer of Western Security Bank; James Salisbury, Executive Vice President, Treasurer and Chief Financial Officer of Western Security Bank; Michael Blodnick, President and Chief Executive Officer of Glacier; William Bouchee, President and Chief Executive Officer of First Security Bank of Missoula; and James Strosahl, Chief Financial Officer of Glacier.

        Following the merger Mr. Holliday will continue as the President and Chief Executive Officer of Western Security Bank, and Mr. Salisbury will continue as Executive Vice President, Treasurer and Chief Financial Officer. Glacier and Western Security Bank have entered into employment agreements with Messrs. Holliday and Salisbury, and with other Western Security Bank officers who will continue at Western Security Bank following the merger. These employment agreements will go into effect upon completion of the merger and are described below under "--Interests of Certain Persons in the Merger."

EMPLOYEE BENEFIT PLANS; STOCK OPTION PLANS

        The merger agreement confirms Glacier's intention to allow the employees of WesterFed and its subsidiaries who continue as Glacier employees after the merger to participate in certain Glacier employee benefit plans, on substantially the same terms as other employees of Glacier and its subsidiaries. For the purposes of determining eligibility to participate in such plans, and the vesting of benefits under such plans (but not the accrual of benefits under certain plans) Glacier will give effect to years of service with WesterFed or its subsidiaries (including predecessor entities) as though such service was with Glacier.

        On the merger effective date, all outstanding and unexercised director and employee options to purchase WesterFed shares will be converted into options to purchase Glacier stock, adjusted as to both number of shares and price using the final exchange ratio described under "--Basic Terms of the Merger" above.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


        The directors and executive officers of WesterFed, together with their affiliates, beneficially owned and were entitled to vote a total of 287,403 shares of WesterFed stock (representing approximately 7% of all outstanding shares of WesterFed stock) as of the WesterFed special meeting record date. The directors and executive officers will receive the same consideration in the merger for their shares, including any shares which they may acquire prior to the merger completion date pursuant to the exercise of stock options, as the other stockholders of WesterFed. Certain members of WesterFed's management and the WesterFed board of directors have certain interests in the merger as described below that are in addition to their interest as stockholders of WesterFed generally. WesterFed's board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.


        Directors' and Officers' Liability. The merger agreement provides that for a period of six years following the completion of the merger, Glacier will indemnify the present and former directors, officers and employees of WesterFed and its subsidiaries against certain liabilities to the extent that such persons were entitled to indemnification by law, or under the certificate of incorporation, charter or bylaws of WesterFed or its savings bank subsidiary.

        Employment Agreements. The following officers of WesterFed and/or its savings bank subsidiary have entered into employment agreements, which will become effective upon the closing of the merger, with Glacier and WesterFed's savings bank subsidiary.

        Ralph K. Holliday Employment Agreement. Glacier and WesterFed's savings bank subsidiary have entered into an employment agreement with Ralph Holliday, which will become effective upon completion of the merger. Mr. Holliday is the President and Chief Executive Officer of WesterFed and its savings bank subsidiary. Pursuant to the employment agreement, he will serve as a member of the Glacier transition team, reporting directly to Glacier's Chief Executive Officer. He will also continue to serve as President and Chief Executive Officer of WesterFed's savings bank subsidiary. The employment agreement is for an initial term of one year, and may be extended by Glacier for up to an additional six months. Mr. Holliday's initial annual salary will be not less than $220,000, plus a $75,000 signing bonus.

        The agreement provides that if the employer terminates Mr. Holliday's employment without cause (as defined in the agreement) or if Mr. Holliday terminates his employment for good reason (as defined in the agreement), Mr. Holliday will be entitled to receive his salary, bonuses, benefits and vesting under all health, welfare, employee and qualified and nonqualified plans as if he had continued to be employed during the balance of the term of the employment agreement.

        The agreement acknowledges that due to the merger Mr. Holliday is entitled to receive a change of control payment in an amount equal to 299% of his "base amount" as defined under applicable sections of the Internal Revenue Code, subject to certain limitations. Glacier agrees to pay Mr. Holliday the change of control payment on the earlier of the first anniversary of the completion of the merger, or the date of termination of employment.

        The employment agreement provides that Mr. Holliday will not engage in a business competitive with Glacier or its savings bank subsidiaries in Montana for one year following his termination of employment. As consideration for his promise not to compete, Glacier will pay Mr. Holliday a single payment on the date of his termination of employment. The amount of the payment would be $1,000 if Mr. Holliday voluntarily terminates his employment without good reason; no payment if he dies while employed or his employment is terminated due to disability of for cause; and if he terminates his employment with good reason, or his employment is terminated by the employer other than due to death or disability or for cause, the payment would be $24,000 if his employment terminates before April 19, 2001; $30,000 if his employment terminates on or after April 19, 2001 but before April 19, 2002; or $1,000 if his employment terminates on or after April 19, 2002.

        James A. Salisbury Employment Agreement. Glacier and WesterFed's savings bank subsidiary have entered into an employment agreement with James Salisbury, which will become effective upon completion of the merger. Mr. Salisbury is the Executive Vice President, Treasurer and Chief Financial Officer of WesterFed and its savings bank subsidiary. Pursuant to the employment agreement, he will serve as a member of the Glacier transition team. He will also continue to serve as Executive Vice President, Treasurer, and Chief Financial Officer of WesterFed's savings bank subsidiary. The employment agreement is for an initial term of one year, and may be extended by Glacier for up to an additional six months. Mr. Salisbury's initial annual salary will be not less than $140,000, plus a $13,000 signing bonus.

        The agreement provides that if the employer terminates Mr. Salisbury's employment without cause or if Mr. Salisbury terminates his employment for good reason, Mr. Salisbury will be entitled to his salary, bonuses, benefits and vesting under all health, welfare, employee and qualified and nonqualified plans as if he had continued to be employed during the balance of the term of the employment agreement.

        The agreement acknowledges that due to the merger Mr. Salisbury is entitled to receive a change of control payment in an amount equal to 299% of his "base amount" as defined under applicable sections of the Internal Revenue Code, subject to certain limitations. Glacier agrees to pay Mr. Salisbury the change of control payment on the earlier of the first anniversary of the completion of the merger, or the date of termination of employment.

        Employment Agreements with Other Officers of WesterFed's Savings Bank Subsidiary. Glacier and WesterFed's savings bank subsidiary have entered into employment agreements with three senior officers of WesterFed's savings bank subsidiary, which will become effective upon the completion of the merger. Each such officer will continue to be paid his or her current base salary and retain his or her title as a Senior Vice President of the savings bank. Each of these employment agreements is also for an initial term of one year, and may be extended by Glacier for up to an additional six months.

        Each employment agreement provides that if the employer terminates the employee's employment without cause or if the employee terminates his or her employment for good reason, the terminated employee will be entitled to salary, bonuses, benefits and vesting under all health, welfare, employee and qualified and nonqualified plans as if such person had continued to be employed during the balance of the term of the employment agreement.

        Each employment agreement acknowledges that due to the merger the employee is entitled to receive a change of control payment in an amount equal to 200% of his or her "base amount" as defined under applicable sections of the Internal Revenue Code, subject to certain limitations. Glacier has agreed to pay these change of control payments on the earlier of the first anniversary of the completion of the merger, or the date of termination of employment.


VESTING OF OPTIONS AND EXTENSION OF EXERCISE PERIOD

        Existing unvested WesterFed stock options will become vested as a consequence of the merger, and the exercise period for certain existing WesterFed stock options will be extended.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material United States federal income tax consequences of the merger to United States persons who hold WesterFed shares as capital assets within the meaning of the Internal Revenue Code, and participate in the merger transaction. It does not purport to be a complete analysis or description of all potential federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not discuss the tax consequences that might be relevant to WesterFed stockholders subject to special treatment under United States federal income tax law such as:

        -       dealers or brokers in securities;

        -       tax-exempt entities;

        -       financial institutions;

        -       insurance companies;

        -       foreign persons;

        - persons that hold WesterFed shares as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction; and

        - holders who acquired WesterFed shares through the exercise or cancellation of employee stock options or as compensation through other means.

        Further, this discussion does not address any non-income tax considerations or describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction. This discussion is based on the Internal Revenue Code and regulations promulgated thereunder, applicable administrative rulings and judicial precedent currently in effect, and on certain factual assumptions. There can be no assurance that there will not be changes in the legal authorities on which this discussion is based (which changes could be retroactive), or that there will not be a change in the facts or the validity of the factual assumptions underlying this discussion, that could alter or modify the statements and conclusions below and could affect the tax consequences of the merger.

        Neither Glacier nor WesterFed plans to obtain any rulings from the Internal Revenue Service concerning tax issues with respect to the merger. However, consummation of the merger is conditioned upon, among other things, each of WesterFed and Glacier receiving an opinion of its tax counsel on the date the merger is completed. Silver, Freedman & Taff, L.L.P. is acting as tax counsel to WesterFed. Graham & Dunn PC is acting as tax counsel to Glacier. Neither party currently intends to waive receipt of an opinion from its tax counsel as a condition to consummation of the merger. However, if either party should make a determination to waive this condition and will not receive an opinion from its tax counsel on the date the merger is completed, each party will circulate a revised proxy statement and resolicit proxies to adopt the merger agreement. The opinions of tax counsel will be dated as of the date the merger is completed and will be based on the U.S. federal income tax laws in effect as of that date. The opinions will state that, on the basis of the facts, certain customary representations to be made by WesterFed and Glacier, and assumptions set forth in the opinions:

        - the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

        - Glacier and WesterFed will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

        An opinion of tax counsel represents counsel's legal judgment, but has no binding effect or official status of any kind. The Internal Revenue Service may assert contrary positions. Moreover, contrary positions may be adopted by a court, if the positions are litigated.

        In order for WesterFed and Glacier to receive the opinions of their tax counsel, the WesterFed stockholders must receive in the merger a significant continuing ownership interest in Glacier in the form of Glacier stock. Based upon the allocation procedures set forth in the merger agreement which precludes the cash component of the merger consideration from exceeding 55% of the total value of the merger consideration on the date the merger is completed, the portion of the merger consideration consisting of Glacier stock (in relation to the portion consisting of cash) should qualify as a significant continuing ownership interest within the meaning of existing legal precedents.

        Assuming the opinions of Silver, Freedman & Taff, L.L.P. and Graham & Dunn PC are rendered to WesterFed and Glacier, respectively, the material United States federal income tax consequences of the merger to the WesterFed stockholders are expected to be as follows:

        - WesterFed Stockholders Receiving Only Glacier Stock. If you receive only Glacier stock in the merger, you will not recognize gain or loss on the conversion of your WesterFed shares into shares of Glacier stock pursuant to the terms of the merger, except to the extent that you receive cash in lieu of a fractional share. If you receive cash in lieu of a fractional share of Glacier stock, you will recognize gain or loss equal to the difference between the cash you receive and the part of the basis of your WesterFed shares allocated to your fractional share interest. Any such gain or loss will generally be a capital gain or loss.

        - your tax basis in the Glacier stock you receive will be the same as the tax basis of the shares of WesterFed shares you surrender in the merger, less any proportionate part of your basis allocable to any fractional share interest in Glacier stock for which you receive cash. Your holding period for the Glacier stock you receive will include the holding period of the WesterFed shares you surrender in the merger.

        - WesterFed Stockholders Receiving Both Glacier Stock and Cash. You may receive both Glacier stock and cash in exchange for your WesterFed stock if you elect to receive cash for only part of your WesterFed stock and elect to receive Glacier stock for the remainder, or if you elect to receive solely cash or solely Glacier stock and the amount of cash or Glacier stock is subject to proration. If you fall into this category:

        - you will recognize gain, if any, in an amount equal to the lesser of

                -- the excess of the consideration you receive, including both the fair market value of the Glacier stock and cash, over the basis of the WesterFed shares you surrender in the merger, or

                --      the amount of cash you receive.

        -       you will not recognize any loss.

        - your basis in the Glacier stock you receive will be equal to the basis of the WesterFed shares you surrender in the merger, decreased by the amount of cash you receive, and increased by the amount of gain, if any, you recognize, including any amount of gain treated as a dividend as described below.

        - your holding period for the Glacier stock you receive will include the holding period of the WesterFed shares you surrender in the merger.

        If you own both WesterFed shares and Glacier stock or own blocks of WesterFed shares with different tax bases, you are urged to consult your own tax advisor with respect to the application of the foregoing rules to your particular situation.

        If you recognize any gain by virtue of the rules described above, you will need to know whether the character of that gain is capital or ordinary. Any gain you recognize will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend to you under Section 302 of the Internal Revenue Code, as described below. Capital gain may be subject to preferential tax rates in the case of individuals. Your capital gain will constitute long-term capital gain if you held the WesterFed shares for more than one year prior to the completion of the merger.

        Any gain that you recognize should avoid being treated as a dividend under Section 302 of the Internal Revenue Code provided:

        - the percentage of the outstanding Glacier stock you own both actually and under the constructive ownership rules of Section 318 of the Internal Revenue Code, measured after giving effect to the merger, is less than 80% of the percentage of the outstanding Glacier stock that would have been owned actually and constructively by you after the merger if Glacier had issued solely common stock in the merger and none of the merger consideration had been paid in cash, or

        - your relative stock interest in Glacier is minimal, you exercise no control over the affairs of Glacier, and the percentage of the outstanding Glacier stock you own both actually and under the constructive ownership rules of Section 318 of the Internal Revenue Code, measured after giving effect to the merger, is less (by even a small margin) than the percentage of the outstanding Glacier stock that would have been owned actually and constructively by you after the merger if Glacier had issued solely common stock in the merger and none of the merger consideration had been paid in cash.

        The constructive ownership rules of Section 318 of the Internal Revenue Code, mentioned above, treat you as owning:

        -       stock owned by certain family members,

        - stock owned by certain entities in which you have an interest, and

        - stock that could be acquired by you by the exercise of an option or conversion right.

        Similarly, an entity may be deemed to own stock that is actually owned by persons who have an interest in the entity, such as stockholders, partners or beneficiaries.

        If your receipt of cash has the effect of the distribution of a dividend under the foregoing rules, recognized gain will be treated as a dividend taxable at ordinary income rates only to the extent of your ratable share of the undistributed earnings and profits immediately prior to completion of the merger.

        WesterFed Stockholders Receiving Only Cash. If you receive solely cash in exchange for your WesterFed shares, you will be treated as receiving a distribution in redemption of your shares. If you fall into this category, the cash you receive will generally be treated as a distribution in full payment in exchange for your WesterFed shares, and you will recognize gain or loss equal to the difference between the amount of cash you receive and the basis in the WesterFed shares you surrender. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such stock was held for more than one year prior to the date of the merger. However, if you are not treated as completely terminating your interest because of the application of the constructive ownership rules of Section 318 of the Internal Revenue Code (described above), under certain circumstances the full amount of the cash you receive may be treated as a dividend taxable at ordinary income rates to the extent of the undistributed earnings and profits immediately prior to the completion of the merger, under Section 302 of the Internal Revenue Code (see discussion above).

        Reporting Requirements and Backup Withholding. Each WesterFed stockholder receiving Glacier stock as a result of the merger will be required to retain records and file with the stockholder's federal income tax return a statement containing facts relating to the merger.

        Backup withholding at a 31% rate may apply with respect to payments received in the merger unless the recipient (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide his or her correct taxpayer identification number may have to pay penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder's federal income tax liability provided that any required information is furnished to the Internal Revenue Service.

        Because the foregoing discussion does not address foreign, state, or local taxation and does not deal with all aspects of federal taxation, and the tax consequences will not be the same for all WesterFed stockholders, you should consult your own tax advisor as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of foreign, state, local and other tax laws and the possible effect of any proposed changes in the tax law.

ACCOUNTING TREATMENT OF THE MERGER

        It is anticipated that the merger will be accounted for using the purchase method of accounting by Glacier under accounting principles generally accepted in the United States of America. Accordingly, using the purchase method of accounting, the assets and liabilities of WesterFed will be recorded by Glacier at their respective fair values at the time of the completion of the merger. The excess of Glacier's purchase price over the net fair value of the assets acquired and liabilities assumed, including identifiable intangible assets, is recorded as goodwill and amortized as an expense. Under the purchase method of accounting, prior period financial statements are not restated and the consolidated results of operations of WesterFed will be included in Glacier's consolidated statement of operations after the completion of the merger.

DISSENTER'S RIGHTS OF APPRAISAL

        Pursuant to Section 262 of the Delaware General Corporation Law, any WesterFed stockholder may dissent from the merger and elect to have the fair value of his or her shares judicially determined and paid in cash, but only if such stockholder complies with the provisions of Section 262. Dissenters' rights of appraisal are not available to Glacier stockholders.

        The following is a brief summary of the statutory procedures to be followed by WesterFed stockholders in order to perfect appraisal rights under Delaware law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, A COPY OF WHICH IS ATTACHED AS APPENDIX B TO THIS DOCUMENT.

        To dissent from the merger and demand appraisal, a stockholder must satisfy the following conditions:

        - deliver a written demand for appraisal to WesterFed before the vote on the adoption of the merger agreement;

        - not vote in favor of the merger agreement (the return of a signed proxy which does not specify a vote against the merger agreement or a direction to abstain, will constitute a waiver of such stockholder's right of appraisal); and

        - continuously hold the WesterFed shares from the date of the making of the demand through the time the merger is completed.

        If a stockholder fails to comply with any of these conditions and the merger becomes effective, he or she will only be entitled to receive the consideration provided in the merger agreement. Failure to vote on the merger agreement will not constitute a waiver of your appraisal rights. Voting against the merger agreement will not satisfy the requirement of a written demand for appraisal.

        All written demands for appraisal should be addressed to: WesterFed Financial Corporation, 110 East Broadway, Missoula, Montana 59802, Attention:
Marcia L. Johnson, Secretary, before the vote concerning the merger agreement at the WesterFed special meeting, and should be executed by, or on behalf of, the holder of record. If WesterFed shares are owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If WesterFed shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds WesterFed shares as a nominee for others may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of WesterFed shares in the name of such record owner.

        Within 10 days after the merger, Glacier must give written notice that the merger has become effective to each stockholder of WesterFed shares who filed a written demand for appraisal and who did not vote in favor of the merger agreement. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from Glacier the appraisal of his or her WesterFed shares. Within 120 days after the completion of the merger, either Glacier, or any WesterFed stockholder who has complied with Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the WesterFed shares held by all stockholders entitled to appraisal of their shares. Glacier does not presently intend to file such a petition. Inasmuch as Glacier has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal.

        If a petition for appraisal is duly filed by a stockholder and a copy is delivered to Glacier, Glacier will then be obligated within 20 days of receipt of such copy to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of such shares has not been reached. After notice to such stockholders, the Court of Chancery is empowered to conduct a hearing to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights.

        The Court of Chancery will then appraise the WesterFed shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is determined, the Court will direct the payment by Glacier of such value, with interest thereon, simple or compound, if the Court so determines, to the stockholders entitled to receive the same.

        Stockholders of WesterFed who are considering seeking an appraisal should bear in mind that the fair value of their WesterFed shares determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the merger agreement if they do not seek appraisal of their shares.

        Costs of the appraisal proceeding may be assessed against the stockholder by the court as the court deems equitable in the circumstances.

        FAILURE TO COMPLY STRICTLY WITH THESE PROCEDURES WILL CAUSE THE STOCKHOLDER TO LOSE HIS OR HER APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WHO DESIRES TO EXERCISE HIS OR HER APPRAISAL RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

RESALE OF GLACIER STOCK

        The Glacier stock to be issued in the merger will be transferable free of restrictions under the Securities Act of 1933, as amended, except for shares received by persons, including directors and executive officers of WesterFed, who may be deemed to be "affiliates" of WesterFed, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933. Affiliates may not sell their shares of Glacier stock acquired in the merger, except (a) pursuant to an effective registration statement under the Securities Act of 1933 covering those shares, (b) in compliance with Rule 145, or (c) in accordance with an opinion of counsel reasonably satisfactory to Glacier, under other applicable exemptions from the registration requirements of the Securities Act of 1933. WesterFed will use its best efforts to obtain from each of its affiliates a letter agreement under which such person will represent that he or she will not dispose of shares of Glacier common stock received in the merger, except in compliance with the Securities Act of 1933, and the rules and regulations promulgated thereunder. This document does not cover any resales of the Glacier common stock received by affiliates of WesterFed in the merger.

NO SOLICITATION

        WesterFed has agreed in the merger agreement that neither it nor its savings bank subsidiary will solicit, initiate or encourage inquiries or proposals with respect to or, except as required by the fiduciary duties of the WesterFed board of directors, furnish any nonpublic information relating to or participate in any negotiations concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, WesterFed or any of its subsidiaries or any merger or other business combination with WesterFed or any of its subsidiaries.

                          UNAUDITED COMBINED CONDENSED
                         PRO FORMA FINANCIAL STATEMENTS

        The following unaudited combined condensed pro forma financial statements give effect to the merger of Glacier and WesterFed, and to the anticipated effects of Glacier's acquisition of certain Wells Fargo/First Security branches in Idaho and Utah, as described under "BUSINESSES OF THE PARTIES TO THE MERGER - Information Concerning Glacier - Proposed Glacier Branch Acquisitions." Both the merger and the branch acquisitions are presented on a purchase accounting basis.

        The unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of Glacier and WesterFed, and the anticipated effects of the branch acquisitions, as if the merger and the branch acquisitions had become effective on September 30, 2000.

        The unaudited pro forma combined statements of operations for the nine months ended September 30, 2000 and the year ended December 31, 1999 combines the historical consolidated statements of operations of Glacier and WesterFed, and the anticipated effects of the branch acquisitions, as if the merger and the branch acquisitions had become effective on January 1, 1999.

        These unaudited combined condensed pro forma financial statements should be read in conjunction with the historical financial statements and the related notes thereto for Glacier and WesterFed incorporated into this prospectus/joint proxy statement by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

        The unaudited combined condensed pro forma statements of operations are not necessarily indicative of operating results which would have been achieved had the merger been consummated as of the beginning of the first period presented and should not be construed as representative of future results.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF FINANCIAL CONDITION AS OF SEPTEMBER 30, 2000

---------------------------------------------------------------    Glacier                              Pro forma
(amounts in thousands except per share data)                     Bancorp, Inc.       WesterFed         Adjustments (1)
---------------------------------------------------------------  -------------      -----------       ------------
ASSETS
Cash on hand and in banks .....................................   $    33,700            15,289                 --
Interest bearing cash deposits ................................         4,255             1,338                 --
                                                                  -----------       -----------        -----------
      Cash and cash equivalents ...............................        37,955            16,627                 --

Investments
      Investment securities, held-to-maturity .................            --            75,980                357 (c)
      Investment securities, available-for-sale ...............       203,849           145,020            (28,692)(b)
                                                                  -----------       -----------        -----------
           Total Investments ..................................       203,849           221,000            (28,335)

Loans receivable ..............................................       730,834           628,176            (12,513)(c)
Allowance for losses ..........................................        (7,808)           (6,225)                --
                                                                  -----------       -----------        -----------
           Total Loans, net ...................................       723,026           621,951            (12,513)

Premises and equipment, net ...................................        25,005            25,118              2,000 (c)
Real estate and other assets owned ............................            97               272                 --
Federal Home Loan Bank of Seattle stock, at cost ..............        16,146            12,852                 --
Federal Reserve stock, at cost ................................         1,639                --                 --
Accrued interest receivable ...................................         6,233             7,284                 --
Core deposit intangible .......................................         1,597             2,961             10,914 (c)
Goodwill ......................................................         5,031            14,264            (14,264)(c)
                                                                                                            20,408 (c)
Deferred income taxes .........................................         1,512                --             (1,512)
Other assets ..................................................         3,951            10,680              1,721 (c)
                                                                  -----------       -----------        -----------
      Total assets ............................................   $ 1,026,041           933,009            (21,581)
                                                                  ===========       ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits - non-interest bearing ...............................   $   152,022            40,085                 --
Deposits - interest bearing ...................................       564,965           569,028             (2,555)(c)
Advances from Federal Home Loan Bank of Seattle ...............       177,909           203,558             (2,478)(c)
Securities sold under agreements to repurchase ................        20,699             8,753                 --
Other borrowed funds ..........................................         7,985               202                 --
Accrued interest payable ......................................         3,387             8,069                 --
Current income taxes ..........................................           941               729                 --
Deferred income taxes .........................................            --               817              1,009 (c)
                                                                                                            (1,512)
Other liabilities .............................................         5,970             9,777              4,925 (c)
Minority Interest .............................................           325                --                 --
                                                                  -----------       -----------        -----------
      Total liabilities .......................................       934,203           841,018               (611)
                                                                  -----------       -----------        -----------

Trust preferred securities ....................................            --                --             15,000 (e)

Common stock, $.01 par value per share ........................           114                57                (57)(a)
                                                                                                                45 (b)
Paid-in capital ...............................................       101,756            71,017            (71,017)(a)
                                                                                                            55,976 (b)
Common stock acquired by ESOP/RRP .............................            --            (1,892)             1,892 (a)
Treasury stock, at cost .......................................            --           (33,537)            33,537 (a)
Retained earnings - substantially restricted ..................        (6,057)           57,875            (57,875)(a)
Accumulated other comprehensive loss ..........................        (3,975)           (1,529)             1,529 (a)
                                                                  -----------       -----------        -----------
      Total stockholders' equity ..............................        91,838            91,991            (35,970)
                                                                  -----------       -----------        -----------
             Total liabilities and stockholders' equity .......   $ 1,026,041           933,009            (21,581)
                                                                  ===========       ===========        ===========


                                                                                                         Glacier
                                                                  Glacier and                         Bancorp, Inc.
                                                                   WesterFed        Idaho/Utah            after
                                                                   Combined          Branches   (1)   acquisitions
                                                                  -----------       -----------     ----------------
ASSETS
Cash on hand and in banks .....................................        48,989             4,156            53,145
Interest bearing cash deposits ................................         5,593            20,000 (e)        25,593
                                                                  -----------       -----------       -----------
      Cash and cash equivalents ...............................        54,582            24,156            78,738

Investments
      Investment securities, held-to-maturity .................        76,337                --            76,337
      Investment securities, available-for-sale ...............       320,177           105,490           425,667
                                                                  -----------       -----------       -----------
           Total Investments ..................................       396,514           105,490           502,004

Loans receivable ..............................................     1,346,497            51,714         1,398,211
Allowance for losses ..........................................       (14,033)             (517)          (14,550)
                                                                  -----------       -----------       -----------
           Total Loans, net ...................................     1,332,464            51,197         1,383,661

Premises and equipment, net ...................................        52,123             5,657            57,780
Real estate and other assets owned ............................           369                --               369
Federal Home Loan Bank of Seattle stock, at cost ..............        28,998                --            28,998
Federal Reserve stock, at cost ................................         1,639                --             1,639
Accrued interest receivable ...................................        13,517                --            13,517
Core deposit intangible .......................................        15,472             4,682 (d)        20,154
Goodwill ......................................................        25,439            16,083 (d)        41,522

Deferred income taxes .........................................            --                --                --
Other assets ..................................................        16,352                --            16,352
                                                                  -----------       -----------       -----------
      Total assets ............................................     1,937,469           207,265         2,144,734
                                                                  ===========       ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits - non-interest bearing ...............................       192,107            30,519           222,626
Deposits - interest bearing ...................................     1,131,438           156,323         1,287,761
Advances from Federal Home Loan Bank of Seattle ...............       378,989                --           378,989
Securities sold under agreements to repurchase ................        29,452                --            29,452
Other borrowed funds ..........................................         8,187                --             8,187
Accrued interest payable ......................................        11,456               423            11,879
Current income taxes ..........................................         1,670                --             1,670
Deferred income taxes .........................................           314                --               314

Other liabilities .............................................        20,672                --            20,672
Minority Interest .............................................           325                --               325
                                                                  -----------       -----------       -----------
      Total liabilities .......................................     1,774,610           187,265         1,961,875
                                                                  -----------       -----------       -----------

Trust preferred securities ....................................        15,000            20,000 (e)        35,000

Common stock, $.01 par value per share ........................           159                --               159

Paid-in capital ...............................................       157,732                --           157,732

Common stock acquired by ESOP/RRP .............................            --                --                --
Treasury stock, at cost .......................................            --                --                --
Retained earnings - substantially restricted ..................        (6,057)               --            (6,057)
Accumulated other comprehensive loss ..........................        (3,975)               --            (3,975)
                                                                  -----------       -----------       -----------
      Total stockholders' equity ..............................       147,859                --           147,859
                                                                  -----------       -----------       -----------
             Total liabilities and stockholders' equity .......     1,937,469           207,265         2,144,734
                                                                  ===========       ===========       ===========

   (1) See accompanying notes to unaudited combined condensed pro forma financial statements to which specific references above also refer.

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000


                                                                                                            Glacier and
------------------------------------------------------------    Glacier                    Pro forma         WesterFed
     (amounts in thousands, except per share data)            Bancorp, Inc.  WesterFed    Adjustments (1)    Combined
------------------------------------------------------------  -------------  ----------   -----------       -----------
Interest income
      Loans ................................................   $   46,338        39,268         1,341 (e)        86,947
      Investments and interest bearing deposits ............       11,601        13,862        (1,423)(e)       23,986
                                                                                                  (54)(e)
                                                               ----------    ----------    ----------       ----------
      Total interest income ................................       57,939        53,130          (136)         110,933

Interest expense
      Deposits .............................................       16,246        19,527           639 (e)       36,412
      Borrowings ...........................................       11,114        10,819           620 (e)       22,553
      Trust preferred securities ...........................           --            --         1,170 (e)        1,170
                                                               ----------    ----------    ----------       ----------
      Total interest expense ...............................       27,360        30,346         2,429           60,135

      Net interest income ..................................       30,579        22,784        (2,565)          50,798
Provision for loan losses ..................................        1,483         1,350            --            2,833
                                                               ----------    ----------    ----------       ----------
      Net interest income after provision for loan losses...       29,096        21,434        (2,565)          47,965

Non-interest income
      Fees and service charges .............................        7,255         6,099            --           13,354
      Net gains on sale of  loans ..........................        1,512           245            --            1,757
      Net losses on sale of investments ....................           (5)       (1,068)           --           (1,073)
      Gain on sale of branch offices .......................                      1,878                          1,878
      Other income .........................................        1,335           514          (184)(e)        1,665
                                                               ----------    ----------    ----------       ----------
      Total non-interest income ............................       10,097         7,668          (184)          17,581

Non-interest expense
      Employee compensation and benefits ...................       12,078         9,046                         21,124
      Occupancy & equipment ................................        3,568         2,809            60 (e)        6,437
      Other expense ........................................        6,985         5,809            --           12,794
      Deposit premium amortization .........................          149           439           818 (e)        1,406
      Goodwill amortization ................................          270           500           230 (e)        1,000
      Minority interest ....................................           45            --            --               45
                                                               ----------    ----------    ----------       ----------
      Total non-interest expense ...........................       23,095        18,603         1,108           42,806

Earnings before income taxes ...............................       16,098        10,499        (3,857)          22,740
Federal and state income tax expense .......................        5,825         4,038        (1,414)           8,449
                                                               ----------    ----------    ----------       ----------

      Net earnings .........................................   $   10,273         6,461        (2,443)          14,291
                                                               ==========    ==========    ==========       ==========

Average common shares outstanding - basic ..................       11,439         3,959                         15,794
Average common shares outstanding - diluted ................       11,548         4,075                         16,031
Basic net earnings per share of common stock ...............   $     0.90          1.63                           0.90
Diluted net earnings per share of common stock .............   $     0.89          1.59                           0.89



                                                                                 Glacier
                                                                               Bancorp Inc.
                                                              Idaho/Utah        Pro Forma
                                                                Branches (1)    Combined
                                                              -----------      ----------
Interest income
      Loans ................................................        3,530          90,477
      Investments and interest bearing deposits ............        6,730          30,716
                                                               ----------      ----------
      Total interest income ................................       10,260         121,193

Interest expense
      Deposits .............................................        5,042          41,454
      Borrowings ...........................................                       22,553
      Trust preferred securities ...........................        1,560(e)        2,730
                                                               ----------      ----------
      Total interest expense ...............................        6,602          66,737

      Net interest income ..................................        3,658          54,456
Provision for loan losses ..................................           89           2,922
                                                               ----------      ----------
      Net interest income after provision for loan losses...        3,569          51,534

Non-interest income
      Fees and service charges .............................        1,367          14,721
      Net gains on sale of  loans ..........................           --           1,757
      Net losses on sale of investments ....................           --          (1,073)
      Gain on sale of branch offices .......................           --           1,878
      Other income .........................................           --           1,665
                                                               ----------      ----------
      Total non-interest income ............................        1,367          18,948

Non-interest expense
      Employee compensation and benefits ...................        1,312          22,436
      Occupancy & equipment ................................          365           6,802
      Other expense ........................................          895          13,689
      Deposit premium amortization .........................          351(e)        1,757
      Goodwill amortization ................................          603(e)        1,603
      Minority interest ....................................           --              45
                                                               ----------      ----------
      Total non-interest expense ...........................        3,526          46,332

Earnings before income taxes ...............................        1,410          24,150
Federal and state income tax expense .......................          562           9,011
                                                               ----------      ----------

      Net earnings .........................................          848          15,139
                                                               ==========      ==========

Average common shares outstanding - basic ..................                      15,794
Average common shares outstanding - diluted ................                      16,031
Basic net earnings per share of common stock ...............                        0.96
Diluted net earnings per share of common stock .............                        0.94

   (1) See accompanying notes to unaudited combined condensed pro forma financial statements to which specific references above also refer.

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999




-----------------------------------------------------------------           Glacier                               Pro forma
      (amounts in thousands, except per share data)                      Bancorp, Inc.           WesterFed      Adjustments (1)
-----------------------------------------------------------------        -------------          ----------      -----------
Interest income

      Loans .....................................................          $   51,741              52,083             1,788 (e)
      Investments and interest bearing deposits .................              12,978              18,073            (1,897)(e)
                                                                                                                        (71)(e)
                                                                           ----------          ----------        ----------
      Total interest income .....................................              64,719              70,156              (180)

Interest expense
      Deposits ..................................................              16,494              24,941               852 (e)
      Borrowings ................................................              11,141              13,258               826 (e)
      Trust preferred securities ................................                  --                  --             1,560 (e)
                                                                           ----------          ----------        ----------
      Total interest expense ....................................              27,635              38,199             3,238

      Net interest income .......................................              37,084              31,957            (3,418)
Provision for loan losses .......................................               1,723               1,670                --
                                                                           ----------          ----------        ----------
      Net interest income after provision for loan losses .......              35,361              30,287            (3,418)

Non-interest income
      Fees and service charges ..................................               8,497               6,841                --
      Net gains on sale of  loans ...............................               3,108                 754                --
      Net gains on sale of investments ..........................                  23                 103                --
      Other income ..............................................               1,181                 686              (246)(e)
                                                                           ----------          ----------        ----------
      Total non-interest income .................................              12,809               8,384              (246)

Non-interest expense
      Employee compensation and benefits ........................              14,557              13,258                --
      Occupancy & equipment .....................................               4,172               3,808                80 (e)
      Other expense .............................................              10,011               8,507                --
      Deposit premium amortization ..............................                  51                 706             1,091 (e)
      Goodwill amortization .....................................                 254                 666               307 (e)
      Minority interest .........................................                  51                  --                --
                                                                           ----------          ----------        ----------
      Total non-interest expense ................................              29,096              26,945             1,478

Earnings before income taxes ....................................              19,074              11,726            (5,142)
Federal and state income tax expense ............................               6,722               4,411            (1,886)
                                                                           ----------          ----------        ----------

      Net earnings ..............................................          $   12,352               7,315            (3,256)
                                                                           ==========          ==========        ==========

Average common shares outstanding - basic .......................              11,393               4,303               430
Average common shares outstanding - diluted .....................              11,597               4,488               449
Basic net earnings per share of common stock ....................          $     1.08                1.70
Diluted net earnings per share of common stock ..................          $     1.06                1.63




                                                                                                                     Glacier
                                                                             Glacier                               Bancorp, Inc.
-----------------------------------------------------------------           WesterFed          Idaho/Utah              after
      (amounts in thousands, except per share data)                         Combined            Branches  (1)      acquisitions
-----------------------------------------------------------------          ----------         -----------          ------------
Interest income

      Loans .....................................................             105,612               4,706             110,318
      Investments and interest bearing deposits .................              29,083               8,973              38,056

                                                                           ----------          ----------          ----------
      Total interest income .....................................             134,695              13,679             148,374

Interest expense
      Deposits ..................................................              42,287               6,722              49,009
      Borrowings ................................................              25,225                                  25,225
      Trust preferred securities ................................               1,560               2,080 (e)           3,640
                                                                           ----------          ----------          ----------
      Total interest expense ....................................              69,072               8,802              77,874

      Net interest income .......................................              65,623               4,877              70,500
Provision for loan losses .......................................               3,393                 119               3,512
                                                                           ----------          ----------          ----------
      Net interest income after provision for loan losses .......              62,230               4,758              66,988

Non-interest income
      Fees and service charges ..................................              15,338               1,823              17,161
      Net gains on sale of  loans ...............................               3,862                  --               3,862
      Net gains on sale of investments ..........................                 126                  --                 126
      Other income ..............................................               1,621                  --               1,621
                                                                           ----------          ----------          ----------
      Total non-interest income .................................              20,947               1,823              22,770

Non-interest expense
      Employee compensation and benefits ........................              27,815               1,749              29,564
      Occupancy & equipment .....................................               8,060                 486               8,546
      Other expense .............................................              18,518               1,193              19,711
      Deposit premium amortization ..............................               1,848                 468 (e)           2,316
      Goodwill amortization .....................................               1,227                 804 (e)           2,031
      Minority interest .........................................                  51                  --                  51
                                                                           ----------          ----------          ----------
      Total non-interest expense ................................              57,519               4,700              62,219

Earnings before income taxes ....................................              25,658               1,881              27,539
Federal and state income tax expense ............................               9,247                 735               9,982
                                                                           ----------          ----------          ----------

      Net earnings ..............................................              16,411               1,146              17,557
                                                                           ==========          ==========          ==========

Average common shares outstanding - basic .......................              16,126                                  16,126
Average common shares outstanding - diluted .....................              16,534                                  16,534
Basic net earnings per share of common stock ....................                1.02                                    1.09
Diluted net earnings per share of common stock ..................                0.99                                    1.06




  (1) See accompanying notes to unaudited combined condensed pro forma financial statements to which specific references above also refer.

                      NOTES TO UNAUDITED COMBINED CONDENSED
                         PRO FORMA FINANCIAL STATEMENTS

NOTE A: BASIS OF PRESENTATION

The unaudited combined condensed pro forma statement of financial condition combines the historical consolidated statements of financial condition of Glacier, WesterFed, and the anticipated effects of the Branch Acquisitions in Idaho and Utah from Wells Fargo/First Security Bank of Utah as if the Merger and Branch Acquisitions had become effective on September 30, 2000. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2000, and the year ended December 31, 1999, combines the historical consolidated statements of operations of Glacier and WesterFed, and the anticipated effects of the Branch Acquisitions as if the Merger and Branch Acquisitions had become effective on January 1, 1999. Certain amounts in the historical financial statements of WesterFed have been reclassified in the unaudited combined condensed pro forma financial statements to conform to Glacier's historical financial statements.

The Merger and Branch Acquisition will be accounted for using the purchase method of accounting. Under this method of accounting, assets and liabilities acquired are adjusted to their estimated fair value and combined with the historical book values of the assets and liabilities of Glacier. Additionally, WesterFed's Common Stock, additional paid in capital, unrealized gains and losses on securities-available-for-sale, and retained earnings is eliminated. Applicable income tax effects of such adjustments are included as a component of Glacier's net deferred taxes with a corresponding offset to goodwill. The actual revaluation of the net assets acquired is subject to the completion of studies and evaluations by management and will be based on the estimated fair value of the net assets acquired at the Effective Dates of the Merger and Branch Acquisition.

Any transactions conducted in the ordinary course of business between Glacier, WesterFed, and Wells Fargo/First Security of Utah would be immaterial and, accordingly, have not been eliminated.

Following the Merger and, subject to regulatory approvals, Glacier may merge certain branches of Western Security Bank, a wholly-owned subsidiary of WesterFed, with other Glacier subsidiaries, and may close branches that are considered non-strategic or are located close to other branches of the combined company. The impact of any such merger, or closings is not expected to be material. Glacier also expects to achieve certain operating cost savings as a result of the Merger; however, no pro forma adjustment has been included in the unaudited pro forma combined financial information for the anticipated cost savings.

The branches acquired in the Branch Acquisitions will become branches of Mountain West Bank of Coeur d' Alene, Idaho, a wholly-owned subsidiary of Glacier.

NOTE B: PURCHASE PRICE OF WESTERFED

It is assumed that each WesterFed share will be exchanged for 1.1 shares of Glacier stock. The merger consideration to be paid to WesterFed stockholders is assumed to be $22.52 per share calculated by multiplying the closing price of Glacier stock, assumed to be $12.25, by 1.1, plus $9.05 per share. The total number of WesterFed Shares outstanding as of September 30, 2000 is 4,113,886. The actual merger consideration per share is subject to adjustment depending on the average price of Glacier stock prior to the Effective Date. If the actual merger consideration is adjusted, the actual results will differ from the pro forma information presented herein.

        Total purchase price consideration for accounting purposes is calculated as follows (in thousands, except per share amounts):

Acquisition of 4,113,886 shares of WesterFed Common Stock
      for total consideration of $22.52 per share...............................   $ 92,665
Valuation adjustment for stock option shares ...................................      1,348
Estimated direct acquisition costs..............................................      5,700
                                                                                   --------
        Total purchase price....................................................   $ 99,713
                                                                                   ========


It is assumed that 59% of the acquisition cost of WesterFed is paid through the issuance of Glacier Common Stock. The assumed value of these shares is $12.25. The actual value of these shares will be based on the average closing price of Glacier Common Stock for the 20 trading days ending on the 15th trading day prior to the completion of the Merger. The total number of Glacier common shares estimated to be issued is as follows (dollars in thousands, except share amounts):


Acquisition cost of WesterFed common stock .............................          $   92,665
Percentage to be paid through issuance of stock ........................                  59%
                                                                                  ----------
        Acquisition cost to be paid through the issuance of stock ......              54,673
Divided by the assumed value per share of shares issued ................          $    12.25
                                                                                  ----------
Total Glacier shares to be issued ......................................           4,463,102
                                                                                  ==========



The acquisition cost to be paid through the issuance of stock will be recorded as follows:


Acquisition cost to be paid through the issuance of common stock............ $56,021
Less par value of common stock issued.......................................     (45)
                                                                             -------
Additional paid-in capital.................................................. $55,976
                                                                             =======


The cash consideration is assumed to be funded with the proceeds of trust preferred securities and with the sale of investment securities which are classified as available-for-sale and whose carrying value approximates market value. The total cash consideration is assumed as follows:

Acquisition cost of WesterFed common stock...................................  $92,665
Percentage to be paid in cash at closing.....................................       41%
                                                                               -------
        Acquisition cost to be paid in cash...................................  37,993
Estimated direct acquisition costs............................................   5,700
                                                                               -------
Total acquisition costs paid in cash.......................................... $43,693
                                                                               =======

According to the terms of the agreement, the total that can be paid in cash to stockholders is limited to $41.3 million.

NOTE C: ALLOCATION OF PURCHASE PRICE OF WESTERFED

Certain matters are still pending that will have an effect on the ultimate allocation of the purchase price. Accordingly, the allocation of the purchase price has not been finalized and the portion of the purchase price allocated to fair value adjustments, identifiable intangibles and goodwill is subject to change.

Subject to the foregoing, the purchase price has been allocated as described below (in thousands):


WesterFed's net assets at September 30, 2000 .................................................                       $ 91,991

Increase (decrease) to WesterFed's net assets as a result of estimated fair value adjustments:
        Investment securities held-to-maturity ...............................................          $    357
        Premises and equipment ...............................................................             2,000
        Loans receivable, net ................................................................           (12,513)
        Deposits .............................................................................             2,555
        Accrued expenses(1) ..................................................................            (4,925)
        Borrowed funds .......................................................................             2,478
        Mortgage servicing rights ............................................................             1,721
        Core deposit intangible ..............................................................            10,914
                                                                                                        --------
                                                                                                        $  2,587
        Applicable income tax effects (2) ....................................................            (1,009)
                                                                                                        --------
Net fair value adjustments ...................................................................                          1,578
Eliminate WesterFed's existing goodwill ......................................................                        (14,264)
                                                                                                                     --------
Estimated fair value of identifiable tangible and intangible net assets ......................                       $ 79,305
Goodwill .....................................................................................                         20,408
                                                                                                                     --------
Total purchase price consideration ...........................................................                       $ 99,713
                                                                                                                     ========

(1) Includes $2,733,000 of estimated severance costs under existing WesterFed employment agreements.

(2) Estimated marginal tax rate of 39%.

NOTE D: BRANCH PURCHASE

The acquisition of the Idaho and Utah branches is structured as a purchase of assets and assumption of liabilities. With certain exceptions, all of the deposits of the branches, real and personal property at each of the branch locations, vault cash, and loans associated with the deposit accounts will be acquired. The net difference between the assets acquired and liabilities assumed, (estimated to be approximately $126.255 million), and acquisition consideration paid by Mountain West Bank of Coeur d'Alene, will be paid in cash by the selling banks. Such amounts ($105.490 million) are reflected as investment securities available for sale. The amounts shown in the Idaho/Utah Branches column on the unaudited combined condensed pro forma financial statements were based on information provided by the selling banks and Management's estimates of operating results.

The acquisition consideration paid is expected to be as follows:


        Core deposit intangible................................................     $ 4,682
        Goodwill...............................................................      16,083
                                                                                    -------
               Total acquisition consideration.................................     $20,765
                                                                                    =======


NOTE E: PRO FORMA ADJUSTMENTS

For the unaudited combined condensed pro forma statements of operations, the pro forma adjustments are based on the allocated purchase price of the net assets acquired based on the fair value estimates at September 30, 2000 described above.

Investment securities will be adjusted to fair value based on current securities yields and the fair value adjustment will be amortized to interest income as a yield adjustment using the level yield method over the average estimated life of the securities, currently estimated to be five years.

Loans receivable will be adjusted to fair value based on current loan interest rates and the fair value adjustment will be amortized to interest income as a yield adjustment using the level yield method over the average estimated life of the underlying loans receivable, currently estimated to be seven years.

Premises and equipment will be adjusted to fair value based on current market value evaluations and the new basis will be depreciated on a straight line basis over the remaining estimated economic life of the related assets, currently estimated at 25 years.

Mortgage servicing rights will be adjusted to fair value based on current market evaluations and the fair market value adjustment will be amortized on a straight line basis over the weighted average maturity of the associated loans, currently estimated to be seven years.

Interest-bearing time deposits will be adjusted to fair value based on current time deposit interest rates and the fair value adjustment will be amortized into interest expense using the interest method over the estimated duration of the related deposit, currently estimated to be three years.

Borrowed funds will be adjusted to fair value based on the current interest rates of borrowings and the fair value adjustment will be amortized to interest expense using the interest method over the contractual duration of the related borrowings, currently estimated to be three years.

For purposes of calculating pro forma adjustments, straight-line amortization has been used as any differences between the interest method and the straight-line method would not be significant.

Core deposit intangible will be amortized over the expected economic life, which is assumed to be ten years. It is anticipated that the amortization amount will be larger in the earlier years of the amortization period. Goodwill will be amortized over a twenty-year period on a straight-line basis.

Securities sold to fund the acquisition's cash consideration are estimated to be $28.229 million with an assumed interest rate of 6.72%.

In addition to the sale of securities, funding of the transactions will be obtained from proceeds of $35 million trust preferred securities to be issued by Glacier with an assumed interest rate of 9.5%. The amortization of origination costs over a five year call period will result in an effective interest cost of approximately 10.4%.

Pro forma combined weighted average shares outstanding is based on the number of shares assumed to be issued to WesterFed stockholders as described above combined with the actual weighted average shares outstanding for Glacier for the respective periods. No options to acquire WesterFed common stock are assumed to be outstanding after the Effective Date of the Merger.

The incremental effect on pro forma combined net earnings of the WesterFed purchase accounting adjustments for the year ended December 31, 1999 and the nine months ended September 30, 2000 is estimated to be an after-tax increase in expense as follows, using an estimated marginal tax rate of 39%:

                                                  Amortization    Quarterly        Annual
     (Dollars in thousands)          Adjustment    Period in     Amortization   Amortization
                                        Amount       Years          Amount        Amount
                                     ----------   ------------   ------------   ------------
Fair value adjustments:
  Investment securities .........    $    357            5         $   18         $    71
  Loans receivable ..............     (12,513)           7           (447)         (1,788)
  Premises and equipment ........       2,000           25             20              80
  Deposits ......................       2,555            3            213             852
  Accrued expenses ..............      (4,925)          --
  Borrowed funds ................       2,478            3            207             826
  Mortgage servicing rights .....       1,721            7             61             246
  Core deposit intangible .......      10,914           10            273           1,091
  Goodwill ......................       6,144           20             77             307
                                     --------                      ------         -------
Total adjustments ...............    $  8,731                         422           1,685
                                     ========
  Income taxes ..................                                     134             537
                                                                   ------         -------
Incremental decrease on pro forma
  combined net earnings..........                                  $  288         $ 1,148
                                                                   ======         =======



     (Dollars in thousands)        Estimated amortization for the year ended  December 31,
                                      2001      2002       2003       2004       2005
                                    --------   -------    -------    -------    -------
Fair value adjustments:
  Investment securities .........   $    71    $    71    $    71    $    71    $    71
  Loans receivable ..............    (1,788)    (1,788)    (1,788)    (1,788)    (1,788)
  Premises and equipment ........        80         80         80         80         80
  Deposits ......................       852        852        852
  Accrued expenses ..............
  Borrowed funds ................       826        826        826
  Mortgage servicing rights .....       246        246        246        246        246
  Core deposit intangible .......     2,046      1,827      1,579      1,327      1,075
  Goodwill ......................       307        307        307        307        307
                                    -------    -------    -------    -------    -------
Total adjustments ...............     2,640      2,421      2,173        243         (9)

  Income taxes ..................       910        825        728        (25)      (123)
                                    -------    -------    -------    -------    -------
Incremental decrease on pro forma
  combined net earnings..........   $ 1,730    $ 1,596    $ 1,445    $   268    $   114
                                    =======    =======    =======    =======    =======

(F) PRO FORMA INCOME PER SHARE

Pro forma combined weighted average shares outstanding is based on the number of shares assumed to be issued to WesterFed shareholders as described above combined with the actual weighted average shares outstanding for Glacier for the respective periods.

                      STOCK PRICE AND DIVIDEND INFORMATION

        GLACIER. Glacier common stock is quoted on the Nasdaq National Market under the symbol "GBCI." The following table sets forth for the periods indicated:

        - the high and low sale prices for Glacier stock as reported on the Nasdaq National Market, and

        -       dividends per share on Glacier stock.



                                             HIGH                 LOW         DIVIDENDS DECLARED
                                             ----                 ---         ------------------
  1998 *
  First quarter.....................        $22.16              $17.46               $0.10
  Second quarter....................        $21.41              $19.91               $0.11
  Third quarter.....................        $21.79              $18.84               $0.12
  Fourth quarter....................        $18.70              $15.60               $0.19

  1999 *
  First quarter.....................        $19.84              $15.50               $0.13
  Second quarter....................        $22.16              $15.70               $0.14
  Third quarter.....................        $21.71              $13.86               $0.14
  Fourth quarter....................        $17.04              $13.53               $0.18

  2000 *
  First quarter.....................        $14.77              $11.36               $0.14
  Second quarter....................        $14.75              $11.00               $0.15
  Third quarter.....................        $13.75              $11.00               $0.15
  Fourth quarter....................        $12.63              $11.38               $0.15

  2001
  First quarter (through
    January 19, 2001)...............        $13.69              $12.25                  --



*The per share information has been adjusted retroactively for all stock splits of and stock dividends on Glacier stock.


        At January 12, 2001, there were approximately 1,228 holders of record of Glacier stock.


        Applicable federal and state regulations restrict capital distributions by institutions such as Glacier's subsidiary banks, including dividends. Such restrictions are tied to the institution's capital levels after giving effect to such distributions.
See "SUPERVISION AND REGULATION - Dividends."

        WesterFed. WesterFed common stock is quoted on the Nasdaq National Market under the symbol "WSTR." The following table sets forth for the periods indicated:

        - the high and low sale prices for WesterFed common stock as reported on the Nasdaq National Market, and

        -       dividends per share on WesterFed common stock.


                                               HIGH              LOW          DIVIDENDS DECLARED
                                               ----              ---          ------------------
FISCAL YEAR ENDED JUNE 30, 1998
First Quarter...........................     $26.750           $20.000              $0.115
Second Quarter..........................     $27.000           $22.250              $0.120
Third Quarter...........................     $26.750           $24.500              $0.125
Fourth Quarter..........................     $26.630           $24.000              $0.180*

FISCAL YEAR ENDED JUNE 30, 1999
First Quarter...........................      $24.875          $17.000              $0.135
Second Quarter..........................      $20.125          $17.188              $0.140
Third Quarter...........................      $18.625          $16.188              $0.145
Fourth Quarter..........................      $17.250          $15.938              $0.200**

FISCAL YEAR ENDED DECEMBER 31, 1999***
First Three Months......................      $17.813          $16.250              $0.155
Second Three Months.....................      $17.125          $14.750              $0.160

FISCAL YEAR ENDED DECEMBER 31, 2000
First Quarter...........................      $15.250          $13.750              $0.165
Second Quarter..........................      $14.750          $12.625              $0.170
Third Quarter...........................      $21.125          $14.313              $0.175
Fourth Quarter..........................      $23.000          $19.875              $0.250

FISCAL YEAR ENDED DECEMBER 31, 2001
First Quarter (through
  January 19, 2001).....................      $23.250          $21.813              $   --



*Declared on June 23, 1998 and paid on August 24, 1998 to stockholders of record as of August 10, 1998. Included a special dividend of $0.05 per share.

**Declared on June 24, 1999 and paid on July 21, 1999 to stockholders of record as of July 7, 1999. Included a special dividend of $0.05 per share.

***Effective December 31, 1999, WesterFed changed its fiscal year end from June 30 to December 31.

        At January 12, 2001, there were approximately 896 holders of record of WesterFed common stock

        Applicable federal regulations restrict capital distributions by WesterFed's savings bank subsidiary. See "SUPERVISION AND REGULATION - Dividends."

                     BUSINESSES OF THE PARTIES TO THE MERGER

INFORMATION CONCERNING GLACIER

GENERAL

        Glacier is a corporation organized under Delaware law, and a registered bank holding company. Glacier's principal office is located in Kalispell, Montana, and it presently has seven bank subsidiaries. Glacier has long-standing roots in northwest Montana dating back to 1955, and owns:

        - all of the outstanding common stock of Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Big Sky, Montana and Mountain West Bank of Coeur d'Alene, Idaho;

        - approximately 94% of the outstanding common stock of Glacier Bank of Whitefish; and

        - approximately 98% of the outstanding common stock of Glacier Bank of Eureka.

        Glacier offers a broad range of community banking services through its banking offices located primarily in western Montana and Billings, Montana. Through Mountain West Bank, Glacier also conducts business in Coeur d'Alene, Hayden, Post Falls and Boise, Idaho. The business of the Glacier subsidiary banks consists primarily of attracting deposit accounts from the general public and originating commercial, residential, and installment loans. The Glacier subsidiary banks' principal sources of income are interest on loans, loan origination fees, and interest and dividends on investment securities, while principal expenses consist of interest on deposits, Federal Home Loan Bank advances, and repurchase agreements, as well as general and administrative expenses.


        At September 30, 2000, Glacier had total assets of approximately $1.0 billion, deposits of approximately $717 million and stockholders' equity of approximately $92 million.


        Glacier's expansion plans include internally-generated growth from strategically-located existing branches, some selected new branch expansion and expansion into other areas of Montana and Idaho. Glacier also intends to acquire two branches in Utah. See "Proposed Glacier Branch Acquisitions" below. In addition to limited de novo branching, Glacier's management strategy has also been to pursue attractive alliance opportunities with other well-run community banks such as the proposed transaction with WesterFed, as well as other financial service related companies. Glacier has continued to invest significantly in management and other resources to support its expansion.

        Glacier's management is considering the possible divestiture of certain of the branches of its current banking subsidiaries, and certain of the branches of WesterFed's savings bank subsidiary, at some point in the future. Any divested branches would be those identified by Glacier's management as branches in locations that do not fit into Glacier's strategic business plans. In any event, Glacier does not anticipate that any such divestitures will, in the aggregate, be material to Glacier's financial condition or results of operations.

        Glacier was incorporated on March 24, 1998. It is the successor corporation of another company, also named "Glacier Bancorp, Inc." that was formed in 1990. That corporation is referred to in this discussion as "Original Glacier." Glacier merged with Original Glacier on July 8, 1998. In early 1998, Original Glacier discovered certain technical issues associated with its capital stock, including the existence of fewer authorized shares than Original Glacier had previously believed were available. Because these issues created uncertainty about the validity of certain outstanding shares of Original Glacier common stock, Original Glacier completed the merger with Glacier. This transaction was designed to cure the concerns regarding Original Glacier's common stock.

        Historical information regarding Glacier in this document that refers to a date prior to July 8, 1998, and information regarding Glacier that is incorporated by reference to certain filings with the SEC, as described in "INFORMATION INCORPORATED BY REFERENCE," is information regarding Original Glacier.

        Financial and other information relating to Glacier, including information relating to Glacier's directors and executive officers, including the names, ages, positions and backgrounds of such persons, as well as information concerning executive compensation, security ownership, and certain relationships and related transactions, is set forth in, and incorporated in this document by reference to Glacier's 1999 Annual Report on Form 10-K, Glacier's 2000 Quarterly Reports on Form 10-Q, Glacier's 2000 Proxy Statement, and Glacier's 2000 Forms 8-K, copies of which may be obtained from Glacier as indicated under "INFORMATION INCORPORATED BY REFERENCE."

PROPOSED GLACIER BRANCH ACQUISITIONS

        On September 14, 2000, Glacier announced the execution of definitive agreements to acquire, through its Idaho subsidiary Mountain West Bank, seven branches of Wells Fargo & Company and First Security Corporation subsidiary banks located in Idaho and Utah. Wells Fargo has recently purchased First Security, and the branches that Glacier has agreed to acquire are branches that federal regulators have required be divested in connection with that acquisition.

        Glacier will acquire (through Mountain West Bank) a total of approximately $187 million in deposits and approximately $51.7 million in loans in the proposed transaction. The proposed acquisition involves the purchase of certain assets and the assumption of certain liabilities under three separate agreements:

        - An agreement with Wells Fargo Bank, National Association, regarding two branches located in Hailey and Ketchum, Idaho, which branches had total deposits of $38 million and total loans of $13 million at June 30, 2000;

        - An agreement with Wells Fargo Bank West, National Association, regarding two branches located in Brigham City and Park City, Utah, which branches had total deposits of $49 million and total loans of $20 million at June 30, 2000; and

        - An agreement with First Security Bank, National Association, regarding three branches, two located in Boise, Idaho and one located in Nampa, Idaho, which branches had total deposits of $100 million and total loans of $19 million at June 30, 2000.

        The terms of the three agreements are substantially similar, except for provisions related to pricing and closing dates. With certain exceptions set forth in the agreements, Glacier will assume all of the deposits of the branches and will acquire certain assets of the branches, including real and personal property and loans associated with the branches' deposit accounts. The sellers under the agreements will retain all real estate and consumer loans that originate at the branches prior to the closing of the acquisition.

        Glacier negotiated the purchase prices for the branch acquisitions separately with each of the sellers. The total purchase price will depend on the total deposits, cash, assets, and loans of the branches determined immediately prior to the closing, and thus cannot be predicted with certainty. Glacier estimates, however, that the total purchase price will be approximately $21 million.

        Following the acquisition of the branches, which is expected to occur as early as March, 2001, all of the acquired branches will operate as branches of Mountain West Bank. See "RISK FACTORS" for a discussion of the possible challenges that Glacier and/or Mountain West Bank may experience in integrating the operations of the branches, at approximately the same time that Glacier also integrates the operations of WesterFed following completion of the merger.

        To accomplish the proposed branch acquisitions, Glacier could increase Mountain West Bank's capital through a contribution of funds received by Glacier from dividends from other Glacier banking subsidiaries. Mountain West Bank will continue to be "well capitalized" under applicable regulatory standards following the proposed acquisitions.

        In order to insure that Glacier and its subsidiary banks remain "well capitalized" under applicable regulatory standards in connection with both the branch acquisitions and the merger, Glacier intends to issue, through a public offering, approximately $35 million in trust preferred securities.

        Glacier's issuance of the trust preferred securities is not a condition to the completion of the merger or to the acquisition of the branches described above. However, Glacier's receipt of all or part of the funds to be raised in this transaction is designed to facilitate regulatory approval of the merger.

INFORMATION CONCERNING WESTERFED


        WesterFed, a Delaware corporation, is a unitary savings and loan holding company and was organized in 1994 at the direction of its savings bank subsidiary for the purpose of owning all of the outstanding stock of such savings bank subsidiary in connection with its conversion from mutual to stock form. The conversion was completed on January 6, 1994. At September 30, 2000, WesterFed had total assets of approximately $933 million, deposits of $603 million and stockholders' equity of $92 million.


        WesterFed's consolidated results of operations are dependent primarily on net interest income and fee income. Net interest income is the difference between the interest income earned on its loans, mortgage-backed securities, and investment portfolio and its cost of funds, consisting of interest paid on its deposits and borrowed money. WesterFed's consolidated results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

        WesterFed serves the financial needs of 14 Montana communities through a main office located in Missoula, 26 branch offices and one loan servicing office. WesterFed attracts deposits from the general public and uses the deposits, together with borrowings and other funds, to originate loans secured by mortgages on owner-occupied one- to four-family residences, multi-family, commercial, agriculture and construction real estate loans and non-real estate commercial, agriculture and consumer loans. These loans are generally originated for its primary market area. WesterFed also invests in mortgage-backed securities, investment securities and other short-term liquid assets.

        On February 28, 1997, WesterFed completed its acquisition of Security Bancorp. The acquisition was accounted for as a purchase transaction and accordingly, WesterFed's consolidated statements of income have included the results of operations of Security Bancorp since March 1, 1997. Pursuant to this method of accounting, the assets and liabilities of Security Bancorp were adjusted to their estimated fair value and combined with the historical recorded book value of the assets and liabilities of WesterFed. In addition, as of March 1, 1997, Security Bank, a federally chartered stock savings bank and wholly-owned subsidiary of Security Bancorp, merged with and into WesterFed's savings bank subsidiary. At the time of the merger, Security Bancorp had consolidated assets of $372.6 million, deposits of $286.5 million and stockholders' equity of $30.8 million.

        In May 2000, WesterFed completed the sale of six of its branches, located in Glasgow, Hardin, Malta, Miles City, Plentywood and Sidney, Montana, to Stockman Bank of Montana. The transaction resulted in the sale of $50.5 million of deposits and $12.2 million of loans with a resulting net gain on the sale of the branches of $1.9 million.

        WesterFed recently closed two of its branches in the Missoula, Montana market. One branch, located at 2230 Brooks Street, was closed in May 2000, and was consolidated into an already existing branch six blocks away at 2601 Garfield near Southgate Mall, in Missoula. The other recently closed branch, located at 1610 South Third West, was closed in June 2000, and was consolidated into a newly constructed facility located approximately three miles away at 3045 North Reserve Street in Missoula.

        Financial and other information relating to WesterFed, including information relating to directors and executive officers and their names, ages, positions and business backgrounds, as well as information concerning executive compensation, security ownership, and certain relationships and related transactions, is set forth in, and is incorporated herein by reference to WesterFed's Annual Report on Form 10-K for the six months ended December 31, 1999, WesterFed's 2000 Quarterly Reports on Form 10-Q, WesterFed's 2000 annual meeting proxy statement, and WesterFed's 2000 Current Reports or Form 8-K. Copies of these documents may be obtained from WesterFed or from the SEC's web site as indicated under "INFORMATION INCORPORATED BY REFERENCE."

                           SUPERVISION AND REGULATION

INTRODUCTION

        The following generally refers to certain statutes and regulations affecting the banking industry. These references provide brief summaries only and are not intended to be complete. They are qualified in their entirety by the referenced statutes and regulations. In addition, some statutes and regulations may exist which apply to and regulate the banking industry, but are not referenced below.

        Glacier is a bank holding company, due to its ownership of Glacier Bank of Kalispell, Glacier Bank of Whitefish, Glacier Bank of Eureka, Valley Bank of Helena, First Security Bank of Missoula, Big Sky Western Bank of Big Sky, Montana, and Mountain West Bank of Coeur d'Alene, Idaho. Except for Mountain West Bank, which is an Idaho chartered, non-member bank, all of such banks are Montana-state chartered commercial banks and members of the Federal Reserve System. The Bank Holding Company Act of 1956, as amended subjects Glacier and its subsidiary banks to supervision and examination by the Federal Reserve Board, and Glacier files annual reports of operations with the Federal Reserve Board.

        WesterFed's savings bank subsidiary, Western Security Bank, is a federally chartered stock savings bank and is subject to examination and supervision by the Office of Thrift Supervision ("OTS"). Following completion of the merger, Glacier will be the surviving corporation, with Western Security Bank becoming a wholly owned subsidiary of Glacier. Immediately following the merger, Western Security Bank will continue to be supervised and regulated by the OTS.

        WesterFed, by virtue of its ownership of Western Security Bank, is a savings and loan holding company within the meaning of the Home Owners' Loan Act and, as such, is registered with and subject to examination and supervision by the OTS.

BANK HOLDING COMPANY REGULATION

        In general, the Bank Holding Company Act limits bank holding company business to owning or controlling banks and engaging in other banking-related activities. Bank holding companies like Glacier must obtain the Federal Reserve Board's approval before they: (1) acquire direct or indirect ownership or control more than 5% of any other company; (2) merge or consolidate with another bank holding company; or (3) acquire substantially all of the assets of any additional banks. They can also elect to become a financial holding company. Financial holding companies are permitted to engage in a range of activities significantly broader than those permissible for bank holding companies, including certain insurance, securities, merchant banking and other incidental activities. Subject to certain state laws, such as age and contingency laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of both in-state and out-of-state bank.

        Control of Nonbanks. With certain exceptions, the Bank Holding Company Act prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company that is not a bank or a bank holding company unless the Federal Reserve Board determines that the activities of such company are incidental or closely related to the business of banking. If a bank holding company is well-capitalized and meets certain criteria specified by the Federal Reserve Board, it may engage de novo in certain permissible nonbanking activities without prior Federal Reserve Board approval.

        Control Transactions. The Change in Bank Control Act of 1978, as amended, requires a person (or group of persons acting in concert) acquiring "control" of a bank holding company to provide the Federal Reserve Board with 60 days' prior written notice of the proposed acquisition. Following receipt of this notice, the Federal Reserve Board has 60 days within which to issue a notice disapproving the proposed acquisition, but the Federal Reserve Board may extend this time period for up to another 30 days. An acquisition may be completed before expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the transaction. In addition, any "company" must obtain the Federal Reserve Board's approval before acquiring 25% (5% if the "company" is a bank holding company) or more of the outstanding shares or otherwise obtaining control over Glacier.

TRANSACTIONS WITH AFFILIATES

        Glacier and its subsidiaries are deemed to be affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. Accordingly, Glacier and its subsidiaries must comply with Sections 23A and 23B of the Federal Reserve Act. Generally, Sections 23A and 23B: (1) limit the extent to which the financial institution or its subsidiaries may engage in "covered transactions" with an affiliate, as defined, to an amount equal to 10% of such institution's capital and surplus and an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital and surplus, and (2) require all transactions with an affiliate, whether or not "covered transactions," to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

        Similar restrictions on affiliate transactions currently apply to WesterFed and Western Security Bank, and will continue to apply to Western Security Bank once the merger is complete.

REGULATION OF MANAGEMENT

        Federal law sets forth the circumstances under which officers or directors of a financial institution may be removed by the institution's federal supervisory agency. Federal law also places restraints on lending by an institution to its executive officers, directors, principal stockholders, and their related interests. Finally, federal law prohibits management personnel from serving as a director or in other management positions with another financial institution which has assets exceeding a specified amount, or which has an office within a specified geographic area.

TIE-IN ARRANGEMENTS

        Federal law prohibits financial institutions from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, financial institutions may not condition an extension of credit on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor.

        Federal regulators have adopted significant amendments to the anti-tying rules that, among other things, allow financial institutions greater flexibility to package products with their affiliates. These amendments were designed to enhance competition in banking and nonbanking products and to allow financial institutions and their affiliates to provide more efficient, lower cost service to their customers. However, the impact of the amendments on Glacier, WesterFed and their respective subsidiaries is unclear at this time.

STATE LAW RESTRICTIONS

        As Delaware corporations, Glacier and WesterFed may be subject to certain limitations and restrictions as provided under applicable Delaware corporate law. Each Glacier subsidiary bank that is a Montana state-chartered commercial bank is subject to supervision and regulation by the Montana Department of Commerce's Banking and Financial Institutions Division. Mountain West Bank, as an Idaho state-chartered bank, is subject to supervision and regulation by the Idaho Department of Finance.

THE SUBSIDIARIES

GENERAL

        Glacier's subsidiaries are subject to extensive regulation and supervision by the Montana Department of Commerce's Banking and Financial Institutions Division, and its the subsidiary banks are also subject to regulation and examination by the Federal Reserve Board as a result of their membership in the Federal Reserve System. Mountain West Bank's primary federal regulator is the Federal Deposit Insurance Corporation. WesterFed's savings bank subsidiary is primarily subject to supervision and regulation by the OTS.

        The federal laws that apply to Glacier's and WesterFed's financial institution subsidiaries regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans. These laws generally have been promulgated to protect depositors, and not to protect stockholders of such institutions or their holding companies.

        Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their jurisdiction, the Federal Reserve Board or the FDIC evaluates the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

        Insider Credit Transactions. Financial institutions are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal stockholders, or any related interests of such persons. Extensions of credit must be made on substantially the same terms, including interest rates and collateral, and follow credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with persons not covered above and who are not employees. Such extensions of credit must not involve more than the normal risk of repayment or present other unfavorable features. Financial institutions are also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the affected institution or any officer, director, employee, agent, or other person participating in the conduct of the affairs of that institution, the imposition of a cease and desist order, and other regulatory sanctions.

        FDICIA. Under the Federal Deposit Insurance Corporation Improvement Act, each federal banking agency has prescribed, by regulation, noncapital safety and soundness standards for institutions under its authority. These standards cover internal controls, information systems, and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation. An institution which fails to meet these standards must develop a plan acceptable to the agency, specifying the steps that the

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institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Management of Glacier and WesterFed believe that their respective subsidiary financial institutions meet all such standards, and therefore, do not believe that these regulatory standards materially affect their business operations.

INTERSTATE BANKING AND BRANCHING

        Glacier Subsidiaries The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Currently, bank holding companies may purchase banks in any state, and states may not prohibit such purchases. Additionally, banks are permitted to merge with banks in other states as long as the home state of neither merging bank has opted out. The Riegle-Neal Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

        Under recent FDIC regulations, banks are prohibited from using their interstate branches primarily for deposit production. The FDIC has accordingly implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

        With regard to interstate bank mergers, Montana has "opted-out" of the Riegle-Neal Act and prohibits in-state banks from merging with out-of-state banks if the merger would be effective on or before September 30, 2001. Montana law generally authorizes the acquisition of an in-state bank by an out-of-state bank holding company through the acquisition of a financial institution if the in-state bank being acquired has been in existence for at least 5 years prior to the acquisition. Banks, bank holding companies, and their respective subsidiaries cannot acquire control of a bank located in Montana if, after the acquisition, the acquiring institution, together with its affiliates, would directly or indirectly control more than 22% of the total deposits of insured depository institutions and credit unions located in Montana. Montana law does not authorize the establishment of a branch bank in Montana by an out-of-state bank.

        With regard to interstate bank mergers, Idaho has "opted-in" to the Riegle-Neal Act and generally permits in-state banks to merge with out-of-state banks and be acquired by out-of-state bank holding companies, so long as the in-state bank has been in existence for at least 5 years prior to the acquisition.

        WesterFed's Subsidiary. In general, federal savings banks like WesterFed's savings bank subsidiary are prohibited from branching outside their home state unless they meet at least one of several regulatory requirements, including meeting the qualified thrift lender test or qualifying as a domestic building and loan association under the Internal Revenue Code. Savings banks are also generally permitted to branch into states where the laws of those states would permit the establishment of a branch if the bank was chartered under the laws of its home state.

DEPOSIT INSURANCE

        The deposits of the subsidiary banks of Glacier and WesterFed are currently insured to a maximum of $100,000 per depositor through the Bank Insurance Fund (or in the case of Western Security Bank, the Savings Association Insurance Fund) administered by the FDIC. All insured banks are required to pay semi-annual deposit insurance premium assessments to the FDIC.

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        The Federal Deposit Insurance Corporation Improvement Act included provisions to reform the Federal Deposit Insurance System, including the implementation of risk-based deposit insurance premiums. The Act also permits the FDIC to make special assessments on insured depository institutions in amounts determined by the FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources, or for any other purpose the FDIC deems necessary. The FDIC has implemented a risk-based insurance premium system under which institutions are assessed insurance premiums based on how much risk they present to the deposit insurance fund. Institutions with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than institutions with lower levels of capital or a higher degree of supervisory concern.

DIVIDENDS

        The principal source of Glacier's cash revenues is (and once the merger is complete, will continue to be) dividends received from its subsidiary banks. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends which would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. A federal savings bank, such as WesterFed's savings bank subsidiary, is subject to limitations contained in OTS regulations on the payment of dividends and its ability to effect other capital distributions. Other than the laws and regulations noted above, which apply to all banks and bank holding companies, neither Glacier, WesterFed, nor any of their subsidiaries are currently subject to any regulatory restrictions on its dividends.

CAPITAL ADEQUACY

        Federal bank regulatory agencies use capital adequacy guidelines in the examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, the holding company or bank may be denied approval to acquire or establish additional banks or nonbank businesses or to open new facilities.

        The FDIC, OTS and Federal Reserve Board use risk-based capital guidelines for banks, savings associations and bank holding companies. These are designed to make such capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the Federal Reserve Board has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum. The current guidelines require all bank holding companies and federally regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier I capital.

        Tier I capital for bank holding companies includes common stockholders' equity, qualifying perpetual preferred stock (up to 25% of total Tier I capital, if cumulative, although under a Federal Reserve Board Rule, redeemable perpetual preferred stock may not be counted as Tier I capital unless the redemption is subject to the prior approval of the Federal Reserve Board), and minority interests in equity accounts of consolidated subsidiaries, less intangibles, except as described above.

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        The Federal Reserve Board also employs a leverage ratio, which is Tier I capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to constrain the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve Board requires a minimum leverage ratio of 3% or 4%, depending on the institution. However, for all but the most highly rated bank holding companies, and for bank holding companies seeking to expand, the Federal Reserve Board expects an additional cushion of at least 1% to 2%.

        The Federal Deposit Insurance Corporation Improvement Act created a statutory framework of supervisory actions indexed to the capital level of the individual institution. Under regulations adopted by the FDIC and OTS, an institution is assigned to one of five capital categories, depending on its total risk-based capital ratio, Tier I risk-based capital ratio, and leverage ratio, together with certain subjective factors. Institutions which are deemed to be "undercapitalized" depending on the category to which they are assigned are subject to certain mandatory supervisory corrective actions. Glacier and WesterFed do not believe that these regulations have any material effect on their operations.

QUALIFIED THRIFT LENDER TEST

        WesterFed's savings bank subsidiary as well as all other savings associations are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings association may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. WesterFed's savings bank subsidiary has always met the test since its effectiveness. As of September 30, 2000, WesterFed's QTL ratio under the first test was 73.4%, substantially in excess of the 65% required.

        Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it re-qualifies as a QTL and thereafter remains a QTL. If a savings association does not re-qualify and converts to a national bank charter, it must remain insured under the Savings Association Insurance Fund until the FDIC permits it to transfer to the Bank Insurance Fund. If an association has not yet re-qualified and or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new Federal Home Loan Bank borrowings and is subject to national bank limits for payment of dividends. If such association has not re-qualified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding Federal Home Loan Bank borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all the restrictions on bank holding companies.

EFFECTS OF GOVERNMENT MONETARY POLICY

        The earnings and growth of Glacier and WesterFed are affected not only by general economic conditions, but also by the fiscal and monetary policies of the federal government, particularly the Federal Reserve Board. The Federal Reserve Board can and does implement national monetary policy for such purposes as curbing inflation and combating recession, but its open market operations in U.S. government securities, control of the discount rate applicable to borrowings from the Federal Reserve

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System, and establishment of reserve requirements against certain deposits, influence the growth of bank loans, investments and deposits, and also affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary policies and their impact on Glacier and WesterFed cannot be predicted with certainty.

CHANGES IN BANKING LAWS AND REGULATIONS

        The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 generally (i) repeals the historical restrictions on preventing banks from affiliating with securities firms, (ii) provides a uniform framework for the activities of banks, savings institutions and their holding companies, (iii) broadens the activities that may be conducted by national banks and banking subsidiaries of bank holding companies, (iv) provides an enhanced framework for protecting the privacy of consumers' information and (v) addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

        Bank holding companies will be permitted to engage in a wider variety of financial activities than permitted under current law, particularly with respect to insurance and securities activities. In addition, in a change from current law, bank holding companies will be in a position to be owned, controlled or acquired by any company engaged in financially related activities, so long as such company meets certain regulatory requirements.

        Glacier and WesterFed do not believe that the legislation will materially affect their operations. However, to the extent the legislation permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This consolidation could result in a growing number of larger financial institutions that offer a wider variety of financial services than Glacier and WesterFed currently offer and that can aggressively compete in the markets currently served.

                              DESCRIPTION OF GLACIER'S CAPITAL STOCK

        Glacier's authorized capital stock consists of 50,000,000 common stock shares with a $.01 per share par value, and 1,000,000 preferred stock shares with a $.01 per share par value. As of the date of this document, Glacier had no shares of preferred stock issued. The Glacier board is authorized, without further stockholder action, to issue preferred stock shares with such designations, preferences and rights as the Glacier board may determine.

        Glacier's stockholders do not have preemptive rights to subscribe to any additional securities that may be issued. If Glacier is liquidated, the holders of Glacier common stock are entitled to share, on a pro rata basis, Glacier's remaining assets after provision for liabilities. The Glacier board of directors is authorized to determine the liquidation rights and preferences of any preferred stock that may be issued.

        Under Delaware law, Glacier may acquire shares of its own stock. Glacier's stockholders may amend Glacier's certificate of incorporation by an affirmative majority vote of the shares entitled to vote on the matter following approval of the amendment by Glacier's board, but the anti-takeover provisions detailed in Section 9.6 of Glacier's certificate of incorporation, may not be amended or repealed and provisions inconsistent with Article 9 may not be adopted without the affirmative vote of 80% of Glacier's outstanding voting stock. Glacier's board of directors is authorized to alter, amend or repeal Glacier's bylaws by affirmative vote; Glacier's stockholders are authorized to alter, amend or repeal Glacier's bylaws by majority vote at an annual stockholders meeting or at a special stockholders meeting.

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

        For additional information concerning Glacier's capital stock, see "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF GLACIER AND WESTERFED COMMON STOCK."

                   COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF
                       GLACIER AND WESTERFED COMMON STOCK

        Delaware law and Glacier's certificate of incorporation and bylaws govern the rights of Glacier stockholders and will govern the rights of WesterFed's stockholders who become stockholders of Glacier as a result of the merger. The rights of WesterFed stockholders are currently governed by Delaware law and by WesterFed's certificate of incorporation and bylaws. The following is a brief summary of certain differences between the rights of WesterFed and Glacier stockholders. This summary does not purport to be complete and is qualified by the documents and statutes referenced and by other applicable law.

GENERAL

        Under its certificate of incorporation, Glacier's authorized capital stock consists of 50,000,000 of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, $.01 par value per share. No shares of preferred stock are currently outstanding.

        Under its certificate of incorporation, WesterFed's authorized capital stock consists of 10,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

        The following is a more detailed description of Glacier's and WesterFed's capital stock.:

COMMON STOCK


        As of January 12, 2001, there were 11,487,318 shares of Glacier common stock issued and outstanding, in addition to options for the purchase of 845,145 shares of Glacier common stock under Glacier's employee and director stock option plans.

        As of January 12, 2001, there were 4,116,370 shares of WesterFed common stock issued and outstanding, in addition to options for the purchase of 532,039 shares of WesterFed common stock under WesterFed's employee and director stock option plans.


PREFERRED STOCK

        As of the date of this document, neither Glacier nor WesterFed had shares of preferred stock issued. Both the Glacier and WesterFed boards of directors are authorized, without further stockholder action, to issue preferred stock shares with such designations, preferences and rights as such boards of directors may determine.

DIVIDEND RIGHTS

        Dividends may be paid on Glacier stock as and when declared by the Glacier board of directors from funds legally available for the payment of dividends. The Glacier board of directors may issue preferred stock that is entitled to such dividend rights as it may determine, including priority over the common stock in the payment of dividends. The ability of Glacier to pay dividends basically depends on the amount of dividends paid to it by its subsidiaries. Accordingly, the dividend restrictions imposed on its subsidiaries by statute or regulation effectively may limit the amount of dividends Glacier can pay. See

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"SUPERVISION AND REGULATION - Dividends." Under Delaware law, the Glacier board of directors can declare dividends from Glacier's surplus. If there is no surplus, the board of directors may declare dividends out of Glacier's net profits for the fiscal year in which the dividend is declared, or for the preceding fiscal year, unless there is a deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference to the distribution of assets.

        WesterFed is subject to substantially the same limitations on its ability to pay dividends.

VOTING RIGHTS

        All voting rights are currently vested in the holders of Glacier common stock and WesterFed common stock, with each share being entitled to one vote.

        Glacier's bylaws and the certificate of incorporation of WesterFed provide that stockholders do not have cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

        Glacier's and WesterFed's stockholders do not have preemptive rights to subscribe to any additional securities that may be issued.

LIQUIDATION RIGHTS

        If Glacier is liquidated, the holders of Glacier common stock are entitled to share, on a pro rata basis, Glacier's remaining assets after provision for liabilities. The Glacier board of directors is authorized to determine the liquidation rights of any preferred stock that may be issued.

        If WesterFed is voluntarily liquidated, the holders of WesterFed common stock are entitled to share, on a pro rata basis, WesterFed's remaining assets after provision for liabilities.

ASSESSMENTS

        All outstanding shares of both Glacier and WesterFed common stock are fully paid and nonassessable.

STOCK REPURCHASES

        Under Delaware law, a corporation may acquire shares of its own stock. Therefore, Glacier and WesterFed may repurchase shares of their own capital stock. Under the regulations of the Federal Reserve Board, Glacier, as a bank holding company, may be limited from repurchasing its shares, if, for instance, such repurchase would cause Glacier to become not "well-capitalized" as defined in applicable regulations.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

        Under Delaware law, Glacier's stockholders may amend Glacier's certificate of incorporation by an affirmative majority vote of the shares entitled to vote on the matter following approval of the amendment by Glacier's board, but the anti-takeover provisions detailed in Article 9 of Glacier's certificate of incorporation may not be amended or repealed, and provisions inconsistent with Article 9 may not be adopted, without the affirmative vote of 80% of the outstanding voting stock. Glacier's board of directors is authorized to alter, amend or repeal Glacier's bylaws by affirmative vote of a majority of its members;

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Glacier's stockholders are also authorized to alter, amend or repeal Glacier's bylaws by majority vote at an annual stockholders meeting or at a special stockholders meeting.

        WesterFed's certificate of incorporation generally may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote following approval of the amendment by WesterFed's board of directors; however, certain anti-takeover provisions of WesterFed's certificate of incorporation may not be amended without the approval of at least 80% of the outstanding shares of WesterFed stock entitled to vote generally in the election of directors. Currently, the only class of such stock is WesterFed's common stock. Such anti-takeover provisions include those which: do not permit stockholders to act by written consent; permit only the board of directors to call special meetings of stockholders; prohibit stockholders owning more than 10% of the outstanding shares from voting shares in excess of that amount; classify the board of directors; relate to the removal of directors; prohibit certain business combinations with 10% stockholders; and prevent the payment of greenmail. WesterFed's bylaws may be amended by a majority of the full board of directors or by the affirmative vote of at least 80% of the outstanding shares of WesterFed stock entitled to vote generally in the election of directors.

APPROVAL OF CERTAIN TRANSACTIONS

        Under Delaware law, sales of assets, mergers and dissolutions must be approved by a majority of a corporation's outstanding stock. In addition, Delaware law prohibits certain business combinations with a business entity for a period of three years following the entity's acquisition of at least 15% of the corporation's voting stock. Article 9 of Glacier's certificate of incorporation provides that certain mergers involving a stockholder owning 10% or more of Glacier's outstanding voting stock must be approved by 80% of Glacier's outstanding voting stock. These provisions are described in "Potential `Anti-Takeover' Provisions" below.

        WesterFed's certificate of incorporation contains a similar provision.

DISSENTERS' RIGHTS

        Under Delaware law, a stockholder who has neither voted in favor of a proposed merger nor consented in writing to a proposed merger is entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares, unless the merger is a stock-for-stock merger and either (i) the stock is listed on a national exchange or is designated a national market system security on an interdealer quotation system by the Nasdaq Stock Market, (ii) the stock is held by more than 2,000 stockholders, or (iii) stockholders are not entitled to vote on the merger. Because Glacier's common stock is traded on Nasdaq, in the event of a proposed merger where the outstanding Glacier shares are to be exchanged solely for stock of another entity traded on a national exchange or on Nasdaq, Glacier stockholders will not be entitled under Delaware law to appraisal rights (rights to receive the fair value of their shares in cash upon dissent from the proposed merger and rights to an appraisal of the fair value of their shares), regardless of whether a Glacier stockholder votes for or against such proposed merger.

BOARD OF DIRECTORS

        Glacier's certificate of incorporation provides for division of its board into three classes, as nearly equal in number as possible. Each director serves for a three-year term, and the classes are staggered so that one class is elected each year. The Glacier board of directors sets the exact number of directors by resolution. Currently, the Glacier board of directors has ten directors. A Glacier director may be removed with cause by Glacier's stockholders if a majority of the stockholders entitled to vote on the matter vote in

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favor of removal at a meeting expressly called for that purpose. A Glacier director may not be removed without cause.

        WesterFed's board of directors is similarly divided into three classes, with an approximately equal number of directors in each class and with directors serving staggered three-year terms. Currently there are nine members of WesterFed's board of directors. The number of directors may be changed at any time by a majority of the full board of directors. A WesterFed director may be removed only for cause and only upon the affirmative vote of at least 80% of the outstanding shares of WesterFed stock entitled to vote generally in the election of directors.

INDEMNIFICATION AND LIMITATION OF LIABILITY

        Glacier's certificate of incorporation provides that the personal liability of Glacier's directors and officers for monetary damages shall be eliminated to the fullest extent permitted under Delaware law. Delaware law permits the elimination and limitation of personal liability for directors, provided that such provision shall not eliminate or limit the liability of a director for liability arising from (i) any breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director's approval of, or assent to, certain distributions that violate Delaware law; or (iv) any transaction from which the director derived an improper personal benefit.

        WesterFed's certificate of incorporation also provides for the elimination of the personal liability of directors to the fullest extent allowed under Delaware law.

        Glacier's bylaws provide that Glacier will indemnify any present or former director, officer or employee, or any present or former director, officer or employee of another business entity serving in such capacity at Glacier's request, from any threatened, pending or completed action, suit or proceeding against expenses (including attorney's fees), judgments, fines, excise taxes and settlement amounts actually and reasonably incurred by such person to the fullest extent permitted under Sections 145(a)-(d) of Delaware General Corporation Law. Glacier will not be liable, however, for any settlement amounts which are effected without Glacier's prior written consent, or any amounts claimed in an action that was initiated by any person seeking indemnification without Glacier's prior written consent. Reasonable expenses (including attorney's fees) will be advanced to any person claiming indemnification, if that person undertakes in writing to repay Glacier if it is ultimately determined that the person is not entitled to indemnification. Glacier's obligation to indemnify and advance expenses to persons covered by Glacier's bylaw indemnification provisions will continue despite the subsequent amendment or repeal of such provisions.

        WesterFed's certificate of incorporation provides similar indemnification for present and past directors and officers.

POTENTIAL "ANTI-TAKEOVER" PROVISIONS

        Glacier's certificate of incorporation and Delaware law contain certain provisions which may limit or prevent certain acquisitions. These provisions are briefly summarized below.

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        1.     Glacier's Certificate of Incorporation.

        Glacier's certificate of incorporation includes certain provisions that could make it more difficult for another party to acquire Glacier by means of a tender offer, a proxy contest, merger or otherwise. These provisions include:

        - a requirement that at least 80% of Glacier's outstanding voting stock approve certain business combinations (discussed in more detail below);

        - an authorization to Glacier's board of directors allowing it to issue preferred stock (discussed in more detail below);

        - the staggered terms of Glacier's board of directors (see "- Board of Directors" above); and

        - restrictions on removal of directors which could limit changes in the composition of the Glacier board of directors (see "- Board of Directors" above).

        Article 9 of Glacier's certificate of incorporation contains detailed provisions governing certain change-in-control transactions, including mergers and consolidations, and significant sales of corporate assets, involving business entities owning at least 10% of Glacier's outstanding voting stock, or which have the opportunity, through beneficial ownership of the voting stock or rights to acquire Glacier voting stock, to own or control at least 10% of Glacier's voting stock. Other transactions treated as business combinations under these change-in-control provisions are detailed in Section 9.1 of Glacier's certificate of incorporation. All such business combinations must be approved by at least 80% of Glacier's outstanding voting stock entitled to vote generally in the election of directors, all of which will vote as one class, with each share entitled to the number of votes that it is granted either under the certificate of incorporation, or, if preferred stock, as designated by the board of directors when the preferred shares were issued. The "super-majority" voting requirement applies regardless of other requirements in Glacier's certificate of incorporation and bylaws, lesser voting requirements provided by applicable law, and requirements imposed under any agreement between Glacier and any national securities exchange.

        The "super-majority" voting requirement does not apply to those business combinations which meet all the criteria prescribed in Section 9.2 of Glacier's certificate of incorporation. Some of these stringent criteria include the approval of the business combination by directors unaffiliated with the Glacier stockholder seeking the business combination, the payment of fair and adequate consideration (based upon recent pricing history of Glacier's stock), limitations on the form of consideration payable to Glacier's stockholders, and Glacier's continuing ability to pay dividends of a consistent value on its outstanding stock. Other requirements are detailed in Section 9.2 of Glacier's certificate of incorporation.

        Glacier will provide any WesterFed stockholder with a copy of its certificate of incorporation and/or bylaws. To obtain such documents, contact Glacier at the address provided in "INFORMATION INCORPORATED BY REFERENCE."

        In addition, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defense against takeovers, may potentially be used by the board of directors of Glacier to render more difficult unsolicited attempts to acquire control of Glacier (e.g., by diluting the ownership interest of a substantial stockholder, increasing the amount of consideration necessary for a stockholder to obtain control, or selling authorized but unissued shares to friendly third parties). The rights, powers and preferences of any class(es) of preferred stock issued would be established by the Glacier board of directors at the time such stock is authorized for issuance, and could include voting rights. Additionally, any such

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class(es) of preferred stock may be entitled to voting rights in certain circumstances, even if not specifically granted by Glacier, under Delaware law.

        The requirement of a super-majority vote of stockholders to approve change-in-control transactions, the availability of Glacier's preferred stock for issuance without stockholder approval, the staggered terms for Glacier's directors (as described under "Board of Directors" above), provisions in Glacier's certificate of incorporation permitting the removal of directors only for cause and the Glacier board of directors' ability to expand the board of directors' size and fill resulting vacancies, may have the effect of lengthening the time required for a person to acquire control of Glacier through a tender offer, proxy contest, the election of a majority of the Glacier board of directors, or otherwise, and may deter any potential unfriendly offers or other efforts to obtain control of Glacier. This could deprive Glacier's stockholders of opportunities to realize a premium for their Glacier common stock and could make removal of incumbent directors more difficult, even in circumstances where the action was favored by a majority of Glacier's stockholders.

        2.     WesterFed's Certificate of Incorporation.

        WesterFed's certificate of incorporation contains anti-takeover provisions that are similar to many of those contained in Glacier's certificate of incorporation. Set forth below is a description of certain of the WesterFed provisions.

        Blank Check Preferred Stock. The WesterFed board is authorized to the same extent as the Glacier board to issue preferred stock and set the rights, powers and preferences of such preferred stock.

        Classified Board. As noted above, like the Glacier board the WesterFed board is divided into three classes with an approximately equal number of directors in each class and directors elected for staggered three-year terms. The effect of this provision is to prevent an insurgent stockholder waging a proxy contest from gaining majority control of the board of directors at a single annual meeting of stockholders.

        Removal of Directors. Like Glacier's certificate of incorporation and as noted above, WesterFed's certificate of incorporation permits directors to be removed only for cause and only by stockholders. The WesterFed provision differs from the Glacier provision, however, in that the WesterFed provision requires the approval of at least 80% of the stockholders to remove a director (versus a majority under the Glacier provision).

        Certain Business Combinations. WesterFed's certificate of incorporation provides that certain business combinations involving any 10% stockholder must be approved by the holders of at least 80% of the voting power of the then-outstanding shares of WesterFed stock entitled to vote in the election of directors, unless (1) the business combination has been approved in advance by a majority of the disinterested directors, or (2) certain fair price conditions are met. If the requisite approval of the disinterested directors is given, or the fair price conditions are met, the normal voting requirements of Delaware law and WesterFed's certificate of incorporation would apply to the transaction (i.e., a majority of the outstanding shares of WesterFed stock entitled to vote). This provision is similar to the one contained in Article 9 of Glacier's certificate of incorporation described above.

        Voting Limitation. WesterFed's certificate of incorporation provides that any person who beneficially owns in excess of 10% of the outstanding shares of WesterFed common stock may not vote the shares in excess of 10%. Glacier's certificate of incorporation contains no such limitation.

        Anti-Greenmail Provision. WesterFed's certificate of incorporation contains an "anti-greenmail" provision, which generally prohibits WesterFed from purchasing any of its shares from any person who owns 5% or more of WesterFed's voting stock without approval by 80% of the stockholders (excluding the seller). No stockholder vote is required if the purchase is (1) part of a tender or exchange offer made to all stockholders, (2) pursuant to an open market repurchase program approved by a majority of the disinterested directors or (3) made at no more than market price. Glacier's certificate of incorporation does not contain an "anti-greenmail" provision.

        3.     Delaware Law.

        In addition to the provisions contained in Glacier's and WesterFed's certificates of incorporation, Delaware's General Corporation Law contains an anti-takeover statute which is described below.

        The Delaware statute prohibits business combinations with an interested stockholder (i.e., a stockholder who owns at least 15% of the voting stock of a corporation) for a period of three years following the time the stockholder becomes an interested stockholder. Business combinations with an interested stockholder are not prohibited, however, if:

        - prior to that time the interested stockholder becomes an interested stockholder, the target corporation's board of directors approves in advance either the business combination or the transaction in which the stockholder becomes an interested stockholder;

        - the stockholder acquires 85% or more of the outstanding voting stock in the same transaction in which the stockholder becomes interested; or

        - the board of directors approves the business combination and at least two-thirds of the outstanding voting stock (excluding those shares held by the acquiring stockholder) approve the transaction by affirmative vote.

        These change-of-control provisions of the Delaware General Corporation Law will not apply if:

        - a corporation expressly elects not to follow them (neither Glacier nor WesterFed have so elected);

        - a stockholder inadvertently becomes interested and divests his shares as soon as practicable; or

        - the corporation has no stock listed on a national securities exchange, authorized for quotation on an inter dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders. Because neither of them has "opted-out," both Glacier and WesterFed are subject to the Delaware statute. The merger of WesterFed with Glacier will not be prohibited under the statute because the WesterFed board of directors has approved the merger.

                              CERTAIN LEGAL MATTERS

        The validity of the Glacier stock to be issued in the merger will be passed upon for Glacier by its counsel, Graham & Dunn, P.C., Seattle, Washington. Graham & Dunn, P.C. and Silver, Freedman & Taff, L.L.P., counsel to WesterFed also will give opinions concerning certain tax matters related to the merger.

                                     EXPERTS

        The consolidated financial statements of Glacier as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, are incorporated by reference herein and in the Registration Statement filed by Glacier in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG's report, dated October 19, 2000, contains explanatory paragraphs indicating (i) that KPMG did not audit either the 1997 or 1998 financial statements of Mountain West Bank acquired by Glacier Bancorp, Inc. on February 4, 2000 in a pooling of interests; those statements were audited by other auditors whose report has been furnished to KPMG, and KPMG's opinion, insofar as it relates to the amounts included for Mountain West Bank in the 1997 and 1998 consolidated financial statements of Glacier Bancorp, Inc., is based solely on the report of the other auditors; and
(ii) the consolidated financial statements give retroactive effect to the merger of Glacier Bancorp, Inc. and Mountain West Bank on February 4, 2000, which has been accounted for as a pooling of interests.

        The audited financial statements as of March 31, 1999 and for the years ended March 31, 1999 and 1998 of Mountain West Bank (a subsidiary of Glacier) have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is incorporated by reference herein from Glacier's Current Report on Form 8-K dated December 14, 2000. Such financial statements (not separately presented), to the extent they have been included in the Glacier's financial statements, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of WesterFed as of December 31, 1999 and June 30, 1999 and for the six months ended December 31, 1999 and for each of the years in the three-year period ended June 30, 1999 are incorporated by reference herein and in the Registration Statement in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        Both Glacier and WesterFed file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Glacier or WesterFed files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Glacier's and WesterFed's SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov). As described below under "INFORMATION INCORPORATED BY REFERENCE," you may also obtain the documents that Glacier and WesterFed are incorporating by reference into this prospectus/joint proxy statement from Glacier or WesterFed.


        Glacier has filed a Registration Statement on Form S-4 (File No. 333-52498) to register with the SEC the Glacier common stock to be issued to WesterFed stockholders in the merger. This prospectus/joint proxy statement is part of that Registration Statement and constitutes a prospectus of Glacier in addition to being a joint proxy statement of Glacier for the Glacier special stockholders meeting and WesterFed for the WesterFed special stockholders meeting. As allowed by SEC rules, this prospectus/joint proxy statement does not contain all of the information that you can find in the Registration Statement or the exhibits to the Registration Statement.

                      INFORMATION INCORPORATED BY REFERENCE

        The SEC allows Glacier and WesterFed to "incorporate by reference" information into this prospectus/joint proxy statement, which means that Glacier and WesterFed can disclose important information to you by referring you to another document filed separately by Glacier and WesterFed with the SEC. The information incorporated by reference is deemed to be part of this prospectus/joint proxy statement, except for any information superseded by any information in this prospectus/joint proxy statement.

        This prospectus/joint proxy statement incorporates by reference the documents set forth below that Glacier has previously filed with the SEC. These documents contain important information about Glacier and its finances:

        - Annual Report on Form 10-K for the year ended December 31, 1999 (the document incorporated by this reference is the copy filed with Form TH, filed with the SEC on March 31, 2000, and not the version filed via EDGAR on April 4, 2000);

        - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000; June 30, 2000 and September 30, 2000;

        -       Proxy Statement for Glacier's 2000 Annual Meeting of
                Stockholders;

        - Current Report on Form 8-K filed on December 14, 2000, which restates our audited financial statements as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999, to reflect a pooling of interests transaction consummated on February 4, 2000; and

        - Current Reports on Form 8-K filed on February 11, 2000, September 27, 2000, and January 19, 2001.

        As described in "INFORMATION CONCERNING GLACIER," information filed with the SEC prior to July 8, 1998 was filed by, and describes, "Original Glacier," Glacier's predecessor corporation.

        Glacier is also incorporating by reference additional documents that Glacier files with the SEC between the date of this prospectus/joint proxy statement and the date of the later to occur of the special meeting of stockholders of Glacier and the special meeting of stockholders of WesterFed.

        This prospectus/joint proxy statement also incorporates by reference the documents set forth below that WesterFed has previously filed with the SEC. These documents contain important information about WesterFed:

        -       Annual Report on Form 10-K for the six months ended December 31,
                1999;

        - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

        -       Proxy statement for WesterFed's 2000 Annual Meeting of
                Stockholders;

        - Current Reports on Form 8-K filed on February 18, 2000, April 11, 2000, April 20, 2000, August 8, 2000, September 27, 2000 and
                September 29, 2000.

        WesterFed also is incorporating by reference the additional documents it files with the SEC between the date of this prospectus/joint proxy statement and the date of the later to occur of the special meeting of stockholders of Glacier and the special meeting of stockholders of WesterFed.

        You can obtain the documents that are incorporated by reference through Glacier, WesterFed or the SEC. You can obtain the documents from the SEC, as described above under "WHERE YOU CAN FIND MORE INFORMATION". These documents are also available from Glacier or WesterFed, as appropriate, without charge, excluding exhibits unless Glacier or WesterFed has specifically incorporated such exhibits by reference in this prospectus/joint proxy statement.


        You may obtain documents incorporated by reference in this prospectus/joint proxy statement by requesting them from Glacier at 49 Commons Loop, Kalispell, Montana 59901, telephone number (406) 756-4263, ATTN: James H. Strosahl. If you would like to request documents from Glacier, please do so by February 19, 2001 to receive them before the Glacier and WesterFed special stockholders meetings.

        You may obtain documents incorporated by reference in this prospectus/joint proxy statement by requesting them from WesterFed at 110 East Broadway, Missoula, Montana 59806, telephone number (406) 721-5254, ATTN: Marcia
L. Johnson, Secretary. If you would like to request documents from WesterFed, please do so by February 19, 2001 to receive them before the Glacier and WesterFed special stockholders meetings.


        Glacier has supplied all of the information concerning it contained in this prospectus/joint proxy statement, and WesterFed has supplied all of the information concerning it.


        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/JOINT PROXY STATEMENT IN DECIDING HOW TO VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OTHER THAN WHAT IS CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT. THIS PROSPECTUS/JOINT PROXY STATEMENT IS DATED JANUARY 24, 2001. YOU SHOULD NOT ASSUME THAT INFORMATION CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/JOINT PROXY STATEMENT TO GLACIER AND WESTERFED STOCKHOLDERS NOR THE ISSUANCE OF GLACIER COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.


                                  OTHER MATTERS

        Neither the Glacier nor WesterFed board of directors is aware of any business to come before the Glacier or WesterFed special stockholders meetings, other than those matters described above in this prospectus/joint proxy statement. However, if any other matters should properly come before the meetings, it is intended that proxies in the accompanying forms will be voted on such matters in accordance with the judgment of the persons voting the proxies; however, proxies which are voted against the adoption of the merger agreement will not be voted in favor of an adjournment or postponement of the special stockholders meeting for the purpose of soliciting further proxies for adoption of the merger agreement.

WESTERFED

        WesterFed does not plan to hold a 2001 annual meeting of stockholders because WesterFed will cease to exist upon completion of the merger. If WesterFed does hold a 2001 annual meeting of stockholders, stockholders submitting proposals for business at that meeting must comply with the deadlines set forth below.

        In order to be eligible for inclusion in WesterFed's proxy materials for its 2001 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at WesterFed's main office, located at 110 East Broadway, Missoula, Montana 59802, no later than December 26, 2000. Any proposal submitted will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, and, as with any stockholder proposal (regardless of whether included in WesterFed's proxy materials), WesterFed's certificate of incorporation and bylaws and Delaware law. Under the proxy rules, if WesterFed receives notice of a stockholder proposal to take action at the 2001 annual meeting that is not submitted for inclusion in WesterFed's proxy materials, the persons named in the form of proxy sent by WesterFed to its stockholders will have the discretion to vote on the proposal in accordance with their best judgment if notice of the proposal is not received at WesterFed's main office by 30 days before the date of the meeting.

GLACIER

        Proposals of Glacier stockholders intended to be presented at Glacier's 2001 annual meeting of stockholders must have been received by the Secretary of Glacier before December 1, 2000 in order to be considered for inclusion in Glacier's proxy statement and form of proxy for that meeting. If such a proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, it will be included in the Glacier's proxy statement and set forth on the form of proxy for Glacier's 2001 annual meeting of stockholders. In addition, if Glacier receives notice of a stockholder proposal after February 14, 2001, the persons named as proxies in Glacier's 2001 annual meeting proxy statement and form of proxy will have authority to vote on such stockholder proposal at the 2001 annual meeting in their discretion, without any discussion of the proposal in Glacier's proxy statement or mention of the proposal on Glacier's form of proxy.

--------------------------------------------------------------------------------


                              AMENDED AND RESTATED

                          PLAN AND AGREEMENT OF MERGER

                                     BETWEEN

                              GLACIER BANCORP, INC.

                                       AND

                         WESTERFED FINANCIAL CORPORATION


--------------------------------------------------------------------------------




                         DATED AS OF SEPTEMBER 20, 2000

                               AMENDED & RESTATED
                          PLAN AND AGREEMENT OF MERGER
                                     BETWEEN
                              GLACIER BANCORP, INC.
                                       AND
                         WESTERFED FINANCIAL CORPORATION

        This Plan and Agreement of Merger (the "Agreement"), dated as of September 20, 2000, is between GLACIER BANCORP, INC. ("Glacier") and WESTERFED FINANCIAL CORPORATION ("WesterFed").

                                    PREAMBLE

        The management and boards of directors of Glacier and WesterFed, respectively, believe that the proposed transaction between Glacier and WesterFed, on the terms and conditions set forth in this Agreement, is in the best interests of Glacier's and WesterFed's shareholders.

                                    RECITALS

A.      THE PARTIES. The parties to the Merger are as follows:

        (1) Glacier is a corporation duly organized and validly existing under Delaware law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). Glacier's principal office is located in Kalispell, Montana. Glacier owns (1) all of the outstanding common stock of Mountain West Bank, Glacier Bank, First Security Bank of Missoula, Valley Bank of Helena, and Big Sky Western Bank; and (2) more than 90% of the outstanding common stock of Glacier Bank of Whitefish and Glacier Bank of Eureka, respectively.

        (2) WesterFed is a corporation duly organized and validly existing under Delaware law, and is a registered savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"). WesterFed's principal offices are located in Missoula, Montana. WesterFed owns all of the outstanding common stock of Western Security Bank ("the Bank").

B. THE MERGER. On the Effective Date, all of the outstanding shares of WesterFed common stock (other than Dissenting Shares and Exception Shares) will be exchanged for shares of Glacier common stock, cash, or a combination of both, and WesterFed will be merged (the "Merger") with and into Glacier in accordance with the applicable corporation law of the State of Delaware, with Glacier continuing as the surviving entity in the Merger, and the Bank will become a wholly-owned subsidiary of Glacier.

C. BOARD APPROVALS. Glacier's and WesterFed's respective boards of directors have deemed the Merger advisable, and have approved this Agreement and authorized its execution and delivery.

D.      OTHER APPROVALS. The Merger is subject to:

        (1) satisfaction of the conditions described in Section 5 of this Agreement or waiver by a party of those conditions that may be waived by it; and

        (2) each approval required by Section 5.1 of this Agreement being granted and all applicable waiting periods having expired.

E. EMPLOYMENT AGREEMENTS. Glacier has entered into employment agreements as of the date hereof but to become effective as of the Effective Date with Ralph K. Holliday, President and Chief Executive Officer of WesterFed and the Bank; James A. Salisbury, Executive Vice President, Treasurer and Chief Financial Officer of WesterFed and the Bank; Marcia Johnson, Senior Vice President - Central Operations Manager of the Bank; Barry Johnston, Senior Vice President - Credit Administration of the Bank and John Cromwell, Senior Vice President - Human Resources of the Bank.

F. VOTING AGREEMENTS. In association with the parties' execution of this Agreement, the directors and executive officers of WesterFed (other than David W. Jorgenson) and Glacier have entered into agreements, substantially in the form attached to this Agreement as Exhibit A, pursuant to which, among other things, each such individual has agreed to vote his or her shares of WesterFed or Glacier common stock, whichever is applicable, in favor of the actions contemplated by this Agreement.

G. FAIRNESS OPINIONS. WesterFed has received from Putnam Lovell Securities, Inc. ("Putnam Lovell") a written opinion to the effect that the Merger Consideration to be received in the Merger is fair to the shareholders of WesterFed from a financial point of view, a copy of which has been provided to Glacier. As a condition to Closing of the Transaction, Putnam Lovell will update this fairness opinion immediately before WesterFed mails the Prospectus/Proxy Statement to its shareholders. Glacier has received from D.A. Davidson & Co. ("Davidson") a written opinion to the effect that the Merger Consideration to be paid by Glacier in connection with the Merger is fair to the shareholders of Glacier from a financial point of view, a copy of which has been provided to WesterFed. As a condition to Closing of the Transaction, Davidson will update the fairness opinion immediately before Glacier mails the Prospectus/Proxy Statement to its shareholders.

H. INTENTION OF THE PARTIES - ACCOUNTING AND TAX TREATMENT. The parties intend the Merger to be treated for accounting purposes as a "purchase." The parties intend the Merger to qualify, for federal income tax purposes, as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("IRC").

I. STOCK OPTION AGREEMENT. As an inducement to and condition of Glacier's execution of this Agreement, WesterFed has approved the grant of an option to Glacier under the Stock Option Agreement, as provided in
        Section 1.15.

                                    AGREEMENT

Glacier and WesterFed agree as follows:

                                    SECTION 1
                              TERMS OF TRANSACTION

1.1 TRANSACTION. Under and subject to this Agreement and the other documents referred to in this Agreement, WesterFed will be merged with and into Glacier in accordance with the applicable corporation law of the State of Delaware ("Corporate Law"). The Merger will become effective on the date ("Effective Date") and at the time the Certificate of Merger is accepted for filing by the Secretary of the State of Delaware. The term "Transaction" means the Merger transaction contemplated by this Agreement, subject to any modifications Glacier elects in accordance with Section 1.14.

1.2 EFFECT OF TRANSACTION. On the Effective Date, the corporate existence of WesterFed will be merged into and continued in Glacier (sometimes referred to as the "Combined Corporation"). The name of the Combined Corporation will be "Glacier Bancorp, Inc." The principal office of the Combined Corporation will be located in Kalispell, Montana. The Certificate of Incorporation and the Bylaws of the Combined Corporation will be the Certificate of Incorporation and the Bylaws of Glacier in effect immediately before the Effective Date. The directors of the Combined Corporation will be the persons who were the directors of Glacier immediately prior to the Effective Date with the addition of Ralph K. Holliday. The officers of the Combined Corporation will be the officers of Glacier and WesterFed immediately prior to the Effective Date. Consistent with Corporate Law, all rights, franchises and interests of each of Glacier and WesterFed in and to every type of property (real, personal and mixed) and choses in action will be transferred to and vested in the Combined Corporation by virtue of the Merger without any deed or other transfer, and the Combined Corporation, upon the Effective Date and without any order or other action on the part of any court of otherwise, will hold and enjoy all rights of property, franchises, and interests in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of Glacier and WesterFed immediately prior to the Effective Date.

1.3 CONSIDERATION. Subject to the provisions of this Agreement, on the Effective Date, by virtue of the Merger and without any action on the part of Glacier or WesterFed, each share of WesterFed Common Stock issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares and Excluded Shares) will, automatically and without any action on the part of the holder of such share, be converted into the right to receive from Glacier consideration (the "Merger Consideration") consisting of either cash, stock, or a combination of both, subject to the provisions of Subsections 1.6.4 and 1.6.5.

1.4     PRICE.

        1.4.1 DEFINITIONS. For purposes of this Agreement, the following terms will have the meanings set forth below:

               (a) "Aggregate Merger Consideration" means the sum of (i) the Calculated Cash Consideration and (ii) the Calculated Stock Consideration.

               (b) "Average Closing Price" means the average, rounded to the second decimal (rounding down if the third decimal is four or less and rounding up if the third decimal is five or more), of the daily closing price per share of Glacier Common Stock as reported on the Nasdaq National Market or such successor exchange on which Glacier Common Stock may then be traded (as reported in the Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for 20 consecutive trading days ending on the Determination Date. The "Determination Date" means the date occurring 15 trading days prior to the Effective Date.

               (c) "Calculated Cash Consideration" means (i) $9.05, if the Average Closing Price is equal to or greater than $9.90, or (ii) $10.04 if the Average Closing Price is less than $9.00.

               (d) "Calculated Stock Consideration" means (i) the Exchange Ratio multiplied by (ii) the Average Closing Price.

               (e)    "Exchange Ratio" is 1.1.

               (f) "Final Exchange Ratio" means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Average Closing Price.

               (g)    "Per Share Consideration" has the following meanings:

                      (1) AVERAGE CLOSING PRICE GREATER THAN $9.90. If the Average Closing Price of Glacier Common Stock is greater than or equal to $9.90, then the Per Share Consideration will be the Aggregate Merger Consideration;

                      (2) AVERAGE CLOSING PRICE BETWEEN $9.00 AND $9.90. If the Average Closing Price of Glacier Common Stock is less than $9.90 and greater than or equal to $9.00, then the Per Share Consideration will be $19.94.

                      (3) AVERAGE CLOSING PRICE LESS THAN $9.00. If the Average Closing Price of Glacier Common Stock is less than $9.00, then the Per Share Consideration will be the Aggregate Merger Consideration, unless Glacier timely makes the election contemplated by
                             Section 7.2.7, in which case the Per Share
                             Consideration will be $19.94.

        1.4.2 MERGER CONSIDERATION. The Merger Consideration to be received by the holder for each share of WesterFed Common Stock will be:

               (a) a number of shares of Glacier Common Stock equal to the Final Exchange Ratio ("Stock Distribution"), or

               (b) cash in an amount equal to the Per Share Consideration ("Cash Distribution).

1.5 EFFECT ON GLACIER COMMON STOCK. Glacier Common Stock shares issued and outstanding immediately before the Effective Date will remain outstanding and unchanged after the Merger.

1.6     CONVERSION ELECTION PROCEDURES AND ALLOCATION.


        1.6.1 ELECTION OPTIONS. Subject to the election and allocation procedures set forth in this Section 1.6, each record holder of WesterFed Common Stock as of the Election Deadline will be entitled to elect to receive (i) the Cash Distribution for all or a portion of the holder's shares of WesterFed Common Stock ("Cash Election Shares") or (ii) the Stock Distribution for all or a portion of the holder's shares of WesterFed Common Stock ("Stock Election Shares"). All such elections shall be made on a form mutually agreed to by Glacier and WesterFed for that purpose ("Form of Election"). Glacier and WesterFed will mail the Form of Election on or shortly after the date the Prospectus/Proxy Statement is mailed to the shareholders of WesterFed, and will use commercially reasonable efforts to make the Form of Election available to all persons who become holders of WesterFed Common Stock subsequent to such date and no later than the close of business on the Business Day immediately prior to the Election Deadline.



        1.6.2  EFFECTIVE ELECTION. Any election for the purposes of this Section
               1.6 will be effective only if the Exchange Agent has received a properly completed and signed Form of Election by the Election Deadline. The "Election Deadline" means 5:00 p.m., Mountain Time, on the date of WesterFed's shareholders' meeting to vote on this Agreement. A Form of Election may be revoked or changed by the person submitting such Form of Election or any other person to whom the subject shares are subsequently transferred by written notice by such person to the Exchange Agent at or prior to the Election Deadline. All Forms of Elections will be deemed to be revoked if the Exchange Agent is notified in writing by either Glacier or WesterFed that this Agreement has been terminated in accordance with its terms.

        1.6.3 NON-ELECTION; DISCRETION OF EXCHANGE AGENT. Any holder of WesterFed Common Stock who does not submit a properly completed and signed Form of Election that is received by the Exchange Agent at or prior to the Election Deadline, and any holder who has failed to perfect or has effectively withdrawn or lost the right to payment for Dissenting Shares, will be deemed to hold "Non-Election Shares" for the purposes of Section 1.6.5. Glacier will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed and signed, and to disregard immaterial defects in Forms of Election. If Glacier or the Exchange Agent determines that any purported election for Cash Election Shares or Stock Election Shares was not properly made, such purported election will be deemed to be of no force and effect and the holder making such election will be deemed to have Non-Election Shares for the purposes of Section 1.6.5. The decision of Glacier or the Exchange Agent as to such matters will be conclusive and binding. Neither Glacier nor the Exchange Agent will be under any obligation to notify any holder of any defect in a Form of Election submitted to the Exchange Agent.


        1.6.4  MAXIMUM STOCK AND CASH CONVERSION AMOUNTS.

        (a) MAXIMUM STOCK ELECTION AMOUNT. The maximum number of shares of WesterFed Common Stock to be converted into the right to receive Glacier Common Stock in the Merger (the "Calculated Stock Election Number") will be the Exchange Ratio multiplied by the number of shares of WesterFed Common Stock that are issued and outstanding immediately prior to the Effective Date divided by the Final Exchange Ratio.

        (b) MAXIMUM CASH ELECTION AMOUNT. The maximum number of shares of WesterFed Common Stock to be converted into the right to receive cash in the Merger (the "Calculated Cash Election Number") will be such number of Cash Election Shares that when aggregated with the Dissenting Shares equals the lesser of the quotient (rounded up to the next whole number) obtained by dividing the Per Share Consideration into (i) $41.3 million or (ii) 55% of the Total Merger Consideration. For the purposes of this provision, "Total Merger Consideration" means the product of (A) the Aggregate Merger Consideration, with the Calculated Stock Consideration portion thereof being determined based upon the assumption that the Average Closing Price is the closing price of Glacier Common Stock on the Effective Date, and if the Effective Date is not a trading date, then the closing price on the most recent trading day prior to the Effective Date, multiplied by (B) the total number of shares of WesterFed Common Stock issued and outstanding on the Effective Date.

(c) EXCESS CASH OR STOCK ELECTIONS. If the application of the provisions of Subsections 1.6.1, 1.6.2, and 1.6.3 would otherwise result in aggregate Cash Distributions or aggregate Stock Distributions in excess of the limits set forth in this Subsection 1.6.4, then the Cash Distributions and Stock Distributions will be allocated in the manner set forth in Subsection 1.6.5.

        1.6.5 ALLOCATION. As soon as practicable after the Effective Date, Glacier will cause the Exchange Agent to allocate among the holders of WesterFed Common Stock the rights to receive the Cash Distribution or the Stock Distribution as follows:

               (a) EXCESS CASH ELECTION SHARES. If the number of Cash Election Shares exceeds the Calculated Cash Election Number, then:

                      (1) Each Stock Election Share will be converted into the right to receive the Stock Distribution;

                      (2) Each Non-Election Share will be converted into the right to receive the Stock Distribution; and

                      (3) The Exchange Agent will reallocate the Merger Consideration payable to each holder of Cash Election Shares pro rata (based upon the number of Cash Election Shares owned by such holder, as compared with the total number of Cash Election Shares owned by all holders) such that the holders of Cash Election Shares will receive an amount of Cash Distributions that, in the aggregate, will be equal to the product of the Calculated Cash Election Number multiplied by the Per Share Consideration and will receive the remainder of the Merger Consideration due to them as Stock Distributions.

               (b) EXCESS STOCK ELECTION SHARES. If the number of Stock Election Shares exceeds the Calculated Stock Election Number, then:

                      (1) Each Cash Election Share will be converted into the right to receive the Cash Distribution;

                      (2) Each Non-Election Share will be converted into the right to receive the Cash Distribution; and

                      (3) The Exchange Agent will reallocate the Merger Consideration payable to each holder of Stock Election Shares pro rata (based upon the number of Stock Election Shares owned by such holder, as compared with the total number of Stock Election Shares owned by all holders) such that the holders of Stock Election Shares will receive, as Stock Distributions, a number of shares of Glacier Common Stock equal to the product of the Calculated Stock Election Number multiplied by the Final Exchange Ratio, and will receive the remainder of the Merger Consideration due to them as Cash Distributions.

               (c) NO EXCESS. If neither of Subsections (a) or (b) above is applicable, all Cash Election Shares will be converted into the right to receive the Cash Distribution, all Stock Election Shares will be converted into the right to receive the Stock Distribution, and the Non-Election Shares will be converted into the right to receive the Cash Distribution and/or the Stock Distribution as follows:

                      (1) Non-Election Shares shall first be converted to a right to receive the Cash Distribution until the aggregate of the Non-Election Shares and Cash Election Shares equals the Calculated Cash Election Number.

                      (2) Any excess Non-Election Shares shall then be converted to a right to receive the Stock Distribution.

                      (3) All allocations pursuant to this Subsection (c) shall be made on a pro rata basis, if applicable.

               (d) PRO RATA COMPUTATIONS. The pro rata computations performed by the Exchange Agent pursuant to this Subsection 1.6.5 shall be binding and conclusive as to the allocation of the Merger Consideration among the holders of WesterFed Common Stock.

1.7 CONVERSION OF WESTERFED OPTIONS. On the Effective Date, by virtue of the Merger, and without any action on the part of any holder of a WesterFed Option, each WesterFed Option that is then outstanding and unexercised will be converted into and become an option to purchase Glacier Common Stock ("Assumed Option") on the same terms and conditions as are in effect with respect to the WesterFed Option immediately prior to the Effective Date, except that (A) each such Assumed Option may be exercised solely for shares of Glacier Common Stock, (B) the number of shares of Glacier Common Stock subject to such Assumed Option will be equal to the number of shares of WesterFed Common Stock subject to such Option immediately prior to the Effective Date multiplied by the Final Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such Assumed Option will be adjusted by dividing the per share exercise price of the WesterFed Option by the Final Exchange Ratio, and rounding up or down to the nearest cent. It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the IRC as to any WesterFed Option which is an "incentive stock option". The number of shares of WesterFed Common Stock subject to WesterFed Options (whether vested or unvested) as of the date of this Agreement are set forth on
        Schedule 3.1.3(b)(2)-W.

1.8 SHAREHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of WesterFed Common Stock will cease to be, and will have no rights as, shareholders of WesterFed, other than to receive the Merger Consideration provided under Section 1.3 or payment under Section 1.10. After the Election Deadline, there will be no transfers on the stock transfer books of WesterFed or the Combined Corporation of the shares of WesterFed Common Stock that were issued and outstanding immediately prior to the Election Deadline, other than Non-Election Shares which may be transferred at any time prior to the Effective Date.

1.9 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, no fractional shares of Glacier Common Stock and no certificates or scrip for, or other evidence of ownership of fractional shares, will be issued in the Merger. Glacier will pay to each holder of WesterFed Common Stock who would otherwise be entitled to a fractional share of Glacier Common Stock an amount in cash determined by multiplying such fraction by the closing price per share of Glacier Common Stock on the Nasdaq National Market (or any successor exchange) on the Effective Date, or if the Effective Date is not a trading day, then the closing price on the most recent trading day prior to the Effective Date.

1.10 PAYMENT TO DISSENTING SHAREHOLDERS. For the purposes of this Agreement, "Dissenting Shares" means any shares of WesterFed Common Stock held by a holder who dissents from the Merger in accordance with the Corporate Law and becomes entitled to obtain payment for the fair value of such shares of WesterFed Common Stock pursuant to the applicable provisions of the Corporate Law. Notwithstanding any other provision of this Agreement, any Dissenting Share will not, after the Effective Date, be entitled to vote for any purpose or receive any dividends or other distributions and will be entitled only to such rights as are accorded to Dissenting Shares by the Corporate Law.

1.11    EXCHANGE PROCEDURES.


        1.11.1 SURRENDER OF CERTIFICATE. As promptly as practicable after the Effective Date, Glacier will send or cause to be sent to each former shareholder of WesterFed of record immediately prior to the Effective Date (other than with respect to Dissenting Shares and Excluded Shares instructions for exchanging such shareholder's certificates for WesterFed Common Stock for the Merger Consideration set forth in Section 1.3. WesterFed shareholders will exchange WesterFed Common Stock certificates by surrendering them to the exchange agent appointed by Glacier (the "Exchange Agent"), in accordance with the instructions provided by the Exchange Agent and together with a properly completed and executed form of transmittal letter. Until a holder's certificate evidencing WesterFed Common Stock is so surrendered, the holder will not be entitled to receive any Merger Consideration with respect thereto.


        1.11.2 ISSUANCE OF MERGER CONSIDERATION IN OTHER NAMES. Any person requesting that any Merger Consideration be issued (or paid) in a name other than the name in which the surrendered WesterFed Common Stock certificate is registered, must: (1) establish to the Exchange Agent's satisfaction the right to receive the Merger Consideration and (2) either pay to the Exchange Agent any applicable transfer or other taxes or establish to the Exchange Agent's satisfaction that all applicable taxes have been paid or are not required.

        1.11.3 LOST, STOLEN, AND DESTROYED CERTIFICATES. The Exchange Agent will be authorized to issue the Merger Consideration in exchange for a WesterFed Common Stock certificate that has been lost, stolen or destroyed, if the holder provides the Exchange Agent with: (1) satisfactory evidence that the holder owns the WesterFed Common Stock represented by the certificate and that the certificate is lost, stolen, or destroyed, (2) any appropriate affidavit the Exchange Agent may require, and (3) any indemnification assurances that the Exchange Agent may require.

        1.11.4 RIGHTS TO DIVIDENDS AND DISTRIBUTIONS. In the case of WesterFed Common Stock to be exchanged for the Stock Distribution, until the holder properly surrenders for exchange his/her certificates for WesterFed Common Stock, no dividends or other distributions payable to the holders of Glacier Common Stock shall be paid thereon. Surrender of WesterFed Common Stock certificates will not deprive the holder of any dividends or distributions that the holder is entitled to receive as a record holder of WesterFed Common Stock on a date before the Effective Date. When the holder surrenders his or her certificates, the holder will receive the amount, without interest, of any dividends and any other distributions distributed on or after the Effective Date on the whole number of shares of Glacier Common Stock into which the holder's WesterFed Common Stock was converted at the Effective Date.

        1.11.5 DELIVERY OF MERGER CONSIDERATION TO EXCHANGE AGENT. Within three days after the Effective Date, Glacier shall deliver to the Exchange Agent the aggregate Merger Consideration to be paid for all of the issued and outstanding shares of WesterFed Common Stock other than Dissenting and Excluded Shares. On an as-required basis, Glacier shall promptly and timely tender to the Exchange Agent additional cash funds required for the payment of cash in lieu of fractional shares. The Merger Consideration remaining in the hands of the Exchange Agent for non-surrendered certificates representing shares of WesterFed Common Stock shall be returned to Glacier at the expiration of six months from the Effective Date.

        1.11.6 AFFILIATES' CERTIFICATES. Certificates surrendered for exchange by any person constituting an "affiliate" of WesterFed for purposes of Rule 145 of the Securities Act will not be exchanged for certificates representing Glacier Common Stock until Glacier has received a written agreement from such person as specified in
               Section 4.4.

1.12 MERGER CONSIDERATION ADJUSTMENTS. If, prior to the Effective Date, shares of Glacier Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or there occurs a distribution of warrants or rights with respect to Glacier Common Stock, or a stock dividend, stock split or other general distribution of Glacier Common Stock is declared with a record date prior to the Effective Date, then in any such event the Exchange Ratio shall be appropriately adjusted.

1.13 EXCEPTION SHARES. "Exception Shares" mean any shares of WesterFed Common Stock held by Glacier or any of its Subsidiaries or WesterFed or any of its Subsidiaries, in any case other than in a fiduciary capacity or as a result of debts previously contracted. Each of the Exception Shares of WesterFed Common Stock will be canceled and retired upon consummation of the Merger, and no consideration shall be issued in exchange therefor.

1.14 RESERVATION OF RIGHT TO REVISE STRUCTURE. In its sole discretion, and notwithstanding any other provision in this Agreement to the contrary, Glacier may at any time change the method of effecting the Transaction; provided, however, that (A) no such change will alter or change the amount or kind of consideration to be issued to holders of WesterFed Common Stock as provided for in this Agreement, (B) no such change will adversely affect the tax treatment to WesterFed shareholders as a result of receiving such consideration, (C) no such change will materially impede or delay the consummation of the Transaction and (D) no such change shall diminish the benefits to be received by the directors, officers or employees of WesterFed or the Bank set forth in this Agreement or in any other agreement entered into by the parties in connection with the Transaction. If Glacier elects to change the method of effecting the Transaction, WesterFed and the Bank will cooperate with and assist Glacier with any necessary amendment to this Agreement, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for Glacier, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

1.15 STOCK OPTION AGREEMENT. As a condition to execution of this Agreement, Glacier and WesterFed have executed a Stock Option Agreement, dated the same date as this Agreement, a copy of which is attached as Exhibit B.

                                    SECTION 2
                           CLOSING OF THE TRANSACTION

2.1 CLOSING. Closing will occur on the Effective Date. If Closing does not occur on or before June 30, 2001 ("Termination Date"), either Glacier or WesterFed may terminate this Agreement in accordance with Section 7.1. Unless Glacier and WesterFed agree upon another date, the Effective Date will be the later of (i) January 15, 2001, or (ii) the date selected by Glacier 30 days after the following:

        (a) all conditions precedent set forth in Section 5 having been either fulfilled or waived; and

        (b) all approvals required by Section 5.1 having been granted, and the expiration of all applicable waiting periods.

2.2 EVENTS OF CLOSING. On the Effective Date, all properly executed documents required by this Agreement will be delivered by the parties in form consistent with this Agreement. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or before the Effective Date, then the Transaction will not occur unless the adversely affected party waives the default.

2.3 PLACE OF CLOSING. Unless Glacier and WesterFed agree otherwise, Closing will occur on the Effective Date at Glacier's corporate office, 49 Commons Loop, Kalispell, Montana.

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                                    SECTION 3
                                 REPRESENTATIONS

3.1 REPRESENTATIONS OF GLACIER AND WESTERFED. Subject to Section 3.2 and except as expressly set forth in Schedule 3.1- G (in the case of Glacier), Schedule 3.1-W (in the case of WesterFed), or the other Schedules described in this Section 3.1, Glacier represents to WesterFed, and WesterFed represents to Glacier, the following:

        3.1.1  CORPORATE ORGANIZATION AND QUALIFICATION.

               (a) It is a corporation duly organized and validly existing under the state laws of Delaware, its activities do not require it to be qualified in any jurisdiction other than Montana (for WesterFed) and Montana and Idaho (for Glacier), and it is duly qualified and in good standing in such jurisdiction(s).

               (b) It has the requisite corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted.

               (c) It has made available to the other party to this Agreement a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date and currently in full force and effect.

        3.1.2  SUBSIDIARIES.

               (a) Schedules 3.1.2(a)-G and 3.1.2(a)-W list all of the Subsidiaries of Glacier and WesterFed, respectively, and each party's respective percentage ownership of these Subsidiaries, as of the date of this Agreement. In this Agreement, the term "Subsidiary" with respect to a party means any corporation, partnership, financial institution, trust company, or other entity owned or controlled by that party or any of its subsidiaries or affiliates (or owned or controlled by that party together with one or more of its subsidiaries or affiliates). A Subsidiary is considered to be owned or controlled by a party if that party or any of its Subsidiaries (individually or together with the party) directly or indirectly owns, controls, or has the ability to exercise 50% or more of the voting power of the Subsidiary.

               (b) Each of its Subsidiaries is either a federally chartered stock savings bank, a bank, or a corporation or limited partnership duly organized and validly existing under Montana, Idaho or Delaware law, as the case may be, and is qualified to do business and in good standing in each jurisdiction where the property owned, leased, or operated, or the business conducted by the Subsidiary, requires qualification.

               (c) With respect to WesterFed only, (i) the Bank is a member in good standing of the Federal Home Loan Bank System;
                      (ii) all eligible deposit accounts issued by the Bank are insured by the Federal Deposit Insurance

                      Corporation ("FDIC") to the full extent permitted under applicable law; (iii) the Bank is a "qualified thrift lender" as defined in Section 10(m) of HOLA; and (iv) the liquidation account established by the Bank in connection with its conversion from mutual to stock form has been maintained since its establishment in accordance with applicable laws and the records with respect to said account (including subaccounts) are complete and accurate in all material respects.

               (d) Each of its Subsidiaries has the requisite corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted.

        3.1.3  CAPITAL STOCK.

               (a)    Glacier. Glacier represents:

                      (1) on the date of this Agreement, Glacier's authorized capital stock consists of 51 million shares divided into two classes: (i) 50 million shares of common stock, par value $.01 per share ("Glacier Common Stock"), 11,441,234 shares of which are issued and outstanding and (ii) 1 million shares of blank-check preferred stock, par value $.01 per share, none of which is outstanding ("Glacier Preferred Stock");

                      (2) options or rights to acquire not more than an aggregate of 912,715 Glacier Common Stock shares (subject to adjustment on the terms set forth in the Glacier Stock Plans) are outstanding under the stock option plans listed in Schedule 3.1.3(a)(2)-G ("Glacier Stock Plans");

                      (3) no Glacier Common Stock shares are reserved for issuance, other than the shares reserved for issuance under the Glacier Stock Plans or pursuant to this Agreement, and Glacier has no shares of Glacier Preferred Stock reserved for issuance;

                      (4) all outstanding shares of Glacier Common Stock have been, and all of the Glacier Common Stock to be issued in the Merger and upon the exercise of Assumed Options will be, duly authorized and validly issued, and are or will be, as the case may be, fully paid and nonassessable;

                      (5) all outstanding shares of capital stock of each of Glacier's Subsidiaries owned by Glacier or a Subsidiary of Glacier have been duly authorized and validly issued and are fully paid and nonassessable, except to the extent any assessment is required under state or federal law, and are owned by Glacier or a Subsidiary of Glacier free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscription rights or other encumbrances or restrictions of any kind (collectively, "Liens");

                      (6) except as set forth in this Agreement or in the Glacier Stock Plans, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of Glacier or any of its Subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of Glacier (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities); and

                      (7) Glacier has taken all corporate action necessary to reserve for issuance a sufficient number of shares of Glacier Common Stock to satisfy the maximum Stock Distribution under Subsection 1.6.4 and the maximum number of shares deliverable upon the exercise of Assumed Options.

               (b)    WesterFed. WesterFed represents:

                      (1) as of the date of this Agreement, WesterFed's authorized capital stock consists of (i) 10 million shares of common stock, $0.01 par value ("WesterFed Common Stock"), 4,069,524 shares of which are issued and outstanding, and (ii) 5 million shares of preferred stock, par value $0.01 per share, none of which is outstanding ("WesterFed Preferred Stock");

                      (2) options or rights to acquire not more than an aggregate of 580,397 WesterFed Common Stock shares (subject to adjustment on the terms set forth in the WesterFed Stock Plans) are outstanding under the stock option plans listed in Schedule 3.1.3(b)(2)-W ("WesterFed Stock Plans");

                      (3) no WesterFed Common Stock shares are reserved for issuance, other than the shares reserved for issuance under the WesterFed Stock Plans and the Stock Option Agreement;

                      (4) all outstanding WesterFed Common Stock shares have been duly authorized and validly issued and are fully paid and nonassessable;

                      (5) all outstanding shares of capital stock (or partnership interests) of each of WesterFed's Subsidiaries have been duly authorized and validly issued and in the case of capital stock are fully paid and nonassessable except to the extent any assessment is required under state or federal law, and, except for partnership interests in COAD Limited Partnerships 2 and 3 that are owned by others, at Closing will be owned by WesterFed or a Subsidiary of WesterFed free and clear of all Liens;

                      (6) except as set forth in this Agreement, in the WesterFed Stock Plans, or in the Stock Option Agreement, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of WesterFed or any of its Subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of WesterFed or any of its Subsidiaries (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities);

                      (7) WesterFed has taken all corporate action necessary to reserve for issuance a sufficient number of shares of WesterFed Common Stock to satisfy the full exercise of the option granted to Glacier under the Stock Option Agreement.

                      (8) except for the partnership interests owned by others in COAD Limited Partnerships 2 and 3, it (alone or together with any of its Subsidiaries) owns all of the shares of capital stock (or 100% of any other applicable form of ownership interest if the Subsidiary is not a corporation) of each of its Subsidiaries free and clear of all Liens.

        3.1.4  CORPORATE AUTHORITY.

               (a) It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and the Stock Option Agreement, subject in the case of this Agreement only to the adoption of this Agreement by its shareholders to the extent required by the Corporation Law and the rules of the exchange on which its stock is traded to complete the Transaction.

               (b) Each of this Agreement and the Stock Option Agreement is a valid and legally binding agreement of it, enforceable in accordance with the terms of this Agreement (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles).

        3.1.5  REPORTS AND FINANCIAL STATEMENTS.

               (a) Filing of Reports. Since January 1, 1997, it and each of its Subsidiaries has filed all reports and statements, together with any required amendments to these reports and statements, that it was required to file with (1) the Securities and Exchange Commission ("SEC"), (2) the National Association of Securities Dealers ("NASD"), (3) Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), (4) the Office of Thrift Supervision ("OTS"), (5) the FDIC, and (6) any other applicable federal or state banking, insurance, securities, or other


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

                      regulatory authorities. Each of these reports and statements, including the related financial statements and exhibits, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates (and, in the case of reports or statements filed before the date of this Agreement, without giving effect to any amendments or modifications filed after the date of this Agreement).

               (b) Delivery to Other Party of Reports. It has delivered to the other party a copy of each registration statement, offering circular, report, definitive proxy statement or information statement under the Securities Act of 1933, as amended, ("Securities Act"), the Securities Exchange Act of 1934, as amended, ("Exchange Act"), and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by it with respect to periods since January 1, 1997, through the date of this Agreement. It will promptly deliver to the other party each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date of this Agreement and before the Effective Date (collectively, its "Reports"), each in the form (including related exhibits and amendments) filed with the SEC (or if not so filed, in the form used or circulated).

               (c) Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the date of this Agreement complied (and each of the Reports filed after the date of this Agreement, will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

               (d) Financial Statements. Each of its balance sheets included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated financial position of it and its Subsidiaries as of the date of the balance sheet. Each of the consolidated statements of income, cash flows and shareholders' equity included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth in these statements (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes), in each case in


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                      accordance with generally accepted accounting principles,
                      consistently applied ("GAAP"), except as may be noted in these statements.

                      (1) "Financial Statements" means: (i) in Glacier's case, the Glacier Financial Statements (or for periods ending on a date following the date of this Agreement, the Subsequent Glacier Financial Statements); and (ii) in WesterFed's case, the WesterFed Financial Statements (or for periods ending on a date following the date of this Agreement, the Subsequent WesterFed Financial Statements).

                      (2) "Glacier Financial Statements" means Glacier's (i) audited consolidated statements of financial condition as of December 31, 1999, 1998 and 1997, and the related audited statements of income, cash flows and changes in shareholders' equity for each of the years ended December 31, 1999 and 1998 and 1997; and (ii) unaudited consolidated statements of financial condition as of the end of each fiscal quarter following December 31, 1999 but preceding the date of this Agreement, and the related unaudited statements of income, cash flows and statements of comprehensive income for each such quarter.

                      (3) "Subsequent Glacier Financial Statements" means unaudited balance sheets and related statements of income and comprehensive income for each of the fiscal quarters ending after the date of this Agreement and before Closing.

                      (4) "WesterFed Financial Statements" means (i) audited statements of financial condition as of December 31, 1999 and June 30, 1999, 1998 and 1997, and the
                             related audited statements of income, cash flows and changes in shareholders' equity for each of the periods ended December 31, 1999, June 30, 1999, 1998 and 1997; and (ii) unaudited consolidated statements of financial condition as of the end of each fiscal quarter following December 31, 1999 but preceding the date of this Agreement, and the related unaudited statements of income, cash flows and changes in shareholders' equity for each such quarter.

                      (5)    "Subsequent WesterFed Financial Statements" means
                             (i) unaudited balance sheets and related statements of income and shareholders' equity for each of WesterFed's fiscal quarters ending after the date of this Agreement and before Closing.

        3.1.6 ABSENCE OF CERTAIN EVENTS AND CHANGES. Except as disclosed in its Financial Statements and Reports, since December 31, 1999: (1) it and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses and (2) no change or development or combination of changes or developments has occurred that, individually or in the aggregate, is reasonably


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               likely to result in a Material Adverse Effect with respect to it and its Subsidiaries, taken as a whole.

        3.1.7  MATERIAL AGREEMENTS.

               (a) Except for the Glacier and WesterFed Stock Plans, respectively, this Agreement, the Stock Option Agreement, any other agreement executed by the parties, and arrangements made after the date of this Agreement in accordance with the terms of this Agreement, it and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that: (1) is to be performed after the date of this Agreement and (2) has not been filed with or incorporated by reference in its Reports or set forth in
                      Schedule 3.1.7(a)-G (in the case of Glacier) or Schedule 3.1.7(a)-W (in the case of WesterFed).

               (b) Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument.

        3.1.8 KNOWLEDGE AS TO CONDITIONS. Its President, Chief Executive Officer, and Chief Financial Officer (collectively, "Executive Officers") know of no reason the Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices should not be obtained without the imposition of any condition or restriction that is reasonably likely to have a Material Adverse Effect with respect to it, its Subsidiaries, or the Combined Corporation, or the opinions of the tax experts referred to in Subsections 5.2.6 and 5.3.6.

        3.1.9 BROKERS AND FINDERS. Neither it, its Subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated in this Agreement, except Putnam Lovell (in the case of WesterFed) and Davidson (in the case of Glacier).

        3.1.10 CORPORATE RECORDS. Its corporate record books, transfer books and stock ledgers (and each of those of its Subsidiaries) are complete and accurate in all material respects and reflect all meetings, consents and other material actions of its organizers, incorporators, shareholders, Boards of Directors and committees of the Boards of Directors (and those of its Subsidiaries) and all transactions in their respective capital stocks, since their respective inceptions.

        3.1.11 LOAN AND LEASE LOSSES. Its Executive Officers know of no reason why the allowance for loan and lease losses shown in the balance sheets included in the Financial Statements for the periods ended December 31, 1999, March 31, 2000, and June 30, 2000, was not adequate as of those dates, respectively, to provide for estimable and probable losses, net of recoveries relating to loans not previously charged off, inherent in its loan portfolio.


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        3.1.12 NO STOCK OPTION PLANS. Neither it nor any of its Subsidiaries has
               adopted any stock option plans or granted any options or rights to acquire any shares of its common stock or capital stock or other ownership interest of any Subsidiary except as expressly set forth in Schedule 3.1.3(a)(2)-G (in the case of Glacier) or
               Schedule 3.1.3(b)(2)-W (in the case of WesterFed).

        3.1.13 GOVERNMENTAL FILINGS; NO VIOLATIONS.

               (a) Filings. Other than the approval of the Federal Reserve Board (the "Regulatory Approval"), the filing of a certificate of merger with the Secretary of State of Delaware, and other requirements under the Securities Act, the Exchange Act, and state securities and "Blue Sky" laws, no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the Transaction.

               (b) Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of the Transaction will not, constitute or result in: (1) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its Subsidiaries; (2) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under, any provision of any material agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of it or any of its Subsidiaries; or (3) a violation of any law, rule, ordinance or regulation or judgment, decree, order, award, or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject; or (4) any change in the rights or obligations of any party under any of the Contracts. A list of all consents it or its Subsidiaries must obtain from third parties under any Contracts before consummation of the Transaction is contained in Schedule 3.1.13(b)-G (in the case of Glacier), or Schedule 3.1.13(b)-W (in the case of WesterFed).

        3.1.14 ASSET CLASSIFICATION.

               (a) An accurate and complete list as of August 31, 2000, except as otherwise expressly noted in the appropriate Schedule, and separated by category of classification or criticism ("Asset Classification"), of the aggregate amounts of loans, extensions of credit and other assets of it and its Subsidiaries that have been criticized or classified by any Governmental Entity, by any outside auditor, or by any internal audit, is set forth in


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                      Schedule 3.1.14(a)-G (in the case of Glacier) or Schedule
                      3.1.14(a)-W (in the case of WesterFed).

               (b) Except as shown on such Schedules, no amounts of loans, extensions of credit or other assets that have been classified or criticized as of August 31, 2000 by any representative of any Governmental Entity as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by it or its Subsidiaries before the date of this Agreement.

        3.1.15 INVESTMENTS. All investments (except investments in securities issued by federal state or local government or any subdivision or agency thereof and investments in Subsidiaries) made by it or any of its Subsidiaries which represent an ownership interest of more than 5% in any corporation, company, partnership, or other entity are listed on Schedule 3.1.15-G (in the case of Glacier) or
               Schedule 3.1.15-W (in the case of WesterFed). All investments comply in all material respects with all applicable laws and regulations.

        3.1.16 PROPERTIES.

               (a) A complete list of all banking offices of Glacier and WesterFed appears in Schedule 3.1.16(a)-G or Schedule 3.1.16(a)-W, respectively.

               (b) Except as disclosed or reserved against in its Financial Statements or in Schedule 3.1.16(b)-G (in the case of Glacier) or Schedule 3.1.16(b)-W in the case of WesterFed), it and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent or pledges to secure deposits) to all of the properties and assets, tangible or intangible, reflected in its Reports as being owned by it or its Subsidiaries as of the date of this Agreement.

               (c) To the knowledge of its Executive Officers, all buildings and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis and are held under leases or subleases by it or its Subsidiaries are held under valid leases or subleases, enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles).

               (d) A list of all its and its Subsidiaries' existing branches and offices and all new branches or offices it or any of its Subsidiaries' has applied to establish or purchase, along with the cost to establish or purchase those branches, appears in Schedule 3.1.16(d)-G (in the case of Glacier) or Schedule 3.1.16(d)-W (in the case of WesterFed).


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        3.1.17 ANTI-TAKEOVER PROVISIONS. Each party has taken all action required to be taken by it in order to exempt this Agreement and the Stock Option Agreement, and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium" "control share", "fair price", "affiliate transaction", "business combination" or other anti-takeover laws and regulations of any state (collectively, "Takeover Laws"), including the State of Delaware, or any takeover-related provisions of its certificate of incorporation or bylaws.

        3.1.18 COMPLIANCE WITH LAWS. Except as disclosed in Schedule 3.1.18-G (with respect to Glacier) or Schedule 3.1.18-W (with respect to WesterFed), it and each of its Subsidiaries:

               (a) are in compliance, in the conduct of their businesses, in all material respects with all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including the Bank Secrecy Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all applicable fair lending laws or other laws relating to discrimination;

               (b) have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies (including the Federal Reserve, FDIC and OTS) that are required in order to permit them to carry on their businesses as they are presently conducted;

               (c) have received since January 1, 1997, no notification or communication from any Governmental Entity (including any bank, insurance and securities regulatory authorities) or its staff (1) asserting a failure to comply with any of the statutes, regulations or ordinances that such Governmental Entity enforces, (2) threatening to revoke any license, franchise, permit or governmental authorization, or (3) threatening or contemplating revocation or limitation of, or that would have the effect of revoking or limiting, FDIC deposit insurance (nor, to the knowledge of its Executive Officers, do any grounds for any of the foregoing exist); and

               (d) are not required to notify any federal banking agency before adding directors to its board of directors or employing senior executives.

        3.1.19 LITIGATION. Except as disclosed in its Financial Statements or in
               Schedule 3.1.19-G (in the case of Glacier) or Schedule 3.1.19-W (in the case of WesterFed), before the date of this Agreement:

               (a) no criminal or administrative investigations or hearings, before or by any Governmental Entity, or civil, criminal or administrative actions, suits,

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

                      claims or proceedings, before or by any person (including any Governmental Entity) are pending or, to the knowledge of its Executive Officers, threatened, against it or any of its Subsidiaries (including under the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, or any other fair lending law or other law relating to discrimination); and

               (b) neither it nor any of its Subsidiaries (nor any officer, director, controlling person or property of it or any of its Subsidiaries) is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of it or of its Subsidiaries, and neither it nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

        3.1.20 TAXES.

               (a) For purposes of this Subsection, "Tax" includes any tax or similar governmental charge, impost, or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes, or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax, or interest, imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency of the United States.

               (b) All Tax returns, including all information returns, it and its Subsidiaries are required to file have been timely filed or requests for extensions have been timely filed. If any extensions were filed, they have been or will be granted by Closing and will not have expired prior to Closing. All filed returns are complete and accurate in all material respects.

               (c)    Except as disclosed in its most recent Financial
                      Statements:

                      (1) all Taxes attributable to it or any of its Subsidiaries that were due or payable (without regard to whether such taxes have been assessed) as of the date of its most recent Financial Statements have been paid in full or have been adequately provided for in such Financial Statements in accordance with GAAP;

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


                      (2) adequate provision in accordance with GAAP has been made in its most recent Financial Statements relating to all Taxes for the periods covered by such Financial Statements that were not yet due and payable as of the date thereof, regardless of whether the liability for such Taxes is disputed;

                      (3) as of the date of this Agreement and except as disclosed in its Financial Statements, there is no outstanding audit examination, deficiency, refund, litigation or outstanding waiver or agreement extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of it or its Subsidiaries;

                      (4) all Taxes with respect to completed and settled examinations or concluded litigation relating to it or any of its Subsidiaries have been paid in full or have been adequately provided for in its most recent Financial Statements (in accordance with GAAP);

                      (5) neither it nor any of its Subsidiaries is a party to a Tax sharing or similar agreement or any agreement under which it or any of its Subsidiaries has indemnified any party (other than it or one of its Subsidiaries) with respect to Taxes; and

                      (6) proper and accurate amounts have been (or will be) withheld from all employees (and timely paid to the appropriate Governmental Entity or set aside in an account for these purposes) for all periods prior to the Effective Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation).

        3.1.21 INSURANCE. It and each of its Subsidiaries maintain insurance with insurers which in its best judgment are sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities as in their judgment they deem appropriate. It and its Subsidiaries maintain in effect all insurance required to be carried by law or by any agreement by which they are bound, and also maintain directors' and officers' liability policies with coverage levels consistent with their best judgment. All material claims and notices under all policies of insurance maintained by it and its Subsidiaries have been filed in due and timely fashion. All directors' and officers' liability insurance policies and other insurance policies maintained by it or its Subsidiaries are listed in Schedule 3.1.21-G (in the case of Glacier) or in Schedule 3.1.21-W (in the case of WesterFed).

        3.1.22 LABOR MATTERS. Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor organization. Neither it nor any of its

               Subsidiaries is the subject of any proceeding: (1) asserting that it or any of its Subsidiaries has committed an unfair labor practice or (2) seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment. No strike involving it or any of its Subsidiaries is pending or, to the knowledge of its Executive Officers, threatened. Its Executive Officers are not aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

        3.1.23 EMPLOYEE BENEFITS.

               (a) For purposes of this Agreement, "Plan" or "Plans", individually or collectively, means any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, ("ERISA"), as amended, maintained by it or any of its Subsidiaries, as the case may be. No Plan is a multi employer plan within the meaning of Section 3(37) of ERISA, other than the Financial Institutions Retirement Fund Plan (the "FIRF Plan") sponsored by WesterFed and its Subsidiaries.

               (b) A list, as of the date of this Agreement, of (1) all Plans, stock purchase plans, restricted stock and stock option plans, and other deferred compensation arrangements, (2) all other material employee benefit plans that cover employees or former employees of it and its Subsidiaries (its "Compensation Plans") is set forth in Schedule 3.1.23(b)-G (in the case of Glacier) or
                      Schedule 3.1.23(b)-W (in the case of WesterFed). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, annual reports on Form 5500, actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering current or former employees or directors of it or its Subsidiaries (its "Employees"), including Plans and related amendments, have been made available to the other party.

               (c) Each of its Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under IRC Section 401(a) ("Qualified Plans") has been determined by the Internal Revenue Service to qualify under IRC Section 401(a), or an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under IRC Section 401(b), and, to the knowledge of its Executive Officers, there exist no circumstances likely to materially adversely affect the qualified status of any such Qualified Plan. All such Qualified Plans established or maintained by it or any of its Subsidiaries or to which it or any of its Subsidiaries contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable IRC requirements (including qualification and non-discrimination requirements in effect as


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                      of the Effective Time) for obtaining the Tax benefits the
                      IRC thereupon permits with respect to such Qualified Plans. All accrued contributions and other payments required to be made by it or any of its Subsidiaries have been made or reserves adequate for such purposes as of such date have been set aside therefor and reflected in its Financial Statements. Neither it nor any of its Subsidiaries is in material default in performing any of its respective contractual obligations under any of Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

               (d) Under each Qualified Plan that is a defined benefit plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

               (e) There is no pending or, to the knowledge of its Executive Officers, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Plans (or with respect to the administration of any of the such Plans) now or heretofore maintained by it or any of its Subsidiaries which allege violations of applicable state or federal law which are reasonably likely to result in a liability on the part of it or any of its Subsidiaries or any such Plan.

               (f) It and its Subsidiaries and all other persons having fiduciary or other responsibilities or duties with respect to any Plan are and have since the inception of each such Plan been in substantial compliance with, and each such Plan is and has been operated in all material respects in accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the Internal Revenue Service under ERISA, the IRC or any other applicable law. Notwithstanding the foregoing, no representation is made with respect to compliance by a third party insurance company. No "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any Qualified Plan. Neither it, any Subsidiary nor any Plan has incurred or is reasonably likely to incur any liability for any "prohibited transactions" (as defined in Section 406 of ERISA or IRC Section 4975(c)), or any material liability under Section 601 of ERISA or IRC Section 4980B.

               (g) It and its Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each


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                      Plan with the Internal Revenue Service, the PBGC, the
                      Department of Labor, and as prescribed by the IRC or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to its financial condition on a consolidated basis. Notwithstanding the foregoing, no representation is made with respect to filings by a third party insurance company.

               (h) Except as disclosed in its Financial Statements, neither it nor its Subsidiaries have any obligations for retiree health and life benefits.

               (i) No restrictions exist on the rights of it or its Subsidiaries to amend or terminate any Plan without incurring liability under the Plan in addition to normal liabilities for benefits, except no amendment will be permitted to alter the vested rights and benefits of participants and termination will result in all participant benefits becoming fully vested.

               (j) Except as disclosed in its Financial Statements or as provided in a Schedule to this Agreement, the transactions contemplated by this Agreement and the Stock Option Agreement will not result in: (1) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (2) any material increase in benefits under any Compensation Plan or (3) payment of any severance or similar compensation under any Compensation Plan.

        3.1.24 ENVIRONMENTAL MATTERS.

               (a) For purposes of this Subsection 3.1.24, the following definitions apply:

                      (1)    "Subject Property" with respect to a party means
                             (i) all real property at which the businesses of it or its Subsidiaries have been conducted, and any property where under any Environmental Law it or any of its Subsidiaries is deemed to be the owner or operator of the property; (ii) any facility in which it or its Subsidiaries participates in the management, including participating in the management of the owner or operator of the property; and (iii) all other real property that, for purposes of any Environmental Law, it or any of its Subsidiaries otherwise could be deemed to be an owner or operator of or as otherwise having control over.

                      (2) "Environmental Laws" means any federal, state, local or foreign law, regulation, agency policy, order, decree, judgment, judicial opinion, or any agreement with any Governmental Entity, presently in effect or subsequently adopted relating to: (i) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of


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                             Hazardous Substances, or (ii) the preservation,
                             restoration or protection of the environment, natural resources or human health.

                      (3) "Hazardous Substances" means any hazardous or toxic substance, material or waste that is regulated by any local governmental authority, any state government or the United States Government, including any material or substance that is (a) defined as a "hazardous substance" in 42 USC
                             Section 9601(14), (b) defined as a "pollutant or contaminant" in 42 USC Section 9604(a)(2), or (c) defined as a "hazardous waste" in 42 USC Section 6903(5).

               (b) It and each of its Subsidiaries and the Subject Property are, and have been, in compliance with all applicable Environmental Laws, and no circumstances exist that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance with such Environmental Laws.

               (c) None of the following, and no reasonable basis for any of the following, exists: pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving it or any of its Subsidiaries or any Subject Property, relating to:

                      (1) an asserted liability of it or any of its Subsidiaries or any prior owner, occupier or user of Subject Property under any applicable Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any applicable Environmental Law;

                      (2) the handling, storage, use, transportation, removal or disposal of Hazardous Substances;

                      (3) the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

                      (4) personal injuries or damage to property related to or arising out of exposure to Hazardous Substances.

               (d) No storage tanks underground or otherwise are present on the Subject Property or, if present, none of such tanks are leaking and each of them is in full compliance with all applicable Environmental Laws. With respect to any Subject Property, it and its Subsidiaries do not own, possess or control any PCBs, PCB-contaminated fluids, wastes or equipment, or any asbestos or asbestos-containing material which is dangerous to the health of human beings. No Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged,


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                      released or emitted, at or on any Subject Property, except for those types and quantities of Hazardous Substances typically used in an office environment and that have not created conditions requiring remediation by it or any of its Subsidiaries under any applicable Environmental Law.

               (e) Except for the investigation or monitoring by the Environmental Protection Agency or similar state agencies in the ordinary course, no part of the Subject Property has been or is scheduled for investigation or monitoring under any applicable Environmental Law.

3.2     EXCEPTIONS TO REPRESENTATIONS.

        3.2.1 DISCLOSURE OF EXCEPTIONS. Each exception set forth in a Schedule is disclosed only for purposes of the representations referenced in that exception; but the following conditions apply:

               (a) no exception is required to be set forth in a Schedule if its absence would not result in the related representation or warranty being found untrue or incorrect under the standard established by Subsection 3.2.2; and

               (b) the mere inclusion of an exception in a Schedule is not an admission by a party that such exception represents a material fact, material set of facts, or material event or would result in a Material Adverse Effect with respect to that party.

        3.2.2 NATURE OF EXCEPTIONS. No representation contained in Section 3.1 will be found untrue or incorrect and no party to this Agreement will have breached a representation or warranty due to the following: the existence of any fact, set of facts, or event, if the fact or event individually or taken together with other facts or events would not, or, in the case of Subsection 3.1.19, is not reasonably likely to, have a Material Adverse Effect with respect to such party.

        3.2.3 MATERIAL ADVERSE EFFECT. For purposes of this Agreement, "Material Adverse Effect" with respect to a party means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of a party and its Subsidiaries taken as a whole; (2) significantly and adversely affects the ability of a party to consummate the transactions contemplated by this Agreement by the Termination Date or to perform its material obligations under this Agreement; or (3) enables any persons to prevent the consummation by the Termination Date of the transactions contemplated by this Agreement. No Material Adverse Effect will be deemed to have occurred on the basis of any effect resulting from actions or omissions of a party taken with the explicit prior consent of the other party to this Agreement.


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                                    SECTION 4
                            CONDUCT AND TRANSACTIONS
                                 BEFORE CLOSING

4.1 CONDUCT OF WESTERFED'S BUSINESS BEFORE CLOSING. Before Closing, WesterFed promises as follows:

        4.1.1  AVAILABILITY OF WESTERFED'S BOOKS, RECORDS AND PROPERTIES.

               (a) WesterFed will make its, and cause its Subsidiaries to make their, books, records, properties, contracts and documents available at all reasonable times to Glacier and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of: (1) loan or deposit balances, (2) collateral receipts and (3) any other transactions or documentation Glacier may find reasonably relevant to the Transaction. WesterFed will, and will cause its Subsidiaries to, cooperate fully in any such inspection, audit, or direct verification procedures, and WesterFed will, and will cause its Subsidiaries to, make available all information reasonably required by or on behalf of Glacier.

               (b) At Glacier's request, WesterFed will request any third parties involved in the preparation or review of (1) WesterFed Financial Statements, (2) Subsequent WesterFed Financial Statements, or (3) any audits of WesterFed's operations, loan portfolios or other assets, to disclose to Glacier the work papers or any similar materials related to these items (to the extent permitted by WesterFed's outside auditors).

        4.1.2 ORDINARY AND USUAL COURSE. WesterFed will, and will cause its Subsidiaries to, conduct business only in the ordinary and usual course and, without the prior written consent of Glacier (which consent shall not be unreasonably withheld or delayed with respect to subsections (g), (h) and (j) below), will not, and will not allow its Subsidiaries to, do any of the following:

               (a) effect any stock split or other recapitalization with respect to WesterFed Common Stock or the capital stock of a WesterFed Subsidiary, or issue, pledge, redeem, or encumber in any way any shares of WesterFed's or a WesterFed Subsidiary's capital stock, except shares issued pursuant to the exercise of WesterFed Options; or grant any option or other right to shares of WesterFed's or a WesterFed Subsidiary's capital stock other than pursuant to the Stock Option Agreement or as otherwise provided in an agreement entered into by the parties;

               (b) declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to WesterFed Common Stock or the capital stock of any WesterFed Subsidiary, other than dividends or distributions from the Bank to WesterFed, and regular quarterly cash dividends on WesterFed Common Stock and a bonus dividend on WesterFed Common


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

                      Stock in an aggregate amount not to exceed $325,000 to be declared in December, 2000 provided; however, the declaration and payment of the last dividend (not the bonus dividend) by WesterFed prior to the Effective Date shall be coordinated with Glacier in a manner to preclude any loss or duplication of dividends received by the holders of WesterFed Common Stock;

               (c) acquire, sell, transfer, assign, encumber or otherwise dispose of assets or make any commitment with respect to its assets other than in the ordinary and usual course of business;

               (d) solicit or accept deposit accounts of a different type from accounts previously accepted by it or at rates materially in excess of rates previously paid by it, except to reflect changes in prevailing interest rates in the places where it does business, or incur any indebtedness for borrowed funds greater than $10 million (except for borrowings from the Federal Home Loan Bank in the ordinary course of business and consistent with past practices);

               (e) acquire an ownership interest or a leasehold interest in any real property, whether by foreclosure or otherwise, without: (1) making an appropriate environmental evaluation in advance of obtaining the interest and providing the evaluation to Glacier, except no environmental evaluation will be required with respect to one to four family residential property and (2) providing Glacier with at least 30 days' advance written notice before it acquires the interest;

               (f) subject to the exercise of its board of directors' fiduciary duties and on the advice of counsel, enter into or recommend the adoption by WesterFed's shareholders of any agreement involving a possible merger or other business combination or asset sale by WesterFed not involving the Transaction;

               (g) enter into, renew, or terminate any contracts (including real property leases and data or item processing agreements) with or for a term of one-year or more, except for its contracts of deposit and agreements to lend money not otherwise restricted under this Agreement and (1) entered into in the ordinary course of business, (2) consistent with past practices, and (3) providing for not less (in the case of loans) or more (in the case of deposits) than prevailing market rates of interest in the places where it does business;

               (h) enter into or amend any contract (other than contracts for deposits or agreements to lend money not otherwise restricted by this Agreement) calling for a payment by it of more than $100,000, unless the contract may be terminated without cause or penalty upon 30 days notice or less;

               (i) enter into any personal services contract with any person or firm, except contracts, agreements, or arrangements for legal, accounting, investment advisory, or tax services entered into directly to facilitate the Transaction;

               (j) (1) sell any securities, whether held for investment or sale, other than in the ordinary course of business or sell any securities, whether held for investment or sale, even in the ordinary course of business, if the aggregate gain realized from all sales after the date of this Agreement would be more than $100,000 or (2) transfer any investment securities between portfolios of securities available for sale and portfolios of securities to be held to maturity;

               (k) amend its certificate of incorporation, bylaws, or other formation agreements, or convert its charter or form of entity;

               (l) implement or adopt any material changes in its operations, policies, or procedures, including loan loss reserve policies, unless the changes are requested by Glacier or are necessary or advisable, on the advice of legal counsel, to comply with applicable laws, regulations, or regulatory policies;

               (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required (1) by GAAP, (2) for tax purposes, or (3) to take advantage of any beneficial tax or accounting methods;

               (n) other than in accordance with binding commitments existing on the date of this Agreement, make any capital expenditures for fixed assets in excess of $50,000 per project or related series of projects or $100,000 in the aggregate; or

               (o) enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business and made or entered into in a manner consistent with its well-established practices or as required by this Agreement, except for the expenses to be incurred by it relating to this Agreement and the Transaction, which expenses to Putnam, Lovell and Silver, Freedman & Taff, shall not exceed the amounts set forth in their engagement letters included as attachments to Schedule 3.1.7(a)-W.

        4.1.3 CONDUCT REGARDING REPRESENTATIONS. WesterFed will not do or cause to be done anything that would cause any representation made by it in Section 3.1 to be untrue at Closing, except as consented to in writing by Glacier.

        4.1.4 MAINTENANCE OF PROPERTIES. WesterFed will, and will cause each of its Subsidiaries to, maintain its properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

        4.1.5 PRESERVATION OF BUSINESS ORGANIZATION. WesterFed will, and will cause each of its Subsidiaries to, use all reasonable efforts to:


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               (a)    preserve its business organization;

               (b)    retain the services of present employees; and

               (c) preserve the goodwill of suppliers, customers and others with whom it has business relationships.

        4.1.6 SENIOR MANAGEMENT. WesterFed will obtain Glacier's approval before making any change, including hiring of replacements, with respect to present management personnel having the rank of vice-president or higher at WesterFed or the Bank.

        4.1.7 COMPENSATION AND EMPLOYMENT AGREEMENTS. WesterFed will not permit any increase in the current or deferred compensation payable or to become payable by WesterFed or the Bank to any of its directors, officers, employees, agents, or consultants other than normal increments in compensation in accordance with WesterFed's or the Bank's past practices with respect to the timing and amounts of such increments, Christmas bonuses and incentive bonuses for calendar year 2000. Without the prior written approval of Glacier and except as contemplated in this Agreement, WesterFed will not (and will not permit the Bank to) commit to, execute or deliver any employment agreement with any party not terminable upon two weeks' notice and without expense.

        4.1.8 UPDATE OF FINANCIAL STATEMENTS. WesterFed will promptly deliver its Financial Statements to Glacier. WesterFed will deliver Subsequent WesterFed Financial Statements to Glacier by the earlier of: (1) 5 days after WesterFed has prepared and issued them or (2) 60 days after year-end for year-end statements and 30 days after the end of the quarter for quarterly statements. The Subsequent WesterFed Financial Statements:

               (a) will be prepared from the books and records of WesterFed and its Subsidiaries;

               (b) will present fairly the consolidated financial position and consolidated operating results of WesterFed at the times indicated and for the periods covered;

               (c) will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

               (d) will reflect all WesterFed's consolidated liabilities, contingent or otherwise, on the respective dates and for the respective periods covered, except for liabilities:
                      (1) not required to be so reflected in accordance with GAAP or (2) not significant in amount.

        4.1.9 NO SOLICITATION. Neither WesterFed nor any of its officers, directors or any other person acting at the direction of WesterFed or the Bank, directly or indirectly, will


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               solicit, encourage, entertain, or facilitate any other proposals or inquiries for an acquisition of the shares or assets of WesterFed or any of its Subsidiaries or enter into discussions concerning any such acquisition, except as WesterFed's board of directors deems necessary to comply with its fiduciary duties to shareholders. Neither WesterFed nor any person acting on its behalf will make available to any person not affiliated with WesterFed or Glacier any information about WesterFed or its Subsidiaries that is not either routinely made available to the public generally or required by law, except as WesterFed's board of directors deems necessary to comply with its fiduciary duties to shareholders.

4.2 CONDUCT OF GLACIER'S BUSINESS BEFORE CLOSING. Before Closing, Glacier promises as follows:

        4.2.1  AVAILABILITY OF GLACIER'S BOOKS, RECORDS AND PROPERTIES.

               (a) Glacier will make its, and cause its Subsidiaries to make their, books, records, properties, contracts and documents available at all reasonable times to WesterFed and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of: (1) loan or deposit balances, (2) collateral receipts and (3) any other transactions or documentation WesterFed may find reasonably relevant to the Transaction. Glacier will, and will cause its Subsidiaries to, cooperate fully in any such inspection, audit, or direct verification procedures, and Glacier will, and will cause its Subsidiaries to, make available all information reasonably required by or on behalf of WesterFed.

               (b) At WesterFed's request, Glacier will request any third parties involved in the preparation or review of (1) Glacier Financial Statements, (2) Subsequent Glacier Financial Statements, or (3) any audits of Glacier's operations, loan portfolios or other assets, to disclose to WesterFed the work papers or any similar materials related to these items (to the extent permitted by Glacier's outside auditors).

        4.2.2  CERTAIN PROHIBITED ACTIVITIES.

               (a) Glacier shall not declare or pay any cash dividend, or make any other cash distribution, with respect to Glacier Common Stock, other than its regular quarterly dividend in an amount not to exceed $0.15 per share and special dividends consistent with past practice, in an amount not to exceed $0.05 per share; and

               (b) neither Glacier nor any of its Subsidiaries will acquire any assets (including the capital stock of, or ownership interest in, another entity) outside the ordinary course of business, except that Glacier and/or its financial institution Subsidiaries may acquire the assets and liabilities of or capital stock of one or more financial institutions so long as the deposit liabilities acquired or assumed in all such transactions do not exceed

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


                      $200 million in the aggregate; provided the foregoing shall not apply to the purchase of branches, deposits and associated loan assets from Wells Fargo and First Security Bank, N.A. on terms and conditions consistent with those previously disclosed by Glacier to WesterFed.

        4.2.3 CONDUCT REGARDING REPRESENTATIONS. Glacier will not do or cause to be done anything that would cause any representation made by it in Section 3.1 to be untrue at Closing, except as consented to in writing by WesterFed.

        4.2.4 MAINTENANCE OF PROPERTIES. Glacier will, and shall cause each of its Subsidiaries to, maintain its properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

        4.2.5 PRESERVATION OF BUSINESS ORGANIZATION. Glacier will, and shall cause each of its Subsidiaries to, use all reasonable efforts to:

               (a)    preserve its business organization;

               (b)    retain the services of present employees; and

               (c) preserve the goodwill of suppliers, customers and others with whom it has business relationships.

        4.2.6 UPDATE OF FINANCIAL STATEMENTS. Glacier will promptly deliver its Financial Statements to WesterFed. Glacier will deliver Subsequent Glacier Financial Statements to WesterFed by the earlier of: (1) 5 days after WesterFed has prepared and issued them or (2) 60 days after year-end for year-end statements and 30 days after the end of the quarter for quarterly statements. The Subsequent Glacier Financial Statements:

               (a) will be prepared from the books and records of Glacier and its Subsidiaries;

               (b) will present fairly the consolidated financial position and consolidated operating results of Glacier at the times indicated and for the periods covered;

               (c) will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

               (d) will reflect all Glacier's consolidated liabilities, contingent or otherwise, on the respective dates and for the respective periods covered, except for liabilities:
                      (1) not required to be so reflected in accordance with GAAP or (2) not significant in amount.


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4.3     REGISTRATION STATEMENT.

        4.3.1  PREPARATION OF REGISTRATION STATEMENT.

               (a) A Registration Statement on Form S-4 ("Registration Statement") will be filed by Glacier with the SEC under the Securities Act for registration of the shares of Glacier Common Stock to be issued in the Transaction, and the parties will prepare a related prospectus/proxy statement ("Prospectus/Proxy Statement") to be mailed together with any amendments and supplements to shareholders of Glacier and WesterFed.

               (b) The parties will cooperate with each other in preparing the Registration Statement and Prospectus/Proxy Statement, and will use their best efforts to: (1) file the Registration Statement with the SEC within 45 days following the date of this Agreement, and (2) obtain the clearance of the SEC, any appropriate state securities regulators and any other required regulatory approvals, to issue the Prospectus/Proxy Statement.

               (c) Nothing will be included in the Registration Statement or the Prospectus/Proxy Statement or any proxy solicitation materials with respect to any party to this Agreement or its Subsidiaries unless approved by that party, which approval will not be unreasonably withheld.

               (d) Glacier will pay all costs associated with the preparation by Glacier's counsel and the filing of the Registration Statement and the Prospectus/Proxy Statement. WesterFed will pay all costs associated with the review and preparation by WesterFed's counsel of the Registration Statement and the Prospectus/Proxy Statement. Glacier and WesterFed will each pay the costs associated with the printing and mailing of the Prospectus/Proxy Statement to its shareholders and any other direct costs incurred by it in connection with the Prospectus/Proxy Statement.

        4.3.2  SUBMISSION TO SHAREHOLDERS.

               (a) Glacier and WesterFed will submit the Prospectus/Proxy Statement to, and will use their best efforts in good faith to obtain the prompt approval of the Prospectus/Proxy Statement by, all applicable regulatory authorities. The parties will provide each other with copies of such submissions for review.

               (b) Glacier and WesterFed will each promptly take the actions necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a shareholders' meeting to consider the adoption of this Agreement and to authorize the transactions contemplated by this Agreement. This shareholders' meetings will be held on the earliest practical date after the date the Prospectus/Proxy Statement may first be sent to shareholders of Glacier and WesterFed without objection by applicable Governmental Entities; but each party will have at least 20 calendar days to solicit proxies. Except as otherwise deemed necessary by its board of directors to comply with its fiduciary duties to shareholders, Glacier's and WesterFed's boards of directors will recommend adoption of this Agreement to their respective shareholders.

4.4 AFFILIATE LIST. Certain persons may be deemed "affiliates" of WesterFed under Securities Act Rule 145. Within 30 days following the date of this Agreement, WesterFed will deliver to Glacier, after consultation with legal counsel, a list of names and addresses of WesterFed's "affiliates" with respect to the Transaction within the meaning of Rule 145. By the Effective Date, WesterFed will use its best efforts to deliver, or cause to be delivered, to Glacier a letter from each of these "affiliates," and any additional person who becomes an "affiliate" before the Effective Date and after the date of the list, dated as of the date of its delivery and in the form attached as Exhibit C.

4.5 SUBMISSION TO REGULATORY AUTHORITIES. Representatives of Glacier, at Glacier's expense, will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions their counsel finds necessary or desirable in order to consummate the Transaction. Glacier will provide copies of these applications for WesterFed's review. These applications and filings are expected to include an application to the Federal Reserve Board.

4.6 ANNOUNCEMENTS. The parties will cooperate and consult with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Transaction, unless otherwise required by law in the reasonable opinion of such party's counsel.

4.7 CONSENTS. Glacier and WesterFed will use their best efforts to obtain the consent or approval of any person, organization or other entity (including any applicable Governmental Entity) whose consent or approval is required in order to consummate the Transaction.

4.8 FURTHER ACTIONS. Glacier and WesterFed, respectively, in the name and on behalf of those respective parties, will use their best efforts in good faith to make all such arrangements, do or cause to be done all such acts and things, and execute and deliver all such certificates and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the Transaction as promptly as practicable.

4.9 NOTICE. Glacier and WesterFed will each provide the other with prompt written notice of the following:

               (a) any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to the notifying party; or

               (b) the commencement of any proceeding against the notifying party, or any of its Subsidiaries or affiliates, by or before any court or governmental agency that, individually or in the aggregate, might have a Material Adverse Effect with respect to the notifying party.


                                      A-37
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4.10    CONFIDENTIALITY. Glacier and WesterFed each will hold in confidence all nonpublic information obtained from the other in connection with the Transaction, other than information that: (1) is required by law to be disclosed; (2) is otherwise available on a nonconfidential basis; (3) has become public without fault of the disclosing party; or (4) is necessary to the defense of one of the parties in a legal or administrative action brought against that party by the other party. If the Transaction is not completed, Glacier and WesterFed will: (1) each return to the other all confidential documents obtained by it from such other party and (2) not use or disclose any nonpublic information obtained under this Agreement or in connection with the Transaction or the nature or extent of any negotiations between the parties.

4.11 NASDAQ LISTING. Glacier agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq National Market, subject to official notice of issuance, the shares of Glacier Common Stock to be issued to the holders of WesterFed Common Stock in the Merger, and the shares of Glacier Common Stock to be issued upon the exercise of Assumed Options.

4.12 REGISTRATION OF ASSUMED OPTION SHARES. As soon as practicable after the Effective Date, Glacier shall file an appropriate registration statement with respect to the shares of Glacier Common Stock subject to Assumed Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

4.13 CERTAIN POLICIES. After all conditions to the consummation of the Merger set forth in Section 5 have been satisfied or waived, WesterFed and the Bank will, consistent with GAAP and methodology agreed upon by the parties, modify its loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Glacier.

                                    SECTION 5
                            APPROVALS AND CONDITIONS

5.1 REQUIRED APPROVALS. The obligations of the parties to this Agreement are subject to the approval of this Agreement and the Transaction by all appropriate regulatory agencies having jurisdiction with respect to the Transaction.

5.2 CONDITIONS TO GLACIER'S OBLIGATIONS. All of Glacier's obligations under this Agreement are subject to satisfaction (or waiver by Glacier) of the following conditions at or before Closing:

        5.2.1 REPRESENTATIONS. WesterFed's representations in this Agreement and in any certificate or other instrument delivered in connection with this Agreement are true and correct in all material respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they are true in all material respects as of that earlier date). These representations have the same force and effect as if they had been made at Closing. WesterFed has delivered to Glacier its


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               certificate, executed by a duly authorized officer of WesterFed and dated as of Closing, stating that these representations comply with this Subsection 5.2.1.

        5.2.2 COMPLIANCE. WesterFed has performed and complied with all material terms, covenants and conditions of this Agreement. WesterFed's certificate referred to in Subsection 5.2.1 states that the conditions identified in this Subsection 5.2.2 are satisfied.

        5.2.3 NO MATERIAL ADVERSE EFFECT. No damage, destruction, or loss (whether or not covered by insurance) or other event or sequence of events has occurred which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to WesterFed. WesterFed's certificate referred to in Subsection 5.2.1 states that the conditions identified in this Subsection 5.2.3 are satisfied.

        5.2.4 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding has been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

        5.2.5 ACTION. The shareholders of Glacier and WesterFed, respectively, have each adopted this Agreement.

        5.2.6 TAX OPINION. Glacier, at Glacier's expense, has obtained from Graham & Dunn, P.C. an opinion to the effect that, the Transaction will qualify as a reorganization within the meaning of IRC Section 368(a)(1)(A) and that each of Glacier and WesterFed will be a "party to a reorganization" within the meaning of Section 368(b).

        5.2.7 REGISTRATION STATEMENT. The Registration Statement, as described in Section 4.3 and as it may have been amended, has become effective, and no stop order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

        5.2.8  CONSENTS. WesterFed has obtained the consents as indicated in
               Schedule 3.1.13(b)-W, but only to the extent that the absence of one or more consents is reasonably likely to result in a Material Adverse Effect to Glacier.

        5.2.9 SOLICITATION OF EMPLOYEES. Neither any member of WesterFed's board of directors nor any entity with which any such director is affiliated has solicited any employee of WesterFed, Glacier or any of their respective Subsidiaries with the intention of causing the employee to terminate his or her employment with WesterFed, Glacier or any of their respective Subsidiaries, as the case may be.

        5.2.10 DIRECTOR APPOINTMENT. Effective as of Closing, WesterFed has appointed Michael J. Blodnick and William L. Bouchee to serve on the Bank's board of directors.


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        5.2.11 OTHER MATTERS. Glacier has received any other opinions, certificates, and documents that Glacier reasonably requests in connection with this Agreement and the Transaction.

        5.2.12 FAIRNESS OPINIONS.

               (a) WesterFed has received from Putnam Lovell, an updated fairness opinion at WesterFed's expense, dated as of or immediately before WesterFed mails the Prospectus/Proxy Statement to its shareholders, to the effect that the Merger Consideration is fair to the shareholders of WesterFed from a financial point of view, and a copy of such updated opinion has been supplied to Glacier. Glacier will provide WesterFed's investment advisor with any information reasonably requested for the purpose of issuing a fairness opinion.

               (b) Glacier has received from Davidson an updated fairness opinion at Glacier's expense, dated as of or immediately before Glacier mails the Prospectus/Proxy Statement to its shareholders, to the effect that the Merger Consideration to be paid by Glacier in connection with the Merger is fair to the shareholders of Glacier from a financial point of view. WesterFed will provide Glacier's investment advisor with any information reasonably requested for the purpose of issuing a fairness opinion.

5.3 CONDITIONS TO WESTERFED'S OBLIGATIONS. All of WesterFed's obligations under this Agreement are subject to satisfaction (or waiver by WesterFed) of the following conditions at or before Closing:

        5.3.1 REPRESENTATIONS. Glacier's representations and warranties in this Agreement and in any certificate or other instrument delivered in connection with this Agreement are true and correct in all material respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they are true in all material respects as of that earlier date). These representations and warranties have the same force and effect as if they had been made at Closing. Glacier has delivered to WesterFed its certificate, executed by a duly authorized officer of Glacier and dated as of Closing, stating that these representations and warranties comply with this Subsection 5.3.1

        5.3.2 COMPLIANCE. Glacier has performed and complied in all material respects with all terms, covenants and conditions of this Agreement. Glacier's certificate referred to in Subsection 5.3.1 states that the conditions identified in this Subsection 5.3.2 are satisfied.

        5.3.3 NO MATERIAL ADVERSE EFFECT. No damage, destruction, loss or other event or sequence of events has occurred which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Glacier. Glacier's certificate referred to in Subsection 5.3.1 states that the conditions identified in this Subsection 5.3.3 are satisfied.


                                      A-40
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        5.3.4  NO GOVERNMENTAL PROCEEDINGS. No action or proceeding has been commenced or threatened by any governmental agency to restrain, prohibit or invalidate the Transaction.

        5.3.5 SHAREHOLDER ACTION. The shareholders of Glacier and WesterFed, respectively, have each adopted this Agreement.

        5.3.6 TAX OPINION. WesterFed has, at WesterFed's expense, obtained from Silver, Freedman & Taff, L.L.P., an opinion to the effect that the Transaction will qualify as a reorganization within the meaning of IRC Section 368(a)(1)(A) and that each of Glacier and WesterFed will be a "party to a reorganization" within the meaning of Section 368(b).

        5.3.7 REGISTRATION STATEMENT. The Registration Statement described in Subsection 4.3 and as it may have been amended, has become effective, and no stop order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

        5.3.8 DIRECTOR APPOINTMENT. Effective as of Closing, Glacier has appointed Ralph K. Holliday to serve on Glacier's board of directors.

        5.3.9 NASDAQ LISTING. The shares of Glacier Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

        5.3.10 FAIRNESS OPINION.

               (a) WesterFed has received from Putnam Lovell an updated fairness opinion at WesterFed's expense, dated as of or immediately before WesterFed mails the Prospectus/Proxy statement to its shareholders, to the effect that the Merger Consideration is fair to the shareholders of WesterFed from a financial point of view. Glacier will provide WesterFed's investment advisor with any information reasonably requested for the purpose of issuing a fairness opinion.

               (b) Glacier has received from Davidson an updated fairness opinion at Glacier's expense, dated as of or immediately before Glacier mails the Prospectus/Proxy Statement to its shareholders, to the effect that the Merger Consideration to be paid by Glacier in connection with the Merger is fair to the shareholders of Glacier from a financial point of view, and a copy of such updated opinion has been supplied to WesterFed. WesterFed will provide Glacier's investment advisor with any information reasonably requested for the purpose of issuing a fairness opinion.


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                                    SECTION 6
                        DIRECTORS, OFFICERS AND EMPLOYEES

6.1 DIRECTORS. As a condition to the execution of this Agreement, each member of WesterFed's (other than David W. Jorgenson) and Glacier's boards of directors has entered into the written agreement described in Recital F with Glacier and WesterFed on or before the date of this Agreement.

6.2 EMPLOYMENT AGREEMENTS. As a condition to the execution of this Agreement, Glacier has entered into employment agreements, effective as of the Effective Date, with Ralph K. Holliday, WesterFed's and the Bank's current President and Chief Executive Officer; James A. Salisbury, WesterFed's and the Bank's Executive Vice President and Chief Financial Officer; Marcia Johnson, the Bank's current Senior Vice President Central Operations Manager; Barry Johnston, the Bank's current Senior Vice President - Credit Administration and John Cromwell, the Bank's current Senior Vice President Human Resources. As part of these employment agreements, all such individuals will, as of the Effective Date, waive all rights they may have under any previous employment or change in control agreements with WesterFed and/or the Bank.

6.3 EMPLOYEES. Employees of WesterFed and its Subsidiaries who remain employed after the Effective Date will be eligible to participate in all of the benefit, welfare, bonus, incentive, stock, and similar plans of Glacier and its Subsidiaries that are generally available to similarly situated employees of Glacier and/or its Subsidiaries in accordance with and subject to the terms and provisions of such plans, with credit for years of service with WesterFed and its Subsidiaries (including service with any entity acquired by WesterFed or the Bank) for the purpose of determining eligibility for participation, vesting and accrual of benefits (including vacation time and sick pay, but not for the purpose of accrual of benefits under any qualified defined benefit plan of Glacier or any of its Subsidiaries). Contributions to (and accrual of benefits, to the extent applicable, if any) under plans of Glacier and its Subsidiaries on behalf of continuing employees of WesterFed and its Subsidiaries shall only relate to compensation earned by such employees after the Effective Date subject to the terms and provisions of such plans. Glacier shall use commercially reasonable efforts to cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the corresponding WesterFed health plan) and eligibility waiting periods under its health plan to be waived with respect to the employees of WesterFed and its Subsidiaries who continue employment after the Effective Date and their eligible dependents. To the extent that any employee of WesterFed or its Subsidiaries continues employment after the Effective Date and he or she has satisfied in whole or in part any annual deductible under the WesterFed health plan, or has paid any out-of-pocket expenses pursuant to the WesterFed health plan co-insurance provisions, such amount shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under Glacier's health plan.


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6.4     INDEMNIFICATION; DIRECTOR AND OFFICER INSURANCE.

        6.4.1 Glacier agrees that from and after the Effective Date until six years following the Effective Date, Glacier will indemnify and hold harmless each present and former director and officer of WesterFed and its Subsidiaries, determined as of the Effective Date (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that WesterFed would have been permitted under Delaware law (or the Bank would have been permitted under federal law, if applicable) and the certificate of incorporation (or charter of the Bank, if applicable) or bylaws of WesterFed or the Bank in effect on the date of this Agreement to indemnify such person (and Glacier will also advance expenses as incurred to the fullest extent permitted under applicable law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

        6.4.2 To the extent that Subsection 6.4.1 will not serve to indemnify and hold harmless an Indemnified Party, for a period of six years after the Effective Date, Glacier agrees that it will, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable law (and Glacier will also advance expenses as incurred to the fullest extent permitted under applicable law, provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the Transaction. In the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until final disposition of any and all such claims.

        6.4.3 Any Indemnified Party wishing to claim indemnification under Subsection 6.4.1 or 6.4.2, upon learning of any such claim, action, suit, proceeding or investigation, will promptly notify Glacier, but the failure to so notify will not relieve Glacier of any liability it may have to such Indemnified Party if such failure does not materially prejudice Glacier. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), Glacier will have the right to assume the defense thereof and Glacier will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Glacier elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Glacier and the Indemnified

               Parties, the Indemnified Parties may retain counsel satisfactory to them, and Glacier will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received. If such indemnity is not available with respect to any Indemnified Party, then Glacier and the Indemnified Parties will contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

        6.4.4 For a period of six years from and after the Effective Date, Glacier shall use commercially reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by WesterFed and its Subsidiaries (provided that Glacier may substitute therefor policies from a financially capable insurer of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in the event such coverage is provided through Glacier's current insurer it may be on terms and conditions (other than coverage and amounts) consistent with Glacier's current coverage), or in lieu thereof Glacier will obtain or permit WesterFed to obtain single limit tail coverage for such period, with respect to claims arising from facts or events which occurred on or before the Effective Date. Following consummation of the Merger, the directors and officers of Glacier and its Subsidiaries (including the Bank) will be covered by the directors' and officers' liability insurance maintained by Glacier and its Subsidiaries.

        6.4.5  The obligations of Glacier provided under Subsections 6.4.1 -
               6.4.4 are intended to be enforceable against Glacier directly by the Indemnified Parties and will be binding on all respective successors and assigns of Glacier.

6.5     EMPLOYEE BENEFIT ISSUES.

        6.5.1 EMPLOYEE STOCK OWNERSHIP PLAN. With respect to WesterFed's Employee Stock Ownership Plan (the "ESOP"), WesterFed will:

               (a) take any action it deems appropriate to amend the ESOP to allocate contributions on a pro-rata basis (based upon existing methodology for allocating annual contributions) through the day next preceding the Effective Date and to eliminate any requirement that a participant must be employed on the last day of the plan year to receive a contribution allocation;

               (b) take any actions necessary to cause the ESOP to be terminated and for the balances in all Accounts (as defined in the ESOP) to become fully vested and nonforfeitable as of the Effective Date;

               (c) use its best efforts to cause the Trustee of the ESOP to make such elections under Section 1.6 of this Agreement with respect to unallocated WesterFed Common Stock as are necessary to obtain cash at least equal to the remaining ESOP indebtedness;

               (d) cause the Trustee to use such cash (and convert unallocated Glacier Common Stock received in the Merger to cash, if applicable), to repay in full all such outstanding ESOP indebtedness as soon as is practicable after the Effective Date;

               (e) take any action it deems appropriate (including amending the ESOP) to cause the shares of Glacier Common Stock received in the Merger and/or any cash remaining in the suspense account maintained under the ESOP, after giving effect to the repayment of ESOP indebtedness referred to in subparagraph (c) above, to be allocated as investment earnings of the ESOP (as of the Effective Date) to the accounts of all ESOP participants who have account balances as of the Effective Date, in proportion to the aggregate value of their respective Stock Accounts and Investment Accounts (as defined in the ESOP) in accordance with the applicable provisions of the ESOP;

               (f) cause the account balances of all ESOP participants to be distributed in a lump sum (or transferred in accordance with Section 401(a)(31) of the IRC) as soon as practicable following the later of (A) the Effective Date or (B) the date of receipt of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the ESOP upon its termination; and

               (g) adopt amendment(s) to the ESOP, in form and substance reasonably satisfactory to Glacier, which includes and provides for the actions described in subparagraphs (b),
                      (c), (d), (e) and (f) above or as may be requested by the Internal Revenue Service in connection with the request for a determination letter (including provisions to comply with applicable tax law changes).

        6.5.2 FIRF PLAN. WesterFed will, and will cause its participating Subsidiaries to, withdraw from the FIRF Plan effective on or before the Effective Date. In addition, WesterFed will, and will cause its participating Subsidiaries to, take all necessary action prior to their withdrawal from the FIRF Plan to amend the benefit formula for their employee participants under the FIRF Plan to eliminate any unfunded liability on the part of WesterFed and its participating Subsidiaries to the FIRF Plan, or if the unfunded liability cannot be eliminated, to minimize the amount of the unfunded liability, in each case, to the extent permitted by the FIRF Plan, ERISA, the IRC or any other applicable law.

        6.5.3 TERMINATION AND TRANSFER/MERGER OF PLANS. As soon as practicable after Effective Date, all other employee benefit plans of WesterFed and its Subsidiaries will be terminated and the interests of continuing employees in those plans will be transferred or merged into Glacier's employee benefit plans.

        6.5.4 NO CONTRACT CREATED. Nothing in this Agreement gives any employee of WesterFed or its Subsidiaries a right to continuing employment.

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                                    SECTION 7
                          TERMINATION OF AGREEMENT AND
                           ABANDONMENT OF TRANSACTION

7.1 TERMINATION BY REASON OF LAPSE OF TIME. If Closing does not occur before the Termination Date, either Glacier or WesterFed may terminate this Agreement and the Transaction if all of the following conditions are present:

        (a) the terminating party's board of directors decides to terminate by a majority vote of its members;

        (b) the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination; and

        (c) the failure to consummate the Transaction by the Termination Date is not due to a breach by the party seeking termination of any of its obligations, covenants, or representations in this Agreement.

7.2 OTHER GROUNDS FOR TERMINATION. This Agreement and the Transaction may be terminated at any time before Closing (whether before or after applicable approval of this Agreement by the shareholders of the parties, unless otherwise provided) as follows:

        7.2.1 MUTUAL CONSENT. By mutual consent of WesterFed and Glacier, if the boards of directors of each party agrees to terminate by a majority vote of its members.

        7.2.2 WESTERFED'S CONDITIONS NOT MET. By Glacier's board of directors if, by June 30, 2001, any condition set forth in Section 5.1 or
               5.2 has not been satisfied (or at any time following the failure of the shareholders of either party to adopt this Agreement at a duly convened meeting held to vote on the adoption of this Agreement).

        7.2.3 GLACIER'S CONDITIONS NOT MET. By WesterFed's board of directors if, by June 30, 2001, any condition set forth in Section 5.1 or
               5.3 has not been satisfied (or at any time following the failure of the shareholders of either party to adopt this Agreement at a duly convened meeting held to vote on the adoption of this Agreement).

        7.2.4 WESTERFED FAILS TO RECOMMEND SHAREHOLDER APPROVAL. By Glacier's board of directors before WesterFed's shareholders adopt this Agreement, if WesterFed's board of directors: (a) fails to recommend to its shareholders the adoption of this Agreement or
               (b) modifies, withdraws or changes in a manner adverse to Glacier its recommendation to shareholders to adopt this Agreement.

        7.2.5 GLACIER FAILS TO RECOMMEND SHAREHOLDER APPROVAL. By WesterFed's board of directors before Glacier's shareholders adopt this Agreement, if Glacier's board of directors: (a) fails to recommend to its shareholders the adoption of this Agreement or
               (b) modifies, withdraws or changes in a manner adverse to WesterFed its recommendation to shareholders to adopt this Agreement.

        7.2.6 IMPRACTICABILITY. By either Glacier or WesterFed, upon written notice given to the other party, if the board of directors of the party seeking termination under this Subsection 7.2.6 has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the Transaction has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of any state to restrain or invalidate the Transaction or this Agreement.

        7.2.7 AVERAGE CLOSING PRICE LESS THAN $9.00. By WesterFed, if its board of directors so determines by an affirmative vote of the majority of its members, if the Average Closing Price is less than $9.00. If WesterFed elects to exercise its termination right pursuant to the preceding sentence, the following provisions will apply:

               (a) WesterFed will give written notice of its election to Glacier no later than the end of the third Business Day following the Determination Date. A "Business Day" means a calendar day other than a Saturday, Sunday or any other day that is a day on which banking institutions in Montana are authorized or obligated by law or executive order to close.

               (b) Within ten Business Days following the Determination Date, Glacier may elect by written notice to WesterFed to increase the Merger Consideration to be received by the holder of each share of WesterFed Common Stock as provided in Subsection 1.4.1(g)(3).

               (c) If Glacier elects to increase the Merger Consideration, it may do so in a combination of additional cash or additional shares of Glacier Common Stock, notwithstanding any election made pursuant to Section 1.6, provided that (notwithstanding any other provision of this Agreement) in no event will less than 45% of the total value of the Merger Consideration be paid in Glacier Common Stock based upon the per share closing price of Glacier Common Stock on the Effective Date, or if the Effective Date is not a trading day, then the closing price on the most recent trading day prior to the Effective Date calculated as if all Dissenting Shares received the Cash Distribution.

               (d)    If Glacier makes the election contemplated by paragraphs
                      (b) and (c) above, by giving timely written notice to WesterFed, no termination will occur pursuant to this Subsection 7.2.7 and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been supplemented).

        7.2.8 AVERAGE CLOSING PRICE LESS THAN $7.50. By Glacier, if its board of directors so determines by an affirmative vote of the majority of its members of the Average Closing Price is less than or equal to $7.50.


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7.3     GLACIER LIQUIDATED DAMAGES.

        7.3.1 PAYMENT OF LIQUIDATED DAMAGES. Due to expenses, direct and indirect, incurred by WesterFed in negotiating and executing this Agreement and in taking steps to effect the Transaction, and the loss by it of other opportunities, Glacier will pay to WesterFed $3.5 million if (1) after a Triggering Event the shareholders of Glacier fail to adopt this Agreement or (2) WesterFed terminates this Agreement under Subsection 7.2.5. The foregoing amount represents agreed upon liquidated damages and will be payable on WesterFed's demand and must be paid by Glacier within three (3) Business Days after the date WesterFed makes the demand. However, if demand and payment is made pursuant to this subsection 7.3.1, then WesterFed will have no other rights or claims against Glacier under this Agreement, it being agreed that acceptance of liquidated damages under this subsection 7.3.1 by WesterFed will constitute its sole and exclusive remedy against Glacier.

        7.3.2 LIMITATION ON PAYMENT OF LIQUIDATED DAMAGES. No liquidated damages shall be payable pursuant to Subsection 7.3.1 if (i) Glacier terminates, or has the right to terminate, this Agreement pursuant to Subsection 7.2.2 (solely on account of the willful breach of WesterFed) or Section 7.2.4; or (ii) if at the WesterFed Meeting, the WesterFed shareholders fail to adopt this Agreement.

        7.3.3 DEFINITIONS. For purposes of this Agreement, the following terms will have the meanings set forth below:

               (a) "Acquisition Proposal" means a proposal to engage in any of the following: (1) a merger, consolidation or any similar transaction involving Glacier or any of its financial institution Subsidiaries (other than the Transaction, acquisitions by Glacier and its financial institution Subsidiaries that are not prohibited under Subsection 4.2.2(b) or a merger or other transactions between financial institution Subsidiaries of Glacier),
                      (2) a purchase, lease or other acquisition of all or substantially all the assets of Glacier or any of its financial institution Subsidiaries, other than in a transaction between financial institution Subsidiaries of Glacier, (3) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing more than 19.9% of the voting power of Glacier or any of its financial institution Subsidiaries,
                      (4) a tender or exchange offer to acquire securities representing more than 19.9% of the voting power of Glacier, (5) a public proxy or consent solicitation made to the shareholders of Glacier seeking proxies in opposition to the Transaction, or (6) the filing of an application or notice with the Federal Reserve Board, the FDIC, the OTS, the SEC, or any other federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (1) through (5) above.

               (b) "Triggering Event" means Glacier's entering into, or the public announcement of or any filing with a regulatory authority or the SEC with respect to, an Acquisition Proposal.

7.4     WESTERFED LIQUIDATED DAMAGES.

        7.4.1 PAYMENT OF LIQUIDATED DAMAGES. Due to expenses, direct and indirect, incurred by Glacier in negotiating and executing this Agreement and in taking steps to effect the Transaction, and the loss by it of other opportunities, WesterFed will pay to Glacier $4.5 million if (i) Glacier terminates this Agreement under subsection 7.2.4, or (ii) the shareholders of WesterFed do not adopt this Agreement at the WesterFed meeting after there has been proposed by a third party a WesterFed Acquisition Transaction (the "WesterFed Proposal"). The foregoing amount represents agreed upon liquidated damages and will be payable on Glacier's demand and must be paid by WesterFed within three (3) Business Days after the date Glacier makes the demand. However, if demand and payment is made pursuant to this subsection 7.4.1, then Glacier will have no other rights or claims against WesterFed under this Agreement, it being agreed that acceptance of liquidated damages under this subsection 7.4.1 by Glacier will constitute its sole and exclusive remedy against WesterFed.

        7.4.2 LIMITATION ON PAYMENT OF LIQUIDATED DAMAGES. No liquidated damages will be payable pursuant to subsection 7.4.1 if (i) Glacier or its assigns has acquired any shares pursuant to the exercise of its Option (as defined in the Stock Option Agreement), WesterFed has repurchased the Option pursuant to the Stock Option Agreement or WesterFed has paid Glacier or its assigns the Surrender Price (as defined in the Stock Option Agreement) pursuant to the Stock Option Agreement, (ii) Glacier refuses to execute and deliver a written release of all of Glacier's rights under the Stock Option Agreement and all claims, demands or causes of action that Glacier has or might have against WesterFed, under this Agreement against delivery by WesterFed of the $4.5 million liquidated damages set forth above,
               (iii) WesterFed terminates, or has the right to terminate, this Agreement pursuant to subsection 7.2.3 (solely on account of the willful breach of Glacier) or subsection 7.2.5, or (iv) if at the Glacier shareholders' meeting to vote on the adoption of this Agreement, the Glacier shareholders fail to adopt this Agreement.

        7.4.3 For purposes of the foregoing, "WesterFed Acquisition Transaction" shall have the same meaning as the term "Acquisition Transaction" in the Stock Option Agreement except that a percentage referred to in Section 2.1(a)(iii) thereof shall be 25%.

7.5 COST ALLOCATION UPON TERMINATION. In connection with the termination of this Agreement under this Section 7, except as provided in Sections 7.3 and 7.4, Glacier and WesterFed will each pay their own out-of-pocket costs incurred in connection with this

        Agreement, and neither party will have any liability to the other party, unless this Agreement is terminated or the Transaction is not consummated due to the willful breach of a party.

                                    SECTION 8
                                  MISCELLANEOUS

8.1 NOTICES. Any notice, request, instruction or other document given under this Agreement must be in writing and must either be delivered personally or via facsimile transmission or be sent by registered or certified mail, postage prepaid, and addressed as follows (or to any other address or person representing any party as designated by that party through written notice to the other party):

        Glacier                            Glacier Bancorp, Inc.
                                           49 Commons Loop
                                           Kalispell, MT  59903-0027
                                           Attn: Michael J. Blodnick

               with a copy to:             Graham & Dunn, P.C.
                                           1420 Fifth Avenue, 33rd Floor
                                           Seattle, WA  98101-2390
                                           Attn: Stephen M. Klein, Esq.
                                           Mark C. Lewington, Esq.

        WesterFed                          WesterFed Financial Corporation
                                           110 East Broadway
                                           P.O. Box 5388
                                           Missoula, MT 59806-5388
                                           Attn: Ralph K. Holliday

               with a copy to:             Silver, Freedman & Taff, L.L.P.
                                           1100 New York Avenue NW
                                           Suite 700 Washington, D.C. 20005-3934
                                           Attn: Barry P. Taff, P.C.

8.2 WAIVERS AND EXTENSIONS. Subject to Section 9, Glacier or WesterFed may grant waivers or extensions to the other party, but only through a written instrument executed by the Chief Executive Officer or President of the party granting the waiver or extension. Waivers or extensions which do not comply with the preceding sentence are not effective. In accordance with this Section 8.2, a party may extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

               (a) any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by the other party in connection with this Agreement;

               (b)    compliance with any of the covenants of the other party;
                      and

               (c) the other party's performance of any obligations under this Agreement and any other condition precedent set out in Section 5.

8.3 GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise: (1) the defined terms defined in this Agreement include the plural as well as the singular and (2) references in this Agreement to Sections, Subsections, Schedules, and Exhibits refer to Sections and Subsections of and Schedules and Exhibits to this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, the parties intend them to be interpreted as if they are followed by the words "without limitation." All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.

8.4 CONSTRUCTION AND EXECUTION IN COUNTERPARTS. Except as otherwise expressly provided in this Agreement or in any other agreement executed by the parties on or as of the date of this Agreement, this Agreement:
        (1) contains the parties' entire understanding, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the parties, or their respective duly authorized agents;
        (2) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (3) includes all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (4) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

8.5 SURVIVAL OF REPRESENTATIONS AND COVENANTS. The representations and covenants in this Agreement will not survive the Effective Date or termination of this Agreement, except that (1) Section 4.10 (confidentiality), Sections 7.3 and 7.4 (liquidated damages fee), and
        Section 7.5 (expense allocation) will survive termination, (2) the representations and covenants will survive termination for the purpose of the pursuit and determination of the willful breach by a party which resulted in termination or non-consummation of the Transaction, and (3) the covenants in this Agreement that impose duties or obligations on a party following the Effective Date will survive the Effective Date.

8.6 ATTORNEYS' FEES AND COSTS. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Transaction, the prevailing party in any such litigation will be entitled to reimbursement from the other party for its costs and expenses, including reasonable judicial and extra-judicial attorneys' fees, expenses and disbursements, and fees, costs and expenses relating to any such litigation.

8.7 ARBITRATION AND SPECIFIC PERFORMANCE. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and will bind the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 GOVERNING LAW AND VENUE. This Agreement will be governed by and construed in accordance with Montana law, except to the extent that certain matters may be governed by federal law.

8.9 SEVERABILITY. If a court determines that any term of this Agreement is invalid or unenforceable under applicable law, the remainder of this Agreement will not be affected thereby, and each remaining term will continue to be valid and enforceable to the fullest extent permitted by law.

                                    SECTION 9
                                   AMENDMENTS

        At any time before the Effective Date, whether before or after the parties have obtained any applicable shareholder approvals of this Agreement, the boards of directors of Glacier and WesterFed may: (1) amend or modify this Agreement or any attached Exhibit or Schedule and (2) grant waivers or time extensions in accordance with Section 8.2. But, after WesterFed's shareholders have adopted this Agreement, the parties' boards of directors may not without WesterFed shareholder approval amend or waive any provision of this Agreement if the amendment or waiver would reduce the amount or change the form of consideration WesterFed shareholders will receive in the Transaction. All amendments, modifications, extensions and waivers must be in writing and signed by the party agreeing to the amendment, modification, extension or waiver. Failure by any party to insist on strict compliance by the other party with any of its obligations, agreements or conditions under this Agreement, does not, without a writing, operate as a waiver or estoppel with respect to that or any other obligation, agreement, or condition.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

Signed as of September 20, 2000:

                                   GLACIER BANCORP, INC.

                                   By   /s/ Michael J. Blodnick
                                        ----------------------------------------
                                   Name:   Michael J. Blodnick
                                   Title: President and Chief Executive Officer

                                   WESTERFED FINANCIAL CORPORATION

                                   By   /s/ Ralph K. Holliday
                                        ----------------------------------------
                                   Name:    Ralph K. Holliday
                                   Title:  President and Chief Executive Officer

STATE OF MONTANA   )
                   ) ss.
COUNTY OF FLATHEAD )

        On this 20th day September 2000, before me personally appeared Michael
J. Blodnick, to me known to be the President and Chief Executive Officer of GLACIER BANCORP, INC., the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation. IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above

                              /S/
                              --------------------------------------------------
                              NOTARY PUBLIC in and for the State of
                              _____________, residing at _____________________.
                              Title:__________________________________________.
                              My commission expires: _________________________.



STATE OF MONTANA   )
                   ) ss.
COUNTY OF MISSOULA )

        On this 20th day of September 2000, before me personally appeared Ralph
K. Holliday, to me known to be the President and Chief Executive Officer of WESTERFED FINANCIAL CORPORATION, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation. IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                              /S/
                              --------------------------------------------------
                              NOTARY PUBLIC in and for the State of
                              _____________, residing at _____________________.
                              Title:__________________________________________.
                              My commission expires: _________________________.

                                TABLE OF CONTENTS

                                                                                             PAGE
SECTION 1 TERMS OF TRANSACTION..............................................................  4
        1.1    Transaction..................................................................  4
        1.2    Effect of Transaction........................................................  4
        1.3    Consideration................................................................  4
        1.4    Price........................................................................  5
               1.4.1  Definitions...........................................................  5
               1.4.2  Merger Consideration..................................................  6
        1.5    Effect on Glacier Common Stock...............................................  6
        1.6    Conversion Election Procedures and Allocation................................  6
               1.6.1  Election Options...........................ERROR! BOOKMARK NOT DEFINED
               1.6.2  Effective Election....................................................  6
               1.6.3  Non-election; Discretion of Exchange Agent............................  7
               1.6.4  Maximum Stock and Cash Conversion Amounts.............................  7
               1.6.5  Allocation............................................................  8
        1.7    Conversion of WesterFed Options..............................................  9
        1.8    Shareholder Rights; Stock Transfers..........................................  9
        1.9    Fractional Shares............................................................ 10
        1.10   Payment to Dissenting Shareholders........................................... 10
        1.11   Exchange Procedures.......................................................... 10
               1.11.1 Surrender of Certificate.............................................. 10
               1.11.2 Issuance of Merger Consideration in Other Names....................... 10
               1.11.3 Lost, Stolen, and Destroyed Certificates.............................. 10
               1.11.4 Rights to Dividends and Distributions................................. 11
               1.11.5 Delivery of Merger Consideration to Exchange Agent.................... 11
               1.11.6 Affiliates' Certificates.............................................. 11
        1.12   Merger Consideration Adjustments............................................. 11
        1.13   Exception Shares............................................................. 11
        1.14   Reservation Of Right To Revise Structure..................................... 12
        1.15   Stock Option Agreement....................................................... 12

SECTION 2 CLOSING OF THE TRANSACTION........................................................ 12

        2.1    Closing...................................................................... 12
        2.2    Events of Closing............................................................ 12
        2.3    Place of Closing............................................................. 12

SECTION 3 REPRESENTATIONS................................................................... 13

        3.1    Representations of Glacier and WesterFed..................................... 13
               3.1.1  Corporate Organization and Qualification.............................. 13
               3.1.2  Subsidiaries.......................................................... 13
               3.1.3  Capital Stock......................................................... 14
               3.1.4  Corporate Authority................................................... 16
               3.1.5  Reports and Financial Statements...................................... 16
               3.1.6  Absence of Certain Events and Changes................................. 18

               3.1.7  Material Agreements................................................... 19
               3.1.8  Knowledge as to Conditions............................................ 19
               3.1.9  Brokers and Finders................................................... 19
               3.1.10 Corporate Records..................................................... 19
               3.1.11 Loan and Lease Losses................................................. 19
               3.1.12 No Stock Option Plans................................................. 20
               3.1.13 Governmental Filings; No Violations................................... 20
               3.1.14 Asset Classification.................................................. 20
               3.1.15 Investments........................................................... 21
               3.1.16 Properties............................................................ 21
               3.1.17 Anti-takeover Provisions.............................................. 22
               3.1.18 Compliance with Laws.................................................. 22
               3.1.19 Litigation............................................................ 22
               3.1.20 Taxes................................................................. 23
               3.1.21 Insurance............................................................. 24
               3.1.22 Labor Matters......................................................... 24
               3.1.23 Employee Benefits..................................................... 25
               3.1.24 Environmental Matters................................................. 27
        3.2    Exceptions to Representations................................................ 29
               3.2.1  Disclosure of Exceptions.............................................. 29
               3.2.2  Nature of Exceptions.................................................. 29
               3.2.3  Material Adverse Effect............................................... 29

SECTION 4 CONDUCT AND TRANSACTIONS BEFORE CLOSING........................................... 30

        4.1    Conduct of WesterFed's Business Before Closing............................... 30
               4.1.1  Availability of WesterFed's Books, Records and Properties............. 30
               4.1.2  Ordinary and Usual Course............................................. 30
               4.1.3  Conduct Regarding Representations..................................... 32
               4.1.4  Maintenance of Properties............................................. 32
               4.1.5  Preservation of Business Organization................................. 32
               4.1.6  Senior Management..................................................... 33
               4.1.7  Compensation and Employment Agreements................................ 33
               4.1.8  Update of Financial Statements........................................ 33
               4.1.9  No Solicitation....................................................... 33
        4.2    Conduct of Glacier's Business Before Closing................................. 34
               4.2.1  Availability of Glacier's Books, Records and Properties............... 34
               4.2.2  Certain Prohibited Activities......................................... 34
               4.2.3  Conduct Regarding Representations..................................... 35
               4.2.4  Maintenance of Properties............................................. 35
               4.2.5  Preservation of Business Organization................................. 35
               4.2.6  Update of Financial Statements........................................ 35
        4.3    Registration Statement....................................................... 36
               4.3.1  Preparation of Registration Statement................................. 36
               4.3.2  Submission to Shareholders............................................ 36
        4.4    Affiliate List............................................................... 37
        4.5    Submission to Regulatory Authorities......................................... 37
        4.6    Announcements................................................................ 37
        4.7    Consents..................................................................... 37

        4.8    Further Actions.............................................................. 37
        4.9    Notice....................................................................... 37
        4.10   Confidentiality.............................................................. 38
        4.11   NASDAQ Listing............................................................... 38
        4.12   Registration of Assumed Option Shares........................................ 38
        4.13   Certain Policies............................................................. 38

SECTION 5 APPROVALS AND CONDITIONS.......................................................... 38

        5.1    Required Approvals........................................................... 38
        5.2    Conditions to Glacier's Obligations.......................................... 38
               5.2.1  Representations....................................................... 38
               5.2.2  Compliance............................................................ 39
               5.2.3  No Material Adverse Effect............................................ 39
               5.2.4  No Governmental Proceedings........................................... 39
               5.2.5  Action................................................................ 39
               5.2.6  Tax Opinion........................................................... 39
               5.2.7  Registration Statement................................................ 39
               5.2.8  Consents.............................................................. 39
               5.2.9  Solicitation of Employees............................................. 39
               5.2.10 Director Appointment.................................................. 39
               5.2.11 Other Matters......................................................... 40
               5.2.12 Fairness Opinions..................................................... 40
        5.3    Conditions to WesterFed's Obligations........................................ 40
               5.3.1  Representations....................................................... 40
               5.3.2  Compliance............................................................ 40
               5.3.3  No Material Adverse Effect............................................ 40
               5.3.4  No Governmental Proceedings........................................... 41
               5.3.5  Shareholder Action.................................................... 41
               5.3.6  Tax Opinion........................................................... 41
               5.3.7  Registration Statement................................................ 41
               5.3.8  Director Appointment.................................................. 41
               5.3.9  NASDAQ Listing........................................................ 41
               5.3.10 Fairness Opinion...................................................... 41

SECTION 6 DIRECTORS, OFFICERS AND EMPLOYEES................................................. 42

        6.1    Directors.................................................................... 42
        6.2    Employment Agreements........................................................ 42
        6.3    Employees.................................................................... 42
        6.4    Indemnification; Director and Officer Insurance.............................. 43
        6.5    Employee Benefit Issues...................................................... 44
               6.5.1  Employee Stock Ownership Plan......................................... 44
               6.5.2  FIRF Plan............................................................. 45
               6.5.3  Termination and Transfer/Merger of Plans.............................. 45
               6.5.4  No Contract Created................................................... 45

SECTION 7 TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION........................... 46

        7.1    Termination by Reason of Lapse of Time....................................... 46
        7.2    Other Grounds for Termination................................................ 46
               7.2.1  Mutual Consent........................................................ 46
               7.2.2  WesterFed's Conditions Not Met........................................ 46
               7.2.3  Glacier's Conditions Not Met.......................................... 46
               7.2.4  WesterFed Fails to Recommend Shareholder Approval..................... 46
               7.2.5  Glacier Fails to Recommend Shareholder Approval....................... 46
               7.2.6  Impracticability...................................................... 47
               7.2.7  Average Closing Price Less Than $9.00................................. 47
               7.2.8  Average Closing Price Less Than $7.50................................. 47
        7.3    Glacier Liquidated Damages................................................... 48
               7.3.1  Payment of Liquidated Damages......................................... 48
               7.3.2  Limitation on Payment of Liquidated Damages........................... 48
               7.3.3  Definitions........................................................... 48
        7.4    WesterFed Liquidated Damages................................................. 49
               7.4.1  Payment of Liquidated Damages......................................... 49
               7.4.2  Limitation on Payment of Liquidated Damages........................... 49
        7.5    Cost Allocation Upon Termination............................................. 49

SECTION 8 MISCELLANEOUS..................................................................... 50

        8.1    Notices...................................................................... 50
        8.2    Waivers and Extensions....................................................... 50
        8.3    General Interpretation....................................................... 51
        8.4    Construction and Execution in Counterparts................................... 51
        8.5    Survival of Representations and Covenants.................................... 51
        8.6    Attorneys' Fees and Costs.................................................... 51
        8.7    Arbitration and Specific Performance......................................... 51
        8.8    Governing Law and Venue...................................................... 52
        8.9    Severability................................................................. 52

SECTION 9 AMENDMENTS........................................................................ 52


EXHIBITS:

EXHIBIT A             Voting Agreement
EXHIBIT B             Non-Competition Agreement
EXHIBIT C             Stock Option Agreement
EXHIBIT D             Form of Affiliate Letter
EXHIBIT E             Form of Opinion for Silver, Freedman & Taff, L.L.P.
EXHIBIT F             Form of Opinion for Graham & Dunn, P.C.


SCHEDULES:
Glacier Schedules
SCHEDULE 3.1-G.              Glacier General Exceptions
SCHEDULE 3.1.2(a)-G          Glacier Subsidiaries
SCHEDULE 3.1.3(a)(2)-G       Glacier Stock Plans
SCHEDULE 3.1.7(a)-G          Glacier Material Contracts
SCHEDULE 3.1.13(b)-G         Glacier Required Third Party Consents
SCHEDULE 3.1.14(a)-G         Glacier Asset Classification List
SCHEDULE 3.1.15-G            Glacier Investments
SCHEDULE 3.1.16(a)-G         Glacier Banking Offices
SCHEDULE 3.1.16(b)-G         Glacier Liens
SCHEDULE 3.1.16(d)-G         Glacier Offices and Branches
SCHEDULE 3.1.18-G            Glacier Compliance with Law
SCHEDULE 3.1.19-G            Glacier Litigation
SCHEDULE 3.1.21-G            Glacier Insurance Policies
SCHEDULE 3.1.23(b)-G         Glacier Employee Benefit Plans

WesterFed Schedules
SCHEDULE 3.1-W.              WesterFed General Exceptions
SCHEDULE 3.1.2(a)-W          WesterFed Subsidiaries
SCHEDULE 3.1.3(b)(2)-W       WesterFed Stock Plans
SCHEDULE 3.1.7(a)-W          WesterFed Material Contracts
SCHEDULE 3.1.13(b)-W         WesterFed Required Third Party Consents
SCHEDULE 3.1.14(a)-W         WesterFed Asset Classification List
SCHEDULE 3.1.15-W            WesterFed Investments
SCHEDULE 3.1.16(a)-W         WesterFed Banking Offices
SCHEDULE 3.1.16(b)-W         WesterFed Liens
SCHEDULE 3.1.16(d)-W         WesterFed Offices and Branches
SCHEDULE 3.1.18-W            WesterFed Compliance with Law
SCHEDULE 3.1.19-W            WesterFed Litigation
SCHEDULE 3.1.21-W            WesterFed Insurance Policies
SCHEDULE 3.1.23(b)-W         WesterFed Employee Benefit Plans


EXHIBITS AND SCHEDULES NOT INCLUDED FOR FILING PURPOSES. COPIES OF THESE DOCUMENTS CAN BE SUPPLIED UPON REQUEST BY THE SECURITIES AND EXCHANGE COMMISSION

                                                                      APPENDIX B

                               "APPRAISAL RIGHTS"

SECTION 262. APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of


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            fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (4) (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)     Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or
            (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the


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            effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by



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certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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                                                                      APPENDIX C

                             STOCK OPTION AGREEMENT

        STOCK OPTION AGREEMENT ("Option Agreement"), dated as of September 20, 2000, between Glacier Bancorp, Inc., a Delaware corporation ("Grantee"), and WesterFed Financial Corporation, Inc., a Delaware corporation ("Issuer").

                                    RECITALS

        A. Grantee and Issuer have entered into a Plan and Agreement of Merger (the "Merger Agreement") on even date herewith;

        B. As an inducement to Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

        C. The Board of Directors of Issuer has approved this Option Agreement, the grant of the Option and the Merger Agreement.

                                    AGREEMENT

        In consideration of the mutual promises set forth below and in the Merger Agreement, the parties agree as follows:

                                    SECTION 1

                                     OPTION

        1.1 Option Grant. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms in this Agreement, up to an aggregate of 809,835 shares of the fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Issuer ("Common Stock") representing 19.9% of the outstanding stock of the Issuer without giving effect to shares subject to or to be issued pursuant to this Option Agreement, at a price per share (the "Option Price") equal to the average of last reported sale prices per share of Common Stock as reported on the NASDAQ National Market on September 18 and September 19, 2000.

        1.2 Adjustment of Exercise Price. If Issuer issues or agrees to issue any shares of Common Stock (other than shares of Common Stock issued pursuant to stock options granted pursuant to any employee benefit plan prior to the date hereof) at a price less than such average price per share (as adjusted pursuant to subsection 5.2), the Option price will be equal to such lesser price (in which case such price, as adjusted, will be the Option Price).

        1.3 Shares Subject to the Option.

            1.3.1 In no event will the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock immediately prior to such exercise without giving effect to any shares subject or issued pursuant to the Option. The


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number of shares of Common Stock that may be received upon the exercise of the
Option and the Option Price are subject to adjustment under this Option
Agreement.

            1.3.2 If any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to (i) this Option Agreement or (ii) an event described in Section 5 hereof), the number of shares of Common Stock subject to the Option will be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l.3 or elsewhere in this Option Agreement will be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

                                    SECTION 2
                                TRIGGERING EVENTS

        2.1 Definitions. For purposes of this Option Agreement, the following terms will have the meanings set forth below:

            (a) "Acquisition Transaction" means (i) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (defined below), (ii) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary. Notwithstanding clause (i) above, the term "Acquisition Transaction" does not include any mergers, consolidations or similar transactions entered into without violating any of the terms of the Merger Agreement and (x) involving solely Issuer and/or one or more wholly-owned (except for directors' qualifying shares and a de minimis number of other shares) Subsidiaries of the Issuer, or (y) in which the stockholders of Issuer immediately prior to the completion of such transaction own at least 80% of the Common Stock of the Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction.

            (b) "Holder" means any holder or holders of the Option.

            (c) "Initial Triggering Event" means any of the following events or transactions occurring on or after the date hereof:

                (i) Issuer or any Significant Subsidiary (an "Issuer Subsidiary"), without having received Grantee's prior written consent, enters into an agreement to engage in an Acquisition Transaction with any person other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") recommends that the stockholders of Issuer approve or accept any Acquisition Transaction other than the Merger.

                (ii) Any person other than the Grantee or any Grantee Subsidiary acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this


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Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                (iii) The stockholders of Issuer vote and fail to adopt the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting is not held or is cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting is not held or is cancelled, prior to such termination), it is publicly announced that any person (other than Grantee or any of its Subsidiaries) has made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

                (iv) (x) The Issuer Board withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement, (y) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, authorizes, recommends, proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or (z) Issuer provides information to or engages in negotiations or discussions with a third party relating to a possible Acquisition Transaction.

                (v) Any person other than Grantee or any Grantee Subsidiary has made a proposal to Issuer or its stockholders to engage in an Acquisition Transaction and such proposal has been publicly announced;

                (vi) Any person other than Grantee or any Grantee Subsidiary has filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

                (vii) Issuer willfully breaches any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee is entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

                (viii) Any person other than Grantee or any Grantee Subsidiary (other than in connection with a transaction to which Grantee has given its prior written consent) has filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank or thrift regulatory or antitrust authority, and the application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

            (d) "Person" has the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder.


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

            (e) "Significant Subsidiary" has the meaning assigned thereto in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

            (f) "Subsequent Triggering Event" means any of the following events or transactions occurring after the date hereof:

                (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

                (ii) The occurrence of the Initial Triggering Event described in clause 2.1(c)(i) except that if the Triggering Event is based upon an Acquisition Transaction described in clause 2.1(a)(iii), then the percentage referred to in clause 2.1(a)(iii) will be 25%.

            (g) "Exercise Termination Event" means any of (i) the Effective Date of the Merger; (ii) termination of the Merger Agreement before an Initial Triggering Event except a termination by Grantee pursuant to subsection 7.2.2 (solely on the account of a willful breach by Issuer) or subsection 7.2.4 of the Merger Agreement (each, a "Listed Termination"); (iii) the passage of fifteen
(15) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows an Initial Triggering Event or a Listed Termination, (iv) the date on which the stockholders of the Grantee have voted and failed to adopt the Merger Agreement (unless (A) Issuer is then in material breach of its covenants or agreements contained in the Merger Agreement or (B) on or prior to such date, the stockholders of Issuer have also voted and failed to approve and adopt the Merger Agreement), or (v) upon a termination of this Option Agreement as provided in subsection 2.2.2.

        2.2 Exercise of Option.

            2.2.1 Triggering Events. The Holder may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event and a Subsequent Triggering Event have occurred before an Exercise Termination Event, provided that the Holder must have sent the written notice of such exercise (as provided in clause 2.2.3) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10).

            2.2.2 Limitations on Exercise. Notwithstanding anything to the contrary (a) the Option may not be exercised at any time when Grantee is in willful breach of the Merger Agreement giving Issuer the right to terminate pursuant to subsection 7.2.3 of the Merger Agreement or at any time when Issuer has a right to terminate the Merger Agreement pursuant to subsection 7.2.5, and
(b) this Option Agreement will automatically terminate upon (i) the proper termination of the Merger Agreement by Issuer pursuant to subsection 7.2.3 thereof as a result of the willful breach by Grantee of the Merger Agreement, by Issuer pursuant to subsection 7.2.5 of the Merger Agreement or by Issuer or Grantee pursuant to subsection 7.2.1 of the Merger Agreement, or (ii) the acceptance by the Grantee of the $4.5 million liquidated damages from Issuer pursuant to subsection 7.4.1 of the Merger Agreement.

            2.2.3 Notice of Triggering Event. Issuer will notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer is not a condition to the right of the Holder to exercise the Option.

            2.2.4 Notice of Exercise. If Holder is entitled to and wishes to exercise the Option (or any portion thereof), it will send to Issuer a written notice (the date of which is the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder will promptly file the required notice or application for approval, will promptly notify Issuer of such filing, and will expeditiously process the same and the period of time that otherwise would run pursuant to this sentence will run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option will be deemed to occur on the Notice Date relating to that exercise.

            2.2.5 Closing. At the closing referred to in subsection 2.2.4, the Holder will (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Option Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Option Agreement will not preclude the Holder from exercising the Option.

            2.2.6 Delivery of Certificates.

                (a) At the closing, simultaneously with the delivery of immediately available funds as provided in subsection 2.2.5, Issuer will deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option is exercised in part only, a new Option evidencing the rights of the Holder to purchase the balance of the shares purchasable hereunder.

                (b) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that reads substantially as follows:

        The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefore.

                (c) The reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Holder has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act. The reference to the provisions of this Option Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Option Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder. The legend will be removed in its entirety if the conditions in the preceding two sentences are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

            2.2.7 Rights of Holder. Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection 2.2.4 and the tender of the applicable purchase price in immediately available funds, the Holder will be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer are then closed or that certificates representing such shares of Common Stock have not then actually been delivered to the Holder. Issuer will pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

                                    SECTION 3
                               COVENANTS OF ISSUER

        Issuer agrees:

            (a) that it will at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;

            (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed by Issuer under this Option Agreement;

            (c) promptly to take all action as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (ii) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal thrift or banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and

            (d) promptly to take all action provided herein to protect the rights of the Holder against dilution.

                                    SECTION 4
                       EXCHANGE OR REPLACEMENT OF OPTIONS

        This Option Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Option Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Option Agreement" and "Option" include any Agreements and related Options for which this Option Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option Agreement, if mutilated, Issuer will execute and deliver a new Option Agreement of like tenor and date. Any such new Option Agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Option Agreement so lost, stolen, destroyed or mutilated is at any time enforceable by anyone.

                                    SECTION 5
                           ADJUSTMENT OF OPTION SHARES

        5.1 Adjustment of Number of Shares. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Option Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price are subject to adjustment from time to time as provided in this subsection 5.1. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise of the Option will be appropriately adjusted and proper provision will be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option will be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock issued and outstanding immediately prior to such issuance.

        5.2 Adjustment of Exercise Price. Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in subsection 5.1, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Common Stock purchasable after the adjustment.

                                    SECTION 6
                          REGISTRATION OF OPTION SHARES

        6.1 Registration. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer will, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and will use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee will have the right to demand two such registrations. The Issuer will bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto).

        6.2 Limitation on Registration Rights. Notwithstanding subsection 6.1, if, at the time of any request by Grantee for registration of Option Shares as provided in subsection 6.1, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided,

            (a) that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder must constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and

            (b) that if such reduction occurs, then Issuer will file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 will be permitted or occur and the Holder will thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Notwithstanding anything to the contrary contained herein, in no event will the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there is more than one Holder as a result of any assignment or division of this Option Agreement.

        6.3 Information from Holder. Each Holder will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer.

        6.4 Notice to Other Parties. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

                                    SECTION 7
                                REPURCHASE EVENTS

        7.1 Definitions. For purposes of the Option Agreement, the following terms will have the meanings set forth below:

            (a) "Option Repurchase Price" means to the amount by which (i) the market/offer price exceeds (ii) the Option Price, multiplied by the number of shares for which this Option may then be exercised.

            (b) "Repurchase Event" means the occurrence of any of the following events or transactions after the date of this Option Agreement:

                (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

                (ii) the consummation of any Acquisition Transaction described in subsection 2.1(a) hereof, except that the percentage referred to in clause
(iii) will be 50%.

            (c) "Option Share Repurchase Price" means the market/offer price multiplied by the number of Option Shares designated by the Holder in any repurchase request.

            (d) "Market/offer price" means the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefore has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

        7.2 Repurchase Request. At any time after a Repurchase Event (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) will repurchase the Option from the Holder at the

Option Repurchase Price and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) will repurchase the number of the Option Shares from the Owner as the Owner designates at the Option Share Repurchase Price.

        7.3 Surrender of Option for Repurchase. The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Option Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer will deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefore or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

        7.4 Legal Restrictions on Repurchases.

            7.4.1 To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer will immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited. Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase.

            7.4.2 If Issuer at any time after delivery of a notice of repurchase pursuant to subsection 7.3 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full, the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition.

            7.4.3 In the event of a partial repurchase under clause 7.4.2, Issuer will promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise

Termination Event has occurred prior to the date of the notice by Issuer described in clause 7.4.1, or is scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder will nonetheless have the right to exercise the Option until the expiration of such 30-day period.

                                    SECTION 8
                           CHANGE IN CONTROL OF ISSUER

        8.1 Definitions. For the purposes of this Option Agreement, the following terms have the meanings indicated:

            (a) "Acquiring Corporation" means (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

            (b) "Substitute Common Stock" means the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

            (c) "Assigned Value" means the market/offer price, as defined in subsection 7.1(d).

            (d) "Average Price" means the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price will be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

            (e) "Change of Control Agreement" means an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer is not the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer is the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock will be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock will after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or
(iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary.

        8.2 Substitute Options.

            8.2.1 If before an Exercise Termination Event, Issuer enters into a Change of Control Agreement then, the Change of Control Agreement will make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in this Option Agreement, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (i) the Acquiring Corporation (as hereinafter defined) or (ii) any person that controls the Acquiring Corporation.

            8.2.2 The Substitute Option will have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms will be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option will also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement will be applicable to the Substitute Option.

            8.2.3 The Substitute Option will be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in subsection 8.2.1, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock will then be equal to the Option Price multiplied by a fraction, the numerator of which will be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in subsection 8.2.1 and the denominator of which will be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

            8.2.4 In no event, pursuant to any of the foregoing paragraphs, will the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding immediately prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding immediately prior to exercise but for this clause 8.2.4, the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value will be determined by a nationally recognized investment banking firm selected by the Holder.

            8.3 Requirements for Change in Control Agreement. Issuer will not enter into any Change of Control Agreement unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

                                    SECTION 9
                   REPURCHASE OF SUBSTITUTE OPTIONS OR SHARES

        9.1 Definitions. For the purposes of this Option Agreement, the following terms have the meanings indicated:

            (a) "Highest Closing Price" means the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

            (b) "Substitute Option Repurchase Price" means the amount by which the Highest Closing Price exceeds the exercise price of the Substitute Option multiplied by its number of shares of Substitute Common Stock for which the Substitute Option may then be exercised.

            (c) "Substitute Share Repurchase Price" means the Highest Closing Price multiplied by the number of shares designated by the Substitute Share Option.

        9.2 Repurchase. At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") will repurchase the Substitute Option from the Substitute Option Holder at the Substitute Option Repurchase Price, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at the Substitute Share Repurchase Price.

        9.3 Exercise of Repurchase Rights. The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer will deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefore or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

        9.4 Limitations on Repurchase.

            9.4.1 To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer will immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the

Substitute Option Issuer is no longer so prohibited. Substitute Option Issuer will use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase.

            9.4.2 If the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection 9.3 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full, the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition.

            9.4.3 In the event of a partial repurchase under subsection 9.4.2, the Substitute Option Issuer will promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event has occurred prior to the date of the notice by the Substitute Option Issuer described in subsection 9.3, or is scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder will nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

                                   SECTION 10
                          EXTENSION OF EXERCISE PERIODS

        The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 15 will be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under
Section 16(b) of the 1934 Act by reason of such exercise.

                                   SECTION 11
                            ISSUER'S REPRESENTATIONS

        Issuer hereby represents to Grantee as follows:

        11.1 Issuer has full corporate power and authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Option Agreement or to consummate the transactions so contemplated. This Option Agreement has been duly and validly executed and delivered by Issuer.

        11.2 This Option Agreement, and the transactions contemplated by it are not subject to the requirements of any "moratorium," "control share", "fair price", "affiliate transactions", "business combination" or other antitakeover laws and regulations of any state applicable to Issuer. The provisions of Article "Eighth" of Issuer's certificate of incorporation do not apply to the entering into of this Option Agreement and the transactions contemplated hereby.

        11.3 Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Option Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

                                   SECTION 12
                           LIMITS ON OPTION VALUE AND
                               SURRENDER OF OPTION

        12.1 Definitions.

            12.1.1 "Total Profit" means the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii)
(x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which Option Shares are converted or exchanged) to any unaffiliated party (but specifically excluding any amounts in excess of the market value thereof on the date purchased by Grantee), less
(y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

            12.1.2 "Notional Total Profit" means, with respect to any number of shares as to which Grantee may propose to exercise this Option, the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

            12.1.3 "Surrender Price" means an amount equal to $4.5 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

        12.2 Limitations.

            12.2.1 Notwithstanding any other provision of this Option Agreement, in no event will the Grantee's Total Profit exceed $4.5 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, will either (i) reduce the number of shares of Common Stock subject to this Option,
(ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit does not exceed $4.5 million after taking into account the foregoing actions.

            12.2.2 Notwithstanding any other provision of this Option Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit of more than $4.5 million; provided that nothing in this sentence will restrict any exercise of the Option permitted hereby on any subsequent date.

        12.3 Surrender of Option.

            12.3.1 Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this subsection 12.3 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7.

            12.3.2 Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this subsection 12.3.1 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 12 and (ii) accept the Surrender Price. The Surrender Price will be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

            12.3.3 To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer will immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to subsection 12.3.2 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer will (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same, and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Event will be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this subsection 12.3 (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this subsection 12.3.

                                   SECTION 13
                                  MISCELLANEOUS

        13.1 Assignment. Neither of the parties to this Option Agreement may assign any of its rights or obligations under this Option Agreement or the Option to any other person, without the express written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board or other applicable regulatory authority has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board or other applicable regulatory authority.

        13.2 Best Efforts. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Option Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA, to the extent required, for approval to acquire the shares issuable hereunder, but Grantee will not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

        13.3 Equitable Relief. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Option Agreement by either party hereto and that the obligations of the parties hereto will be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

        13.4 Severance. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement will remain in full force and effect, and will in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to
Section 7, the full number of shares of Common Stock provided in subsection 1.1 hereof (as adjusted pursuant to Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

        13.5 Notices. All notices, requests, claims, demands and other communications hereunder will be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

        13.6 Governing Law. This Option Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

        13.7 Counterparts. This Option Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

        13.8 Expenses. Except as otherwise expressly provided herein, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        13.9 Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Option Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

        13.10 Capitalized Terms. Capitalized terms used in this Option Agreement and not defined herein will have the meanings assigned thereto in the Merger Agreement.

        Each of the parties has caused this Option Agreement to be executed on its behalf by its officer thereunto duly authorized, all as of the date first above written.

                                     GLACIER BANCORP, INC.

                                     By     /s/ Michael J. Blodnick
                                          --------------------------------------
                                          Name:    Michael J. Blodnick
                                          Title:   Chief Executive Officer

                                     WESTERFED FINANCIAL CORPORATION

                                     By     /s/ Ralph K. Holliday
                                          --------------------------------------
                                          Name:    Ralph K. Holliday
                                          Title:   Chief Executive Officer

January 24, 2001




                                                                     APPENDIX  D



                           [D.A. DAVIDSON LETTERHEAD]



Board of Directors
Glacier Bancorp, Inc.
49 Commons Loop
Kalispell, MT 59901

Gentlemen:


You have requested an update, as of the date of this letter, of our written opinion dated September 20, 2000 as to the fairness to the holders of the outstanding shares of common stock of Glacier Bancorp, Inc. ("Glacier"), Kalispell, Montana, from a financial point of view, of the total merger consideration to be paid by Glacier to the holders of the outstanding shares of common stock and holders of common stock options of WesterFed Financial Corporation ("WesterFed"), Missoula, Montana in the proposed acquisition of WesterFed by Glacier.



D.A. Davidson & Co. ("Davidson") understands that Glacier and WesterFed have entered into an Agreement and Plan of Merger (the "Agreement"). The Agreement states that WesterFed will merge into Glacier, which will be the surviving corporation and that Western Security Bank will become a wholly-owned subsidiary of Glacier. One hundred percent of the outstanding common stock shares and outstanding common stock option of WesterFed will be exchanged for shares of Glacier common stock, cash, or a combination of both, according to the formula specified in the Agreement.


Davidson, as part of its investment banking business, is engaged in the valuation of banking and other businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We make a market in the common stocks of Glacier and WesterFed and publish a research recommendation on both stocks. Davidson will receive a fee for providing our opinion to you.

In connection with our opinion, we have, among other things:

Board of Directors
Glacier Bancorp
January 24, 2001
Page 2 of 3



        1. Evaluated financial and operating information relating to Glacier and WesterFed including without limitation, financial reports of both companies filed with the SEC and other regulatory agencies for the fiscal years ending December 31, 1998 and 1999 and for the periods ending March 31, 2000 and June 30, 2000, and other internal operating reports and analyses, asset quality evaluations and related information;


        2. Reviewed the financial terms and conditions of the executed and subsequently amended September 20, 2000 Agreement;

        3. Conducted conversations with executive management of both regarding recent and forecasted financial performance;

        4. Compared operating results of both with those of certain other banks and thrifts in Montana and the western United States;

        5. Compared the total merger consideration proposed in this transaction with the consideration paid by other companies acquiring thrifts throughout the United States;

        6. Compared the relative contributions of assets, liabilities, income and expenses of each to the resulting company in the merger, to the relative ownership after the proposed merger is completed;

        7. Analyzed the pro-forma results that the resulting company could produce through 2002 based upon assumptions provided by management; and

        8.      Performed such other analyses, as we deemed appropriate.


We have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by both companies for the purpose of this opinion. Additionally, where appropriate, we have relied upon publicly available information that we believe to be reliable, accurate and complete; however, we cannot guarantee the reliability, accuracy or completeness of any such publicly available information. We have also assumed the reasonableness of and relied upon the estimates and judgments of each company's management as to the resulting company's future business and financial prospects.

We have not made an independent evaluation of the assets or liabilities of Glacier or WesterFed, nor has either company furnished us with such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and have assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.


Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of January 24, 2001. Events occurring after January 24, 2001 could materially affect the assumptions used in preparing this opinion.

Board of Directors
Glacier Bancorp
January 24, 2001
Page 3 of 3


The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, this opinion is not readily susceptible to partial-analysis of summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on our experience and judgment, and not merely, the result of mathematical analysis of financial data. Accordingly, not withstanding the separate factors summarized above, we believe that our analyses must be considered as a whole and that selecting portions of our analysis and of the factors considered by us, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying our opinion.

Our opinion is limited to the fairness of the total merger consideration, from a financial point of view, to the holders of Glacier common stock. This letter is intended for the benefit and sole use of the Glacier Board of Directors and may not be used for any purpose and is not a recommendation to any Glacier common stock holder as to how such holder should vote with respect to the merger. Our opinion does not address the underlying business decision to proceed with the merger.


Based upon the foregoing and other such matters that we have deemed relevant, it is our opinion, as of January 24, 2001 that the total merger consideration to be paid by Glacier to the holders of the outstanding shares of common stock and holders of common stock options of WesterFed as specified in the Agreement is fair, from a financial point of view, to the common stock holders of Glacier.


Very truly yours,

D.A. DAVIDSON & CO.


By:
    ----------------------
    Albert V. Glowasky
    Managing Director

CONFIDENTIAL


January 24, 2001





                                                                     APPENDIX  E

                  [PUTNAM LOVELL SECURITIES, INC. LETTERHEAD]



Board of Directors
WesterFed Financial Corporation
110 East Broadway
Missoula, MT  59806

Ladies and Gentlemen:

We understand that WesterFed Financial Corporation, a Delaware corporation ("Seller"), and Glacier Bancorp Inc., a Delaware corporation ("Buyer"), has entered into a merger Agreement dated September 20, 2000 (the "Merger Agreement"), pursuant to which, upon completion of the transactions contemplated thereby, Seller will be merged with and into Buyer, with Buyer being the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of Seller common stock ("Seller Common Stock"), will be exchanged for shares of Buyer common stock ("Buyer Common Stock"), cash or a combination of both equal to (a)
1.1 multiplied by the average of the daily closing price per share of Buyer Common Stock for 20 consecutive trading days ending 15 days prior to the closing date the "Average Closing Price", plus, (b) $9.05, subject to certain adjustments as more fully described in the Merger Agreement based on the Average Closing Price (the "Consideration"). In addition, in the event that Average Closing Price is less than $9.00 or is greater than $14.10, Seller has certain rights to terminate the Merger Agreement. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

 In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to June 30, 2000 and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer, (ii) reviewed the financial terms and conditions of the September 18, 2000 draft of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Stock; (iv) compared the financial performance of Seller and Buyer with certain other companies in the banking industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which we deemed to be comparable,

Board of Directors
WesterFed Financial Corporation
January 24, 2001
Page 2 of 3


in whole or in part, to the Merger, (vi) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer,
(vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller's counsel; and (viii) performed such other analyses and examinations as we deemed appropriate.

In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller and Buyer provided to us by its respective managements, upon Seller's management advice and with your consent we have assumed for purposes of our opinion that the forecasts and estimates have been reasonably prepared on bases reflecting the best available estimates and judgments of Seller's management and publicly available information for Buyer at the time of preparation as to the future financial performance of Seller and Buyer. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to Seller as to all legal matters with respect to Seller, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for reviewing and individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of Seller and Buyer are in the aggregate adequate to cover such losses. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other condition as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder. We have also assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restriction will be imposed that could have a meaningful effect on the contemplated benefits of the Merger to the Seller or Buyer.

Board of Directors
WesterFed Financial Corporation
January 24, 2001
Page 3 of 3

We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger.

Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

We are not expressing an opinion regarding the price at which the Buyer Common Stock may trade at any future time after the date of this letter. The Consideration to be received by the shareholders of Seller pursuant to the Merger is subject to certain adjustments as more fully described in the Merger Agreement, and, accordingly, the market value of the Consideration may vary significantly.

This opinion is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion does not address the relative merits of the Merger and any alternatives to the Merger, Seller's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in a joint proxy statement/prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not think that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.



Very truly yours,

Putnam Lovell Securities Inc.

Putnam Lovell Securities Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Article VI of Glacier's Bylaws requires the indemnification of any person made or threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Registrant or any predecessor of the Registrant, or is or was serving at the request of the Registrant or any predecessor of the Registrant as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement in connection with such action, suit or proceeding to the fullest extent authorized under Section 145 of the DGCL; provided however, that the Registrant will not be liable for any amounts due in connection with a settlement of any action, suit or proceeding effected without the Registrant's prior written consent, or any action, suit or proceeding initiated by any person seeking indemnification pursuant to the Bylaws without the prior written consent of the Registrant.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

        Article 8 of Glacier's Certificate of Incorporation provides that the personal liability of the Registrant's directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the DGCL as it exists or may thereafter be in effect. Any amendment to, modification or repeal of such Article 8 shall not adversely affect the rights provided thereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to any such amendment, modification or repeal.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a) The exhibits are listed on the accompanying "Exhibit Index".

        (b) Financial Statement Schedules. None.

        (c) The opinions of financial advisors are set forth as APPENDIX D and APPENDIX E to this prospectus/joint proxy statement

ITEM 22. UNDERTAKINGS

        (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to;

                      (i) Include any prospectus required by Section 10(a)(3) of the 1933 Act;

                      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) Include any additional or changed information on the plan of distribution;

               (2) For determining liability under the 1933 Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

               (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b) To advise all directors and officers that insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

        (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


        Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana on January 16, 2001.


                                       GLACIER BANCORP, INC.

                                       By:/s/ Michael J. Blodnick
                                          -------------------------------------
                                             Michael J. Blodnick, President and
                                             Chief Executive Officer






        Pursuant to the requirements of the 1933 Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated, on January 16, 2001.


                                      SIGNATURE AND TITLE



                                      By:  Michael J. Blodnick*
                                         ---------------------------------------
                                            Michael J. Blodnick, President
                                            and Chief Executive Officer and
                                            Director
                                           (Principal Executive Officer)



                                      By: /s/ James H. Strosahl
                                         ---------------------------------------
                                            James H. Strosahl, Chief
                                            Financial Officer
                                            (Principal Financial and
                                            Accounting Officer)




                                      By: John S. MacMillan*
                                         ---------------------------------------
                                            John S. MacMillan, Chairman of
                                            the Board and Director





                                      By: William L. Bouchee*
                                         ---------------------------------------
                                            William L. Bouchee, Director

                                      By: Fred J. Flanders*
                                         ---------------------------------------
                                            Fred J. Flanders, Director



                                      By: Allen J. Fetscher*
                                         ---------------------------------------
                                            Allen J. Fetscher, Director



                                      By: Jon W. Hippler*
                                         ---------------------------------------
                                            Jon W. Hippler, Director



                                      By: L. Peter Larson*
                                         ---------------------------------------
                                            L. Peter Larson, Director



                                      By: F. Charles Mercord*
                                         ---------------------------------------
                                            F. Charles Mercord, Director



                                      By: Everit A. Sliter*
                                         ---------------------------------------
                                            Everit A. Sliter, Director



                                      By: Harold A. Tutvedt*
                                         ---------------------------------------
                                            Harold A. Tutvedt, Director


                                      By: /s/ Michael J. Blodnick
                                         ---------------------------------------
                                         Michael J. Blodnick, Attorney-In-Fact


                                  EXHIBIT INDEX


Exhibit No.   Description of Exhibit
-----------   ----------------------
2.1           Amended and Restated Plan and Agreement of Merger between Glacier and WesterFed dated as of September 20, 2000 (included in this Registration Statement as APPENDIX A to the prospectus/joint proxy statement).

3.1           Amended and Restated Certificate of Incorporation(1)

3.3           Amended and Restated Bylaws(2)

5.1           Opinion of Graham & Dunn, P.C. as to the legality of securities.*

8.1           Opinion of Graham & Dunn, P.C. as to federal income tax consequences of the merger.*

8.2           Opinion of Silver, Freedman & Taff, L.L.P., as to federal income tax consequences of merger.*

10.1          Stock Option Agreement between Glacier and WesterFed dated as of September 20, 2000
              (included in this Registration Statement as APPENDIX C to the prospectus/joint proxy statement).

10.2          Stockholder Agreement between Glacier and certain stockholders named therein, dated as of September 20, 2000.*

10.3          Stockholder Agreement between WesterFed and certain stockholders named therein, dated as of September 20, 2000.*

10.4          Employment Agreement among Glacier, Western Security Bank and Ralph K. Holliday, dated as of September 20, 2000, effective as of merger effective date.*

23.1          Consent of Graham & Dunn, P.C. (contained in its opinion filed as Exhibit 5.1).*

23.2          Consent of Graham & Dunn, P.C. as to its tax opinion (contained in its opinion filed as
              Exhibit 8.1).*

23.3          Consent of Silver, Freedman & Taff, L.L.P. as to its tax opinion (contained in its opinion filed as Exhibit 8.2).*

23.4          Consent of KPMG LLP, as Glacier's independent accountants.

23.5          Consent of KPMG LLP, as WesterFed's independent accountants.

23.6          Consent of PricewaterhouseCoopers LLP, as independent accountants of Mountain West Bank.*

23.7          Consent of D.A. Davidson & Co. to Glacier fairness opinion (contained in its opinion filed as Exhibit 99.1).

23.8          Consent of Putnam Lovell Securities, Inc. with respect to WesterFed fairness opinion
              (contained in its opinion filed as Exhibit 99.2).

24.1          Power of Attorney (included as part of the signature pages).*
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                                      II-5


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


Exhibit No.   Description of Exhibit
-----------   ----------------------
99.1          Form of opinion of D.A. Davidson & Co. to Glacier (included as APPENDIX D to the prospectus/joint proxy statement).

99.2          Form of opinion of Putnam Lovell Securities, Inc. to WesterFed (included as APPENDIX E to the prospectus/joint proxy statement).

99.3          Form of proxy to be mailed to stockholders of Glacier.*

99.4          Form of proxy to be mailed to stockholders of WesterFed.*

99.5          Form of Election to be mailed to the stockholders of WesterFed.

99.6          Rule 438 Consent of Ralph K. Holliday.*

(1)     Incorporated by reference to Exhibit 3.2 of the September 30, 2000 Quarterly
        Report filed by the Registrant on Form 10-Q

(2)     Incorporated by reference to Exhibit 3(b) of the Annual Report for December 31,
        1998 on Form 10-K filed by the Registrant

*       Previously filed.

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